UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

DUCOMMUN INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024 Proxy Statement
April 24, 2024

Ducommun

175 YEARS 1849 • 2024

Message to our Shareholders

Stephen G. Oswald

Chairman, President and
Chief Executive Officer

Dear Fellow Shareholders:

It is my pleasure to invite you to the 2024 Ducommun Incorporated Annual Meeting of Shareholders (the “Annual Meeting”).

Once again, our Annual Meeting will be conducted online through a live audiocast, which is often referred to as a “virtual meeting” of shareholders. Our digital format will allow our shareholders to participate safely, conveniently, and effectively, from any location with access to the Internet. We intend to hold our virtual Annual Meeting in a manner that affords shareholders the same general rights and opportunities to participate, to the extent possible, as they would have at an in-person meeting.

The Annual Meeting will be held on Wednesday, April 24, 2024 at 9:00 a.m., Pacific Time and you will be able to attend online, vote your shares electronically, and submit your questions by visiting www.virtualshareholdermeeting.com/DCO2024 and entering your control number. You will not be able to attend the Annual Meeting in person. The attached Notice of Annual Meeting of Shareholders and Proxy Statement discuss the items scheduled for a vote by shareholders at the meeting.

The Securities and Exchange Commission rules allow companies to furnish proxy materials to their shareholders over the Internet. As a result, most of our shareholders will receive a notice in the mail regarding the availability of proxy materials for the Annual Meeting on the Internet instead of paper copies of those materials. The notice contains instructions on how to access the proxy materials over the Internet and instructions on how shareholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process expedites shareholders’ receipt of proxy materials and lowers the cost of our Annual Meeting. The Board of Directors has fixed the close of business on February 26, 2024, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

In 2023, with management continuing to build on its demonstrated track-record of strong operational leadership and cost management, along with the continued improvement in the commercial aerospace market and a solid defense business, our shareholders were the beneficiaries of a more than 25% year-over-year increase in market capitalization, a new all-time annual revenue record of approximately $757M, increased margins and a relative total shareholder return that continues to consistently outperform others in our proxy talent peer group. I also want to welcome our newest Board member, David Carter, to the Company. It is the first time our Board has had someone with David’s extensive engineering leadership experience and we are thrilled with the expertise and perspective that he will bring to our Board. Thank you as well to our shareholders for their support of the Company, my team and our Board are excited about the future as we head into our 175th year of business.

Finally, it is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card or vote by telephone or using the Internet as instructed on the enclosed proxy card. Please vote your shares as soon as possible. This is your Annual Meeting, and your participation is important.

Sincerely,

200 Sandpointe Avenue, Suite 700
Santa Ana, California 92707-5759
(657) 335-3665

April 24, 2024

DATE & TIME:
Wednesday, April 24, 2024
9:00 a.m. Pacific Time

PLACE: Online via live audio webcast at
www.virtualshareholdermeeting.com/DCO2024

Meeting Agenda
1.	Elect three directors named in the Proxy Statement to serve on the Board of Directors until Ducommun’s 2027 Annual Meeting of Shareholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal
2.	Approve Ducommun’s executive compensation on an advisory basis
3.	Approve the Company’s 2024 Stock Incentive Plan
4.	Ratify the selection of PricewaterhouseCoopers LLP as Ducommun’s independent registered public accounting firm for the year ending December 31, 2024
5.	Transact any other business as may properly come before the meeting or any adjournment thereof

By Order of the Board of Directors
Santa Ana, California March 13, 2024	Rajiv A. Tata Secretary

NOTICE
of Annual Meeting
of Shareholders

RECORD DATE:

February 26, 2024

Your vote is very important. Please read the proxy materials carefully and submit your votes as soon as possible by the methods set forth below to ensure your shares are represented at the 2024 Annual Meeting of Shareholders. Instructions for accessing the virtual annual meeting are more fully described in the accompanying proxy statement and a list of registered shareholders as of the record date will be accessible during the meeting at www.virtualshareholdermeeting.com/DCO2024. The record date for the annual meeting is February 26, 2024. Only shareholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 24, 2024:

The Notice of Annual Meeting, our Proxy Statement and our Annual Report to Shareholders are available at http://materials.proxyvote.com/264147

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.	BY INTERNET Go to www.proxyvote.com and follow the instructions	BY TELEPHONE Call 1-800-690-6903 prior to 11:59 pm on April 23, 2024	BY MAIL Sign the enclosed proxy card and mail it promptly in the enclosed postage- prepaid envelope	AT THE MEETING See page 83 for more information.

Back to Contents

Proxy Summary

This proxy summary highlights information generally contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement before voting your shares. For additional and more complete information regarding our 2023 performance, please review Ducommun’s Annual Report on Form 10-K for the year ended December 31, 2023.

This Proxy Statement is first being made available to our shareholders on or about March 13, 2024.

2024 Annual Meeting of Shareholders

Date and Time:	Place:	Record Date:

Wednesday, April 24, 2024, at 9:00 a.m. Pacific Time	Online via live audio webcast at www.virtualshareholdermeeting.com/DCO2024	February 26, 2024

Admission: To participate in the Annual Meeting online, including to vote during the Annual Meeting, shareholders will need the 16-digit control number included on their proxy card, the Notice or voting instruction form, or to contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

Meeting Agenda and Voting Matters

Proposal	Board’s recommendation	More information
Elect three Directors to serve until the 2027 Annual Meeting	FOR each nominee	Page 8
Approve Ducommun’s executive compensation on an advisory basis	FOR	Page 35
Approve Ducommun’s 2024 Stock Incentive Plan	FOR	Page 70
Ratify the selection of the independent registered public accounting firm	FOR	Page 77

2023 Performance and Ten-Year Highlights

For the year ended December 31, 2023 and as we head into our 175th year, Ducommun attained more than a 25% increase in its market capitalization, all-time high revenue levels and an impressive 13% increase in gross profit over the prior year. We continued to effectively leverage many of our successes from the post-pandemic years and continued to benefit from offloading from defense primes, which we believe positions Ducommun very well moving forward. In addition, our cost actions and lean organizational structure continued to provide significant value, with our selling, general and administrative (“SG&A”) expense placing us among the lowest of our proxy talent peer group as a percentage of revenue, especially at the corporate level, and the continued implementation of a major restructuring initiative expected to accelerate the achievement of our strategic goals and objectives. 2023 also marked the sixth year since Mr. Oswald, our Chairman, President and CEO, joined the Company, and the graphs below depict the significant positive impact his leadership has had on our performance along several key metrics:

| 2024 Proxy Statement 1

Back to Contents
2014 - 2023 Shareholder Value by Market Capitalization (in $millions)(1)	2014 - 2023 Net Revenue (in $millions)

2014 - 2023 Employee Count and Net Revenue per Employee	2014 - 2023 Gross Profit (in $millions)

2014 - 2023 Gross Profit Margin	2014 - 2023 Adjusted EBITDA (in $millions)(2)

| 2024 Proxy Statement 2

Back to Contents
2014 - 2023 Adjusted EBITDA Margins(2)	2014 - 2023 Backlog (in $millions)(2)

(1)	2023 data based on 14,600,766 shares outstanding and closing price of $52.06 per share as of December 31, 2023.
(2)	Adjusted EBITDA, Adjusted EBITDA Margins and Backlog are non-GAAP financial measures. For a discussion of these measures and for a reconciliation to the most directly comparable GAAP measures, see Appendix A to this Proxy Statement.

Total Shareholder Return vs. Proxy Talent Peers and Russell 2000

Comparison of 5 Year* Cumulative Total Return
Ducommun Inc. vs. Median of Peers** and Russell 2000
Assumes Initial Investment of $100 as of
December 31, 2018

*	Data depicted in the graph is as of December 31 of each year.
**	For information about our peer group, see “Compensation Discussion and Analysis–Benchmarking and Proxy Talent Peer Group.”

	Cumulative Total Shareholder Return as of December 31,
	2019	2020	2021	2022	2023
Ducommun Incorporated	$139	$148	$129	$138	$143
Russell 2000 Index	$126	$151	$173	$138	$161
Median of Proxy Talent Peers	$125	$107	$98	$87	$119

Our relative total shareholder return compared to the Russell 2000 Index over the 3-year period between 2021 and 2023 was in the 50th percentile, ranking 859th out of 1,720 companies.(3)

(3)	“Final Payout Determination for Performance Shares Granted in 2021,” Willis Towers Watson, January 19, 2024.

| 2024 Proxy Statement 3

Back to Contents

Information About the Board of Directors

Director	Age	Gender	Under- represented	Principal Occupation	Director Since	Term Expires	Independent?	Committees
Nominees for election at the 2024 Annual Meeting
Shirley G. Drazba	66	F	N	Former Corporate Vice President, Product Line Strategy and Innovation, IDEX Corporation	2018	2024	Yes	Comp Innovation (chair)
Sheila G. Kramer	64	F	N	Chief Human Resources Officer, Donaldson Company, Inc.	2021	2024	Yes	Comp G&N
David B. Carter	66	M	N	Former Senior Vice President, Engineering, Pratt & Whitney Company, Inc.	2024*	2024	Yes	Innovation
Continuing Directors
Richard A. Baldridge	65	M	Y	Vice Chairman, Viasat, Inc. (Ret.)	2013	2026	Yes	Audit Innovation
Robert C. Ducommun	72	M	N	Business Advisor	1985	2025	Yes	Audit G&N (chair)
Dean M. Flatt Independent Lead Director	73	M	N	Former President, Defense & Space, Honeywell International	2009	2025	Yes	Comp (chair) G&N
Stephen G. Oswald	60	M	N	Chairman, President and Chief Executive Officer, Ducommun Incorporated	2017	2026	No	Innovation
Samara A. Strycker	52	F	N	Senior Vice President, Corporate Controller and Treasurer, Navistar International Corporation	2021	2026	Yes	Audit (chair)
*	Mr. Carter was elected as a Class 2025 Director by the Board effective February 1, 2024. On March 11, 2024, Mr. Carter tendered his resignation as a Class 2025 Director, subject to and effective upon his election as a Class 2027 Director at the Annual Meeting. See “Proposal 1 – Election of Directors” for additional information regarding the proposed change to Mr. Carter’s Director class.

Ducommun is very proud that women and an individual from an underrepresented background collectively comprise over 40% of our Board of Directors (the “Board”), and will collectively comprise 50% of our Board immediately following the election of directors at the Annual Meeting after the retirement of Mr. Jay Haberland. The tenure of our directors, our Board’s overall gender and racial diversity and its independence are summarized in the graphs below.

Directors’ Tenure (Pre-Annual Meeting)	Director Diversity & Independence (%) (Pre-Annual Meeting)

| 2024 Proxy Statement 4

Back to Contents
Directors’ Tenure (Post-Annual Meeting)	Director Diversity & Independence (%) (Post-Annual Meeting)

Corporate Governance Highlights

•	Stringent stock ownership guidelines for directors and executive officers
•	Lead Independent Director with significant authority and responsibilities
•	All committees except the Innovation Committee are made up entirely of independent directors
•	The Board and each Board committee conducts an annual self-evaluation
•	All directors attended 100% of all Board and applicable committee meetings during 2023
•	Board-level oversight of Corporate and Environmental Responsibility and cybersecurity programs
•	Regular shareholder engagement activities
•	Amended and Restated Clawback Policy applies to all incentive-based compensation in compliance with Rule 10D-1 under the Securities and Exchange Act of 1934
•	Company-wide prohibition on hedging or pledging Ducommun securities
•	Annual advisory vote on executive compensation
•	Confidential ethics hotline available 24/7 by telephone or internet

Executive Compensation Highlights

Our executive compensation program is oriented towards a pay-for-performance approach. In 2023, performance-based compensation represented a significant percentage of the total target compensation for each of the named executive officers.

2023 Target Pay Mix*

CEO Target Compensation Mix	Other NEO Target Compensation Mix

*	“Long-Term Incentives” includes the grant date closing price value of both equity and performance-based long-term incentive cash awards in 2023. Please also note that we do not offer any type of pension plan for our CEO or NEOs.

| 2024 Proxy Statement 5

Back to Contents

Environmental and Safety Highlights

Over the four-year period between January 1, 2019, and December 31, 2023, Ducommun’s lost time incident rate(4) dropped to zero, which was a remarkable achievement, and our total recordable incident rate(5) decreased by approximately 75%:

Between 2019 and 2023, there was an impressive 34% decrease in our combined Scope 1 and 2 greenhouse gas emissions, and an approximately 16% reduction in Ducommun’s total energy usage:

(4)	Lost time incidents are defined as incidents that resulted in days away from work. This measure is similar to the days away, restricted or transferred metric utilized by the Occupational Safety and Health Administration. The annual lost time incident rate is calculated by dividing the total number of lost time injuries in a year by the total number of hours worked in a year.
(5)	The total recordable incident rate is calculated by multiplying the annual number of OSHA Recordable Cases by 200,000, and dividing the product by the total hours worked by all employees during the year. The number 200,000 is used in the calculation to represent the number of hours worked in a year by 100 employees working 40 hours per week over 50 weeks, which provides the basis for calculating the incident rate for the entire year.

| 2024 Proxy Statement 6

Back to Contents

Important Note Regarding Forward-Looking Statements and Website References

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding the future results of our operations, expected benefits of our restructuring plan, and our corporate responsibility, including our Corporate Environmental Responsibility (“CER”) Program, sustainability, employees, environmental matters, policy, procurement, philanthropy, data privacy and cybersecurity, and business risks and opportunities, as well as statements from third parties about our CER performance and risk profile made in this Proxy Statement are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Forward-looking statements are not guarantees or promises that goals or targets will be met. Actual results could differ materially for a variety of reasons. In addition, historical, current, and forward-looking sustainability-related statements may be based on current or historical goals, targets, aspirations, commitments, or estimates; standards for measuring progress that are still developing; diligence, internal controls, and processes that continue to evolve; data, certifications, or representations provided or reviewed by third parties, including information from acquired entities that is incomplete or subject to ongoing review or has not yet been integrated into our reporting processes; and assumptions that are subject to change in the future. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K under the heading “Risk Factors”. Website references throughout this Proxy Statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

| 2024 Proxy Statement 7

Back to Contents

Proposal 1
Election of Directors

Our Board is divided into three classes, with one class elected at each annual meeting of shareholders. Directors of each class are elected to serve for three-year terms. Pursuant to the Company’s Bylaws, the Board is authorized to fix by resolution from time to time the size of the Board, provided that the Board is no greater than nine and no less than six directors. The Board has by resolution fixed the size of the Board at nine directors effective until immediately prior to the election of directors at the Annual Meeting, at which time the Board has fixed the size of the Board at eight directors.

Three directors (out of a total of eight) are to be elected at the Annual Meeting to serve for a three-year term ending at the Annual Meeting of Shareholders in 2027 and the election and qualification of their respective successors. In accordance with the Company’s Corporate Governance Guidelines, directors will generally not be nominated for election after attaining the age of 73, and accordingly, Mr. Jay Haberland will be retiring from the Board upon the election of directors at the Annual Meeting. The Board is most grateful to and thanks Mr. Haberland for his 15 years of service.

In light of Mr. Haberland’s retirement, our Board class requirements under our Certificate of Incorporation, the vacancy that will emerge in our Class of 2027 Directors and other factors, on March 11, 2024, our Board, upon the recommendation of our Corporate Governance and Nominating Committee, determined that it was advisable to nominate Mr. David Carter to stand for election as a Class of 2027 Director at the Annual Meeting, subject to Mr. Carter agreeing to resign as a Class 2025 Director and subject to and effective upon his election as a Class 2027 Director at the Annual Meeting, which resignation Mr. Carter agreed to on March 11, 2024. Accordingly, at the Annual Meeting, shareholders will be asked to elect each of Ms. Drazba, Ms. Kramer and Mr. Carter to serve for a three-year term ending at the Annual Meeting of Shareholders in 2027 and until their respective successors have been duly elected and qualified, subject to their earlier death, resignation, or removal. Having Mr. Carter stand for election at the Annual Meeting also provides our shareholders with the opportunity to vote upon our newest Board member.

In the absence of a contrary direction, proxies will be voted for the election of Ms. Drazba, Ms. Kramer and Mr. Carter. If any nominee becomes unable or unwilling to serve as a director at the time of the Annual Meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce its size. We have no reason to believe that Ms. Drazba, Ms. Kramer or Mr. Carter will be unwilling or unable to serve for the stated term if elected as directors. In the event that anyone other than Ducommun’s three nominees is nominated for election as a director, the proxy holders are not required to vote for all of the nominees and in their discretion may cumulate votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MS. DRAZBA, MS. KRAMER AND MR. CARTER AS CLASS OF 2027 DIRECTORS.

| 2024 Proxy Statement 8

Back to Contents

Corporate Governance

Directors’ Skills and Diversity

The Board of Directors believes that its members should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our management and support the interests of our shareholders. In addition, the Board has outlined in our Corporate Governance Guidelines certain attributes it believes every director should possess. Accordingly, the Board and its Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates both individually and in the broader context of the Board’s overall composition and our current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending director membership criteria to the Board for approval. The current criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with our interests. In addition, the Corporate Governance and Nominating Committee periodically evaluates the composition of the Board to assess the skills, experience and perspectives that are currently represented, and to determine which of those attributes will be valuable in the future given our current state and strategic direction. As part of this periodic assessment, the Corporate Governance and Nominating Committee also evaluates the effectiveness of the overall Board dynamic, including our initiatives related to Board diversity.

While we do not have a formal policy on Board diversity, Ducommun’s Corporate Governance Guidelines reflect the Board’s belief that a blend of different professional experiences and personal perspectives contribute to the quality of the Board’s oversight and are essential enablers of effective governance. With that, we are committed to the belief that Board diversity is not reflected solely in the variety of our directors’ professional backgrounds and experiences. We believe that the quality of our deliberations and decisions, and of our overall governance, is enhanced by the perspectives represented by directors with different personal characteristics, particularly, gender, race, cultural heritage and age. As a result, the Corporate Governance and Nominating Committee has been deliberate in striving to achieve a broad range of diversity in the pools from which qualified director candidates are selected, as it has worked over the past few years to identify successors to a group of very capable directors. Over that time and with the assistance of Spencer Stuart, an independent executive search firm, the Corporate Governance and Nominating Committee successfully identified and engaged Mmes. Drazba, Kramer and Strycker, and more recently, Mr. Carter, each from competitive pools of candidates, and recommended to the Board that they each be appointed as directors. We are very proud that women and a member from an underrepresented background currently comprise over 40% of our Board, and will collectively comprise 50% of our Board immediately following the election of directors at the Annual Meeting.

The Corporate Governance and Nominating Committee supports the Board’s commitment to engaging a diverse field of director candidates. As Board seats become available, the Corporate Governance and Nominating Committee will continue to actively identify qualified women and individuals from underrepresented communities to include in the pool from which Board nominees are chosen. The Corporate Governance and Nominating Committee is confident that this commitment will contribute to better representation and higher visibility for individuals with diverse perspectives and personal characteristics.

| 2024 Proxy Statement 9

Back to Contents

In evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Corporate Governance and Nominating Committee has reviewed a variety of factors, including each nominee’s independence, financial literacy, personal and professional accomplishments, and experience. Below is a matrix of the skills represented by our director nominees and continuing directors.

	Oswald	Baldridge	Carter	Drazba	Ducommun	Flatt	Kramer	Strycker
Senior Leadership Significant experience leading organizations, developing business strategies and talent

Global/International Global business and international experience necessary for expanding the footprint of the organization

Financial Expertise with complex financial transactions and optimizing capital structures

Aerospace & Defense Industry Industry experience that provides insight on issues unique to the A&D industry

Manufacturing Experience managing the operations of a complex A&D business

Technology Experience identifying technological advances that may affect our business

Strategy, Business Development and M&A Experience with identifying M&A targets that will advance strategic objectives

Product Marketing/Innovation Experience in new product development and growing market share

Cybersecurity/Information Security Experience with successfully implementing and overseeing measures to prevent data breaches

Human Capital Expertise in compensation design and managing human capital issues

Sustainability Experience in the areas of environmental impact, corporate responsibility or sustainability strategies

Public Company Board
Understanding of the extensive and complex oversight responsibilities of public company boards to protect the interests of shareholders based on experience serving on other public company boards

| 2024 Proxy Statement 10

Back to Contents

Directors’ Backgrounds and Qualifications

The following information is furnished as of March 13, 2024, with respect to each person who is a nominee for election to the Board, as well as our other five directors whose terms of office will continue after the Annual Meeting.

Nominees For Election

SHIRLEY G. DRAZBA

Corporate Vice President, Product Line Strategy & Innovation, IDEX Corporation (Ret.)

Age: 66

Director Since: 2018

Term Expires: 2024

Committees:

•  Compensation and Innovation (Chair)

Professional background

Ms. Drazba served as Corporate Vice President, Product Line Strategy & Innovation for IDEX Corporation, which designs, manufactures and markets a range of pump products, dispensing equipment, and other engineered products, both domestically and abroad, from 2014 until her retirement in 2017. Before that, Ms. Drazba spent almost 20 years at Honeywell International, Inc., a manufacturer of aerospace products and services, control technologies, automotive products, turbochargers and specialty materials, in increasingly important technical and engineering leadership positions.

Key qualifications

As a long-time executive responsible for product strategy, innovation, and commercial excellence, Ms. Drazba contributes to the Board extensive experience in creating high value opportunities for Ducommun’s product lines, as well as experience in market positioning and leading strategic acquisitions to enhance product portfolios.

SHEILA G. KRAMER Chief Human Resources Officer, Donaldson Company, Inc. Age: 64 Director Since: 2021 Term Expires: 2024 Committees: • Corporate Governance & Nominating and Compensation

Professional background

Ms. Kramer has been the Chief Human Resources Officer of Donaldson Company, Inc., a provider of engine and industrial filtration solutions, since January 2020. Ms. Kramer joined Donaldson Company, Inc. in October 2015 as its Vice President, Human Resources. From 2013 to 2015, Ms. Kramer was Vice President, Human Resources of Taylor Corporation, a premier provider of interactive printing and marketing solutions to more than half of Fortune 500 companies. Before joining Taylor Corporation, Ms. Kramer spent approximately 22 years in various leadership roles at Lifetouch, Inc. one of the world’s largest employee-owned photography companies.

Key qualifications

As the current Chief Human Resources Officer of Donaldson Company, Inc., Ms. Kramer contributes to the Board extensive senior leadership experience as well as direction on human capital issues pertinent to Ducommun’s C&ER program.

DAVID B. CARTER Senior Vice President, Engineering, Pratt & Whitney Company, Inc. (Ret.) Age: 65 Director Since: 2024 Term Expires: 2024 Committee: • Innovation

Professional background

Mr. Carter is the retired Senior Vice President of Engineering, Pratt & Whitney Company, Inc., an aerospace manufacturer that is a subsidiary of Raytheon Technologies Corporation, a position he occupied for four years until his retirement in 2019. Mr. Carter was previously the Senior Vice President, Engineering, Operations and Quality at UTC Aerospace Systems from 2015 to 2016 and served as its Vice President, Engineering and Technology from 2012 to 2015.

Key qualifications

As former Senior Vice President, Engineering at Pratt & Whitney, Mr. Carter brings to the Board his experience in all aspects of technology development, product design and certification, and an understanding of the defense markets that Ducommun serves.

| 2024 Proxy Statement 11

Back to Contents
Continuing Directors

RICHARD A. BALDRIDGE Vice Chairman, Viasat, Inc. (Ret.) Age: 65 Director Since: 2013 Term Expires: 2026 Committees: • Audit and Innovation

Professional background

Mr. Baldridge served as Vice Chairman of Viasat, Inc., a global communications company, from July 2022 until his retirement in June 2023. Mr. Baldridge joined Viasat in 1999, serving as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2000, as Executive Vice President and Chief Operating Officer from 2002, as President and Chief Operating Officer from 2003, and as President and Chief Executive Officer from November 2020 until June 2022. In July 2022, Mr. Baldridge was appointed Vice Chairman of Viasat until his retirement in June 2023. Before joining Viasat, Mr. Baldridge was Vice President and General Manager of Raytheon Corporation’s Training Systems Division, and he held executive roles with Hughes Information Systems and Hughes Training Inc. before they were acquired by Raytheon in 1997. Mr. Baldridge is also a director of EvoNexus, a non-profit business incubator.

Key qualifications
From his almost 25 years of experience in executive leadership roles at a leading provider of satellite communications systems and services, and secure networking systems, Mr. Baldridge contributes to the Board broad operational and financial experience and an understanding of the defense markets that Ducommun serves.

Other public company directorships

Viasat (since 2016)

ROBERT C. DUCOMMUN Business Advisor Age: 72 Director Since: 1985 Term Expires: 2025 Committees: • Audit and Corporate Governance & Nominating (Chair)

Professional background

Mr. Ducommun has been an independent business advisor for over 30 years. He was previously the Chief Financial Officer for several private companies and a management consultant with McKinsey & Company.

Key qualifications

As a former management consultant and Chief Financial Officer, Mr. Ducommun brings to the Board substantial financial acumen and leadership in setting the strategic direction for the Company, and also provides guidance on various corporate and environmental responsibility (“C&ER”) initiatives.

STEPHEN G. OSWALD Chairman, President and Chief Executive Officer Age: 60 Director Since: 2017 Term Expires: 2026 Committee: • Innovation

Professional background

Mr. Oswald has been the President and Chief Executive Officer of Ducommun since January 2017, and Chairman of the Board since May 2018. From 2012 to 2015, Mr. Oswald was Chief Executive Officer of Capital Safety Company, a manufacturer of fall protection, confined space, and rescue equipment. He elected to take time off from his career after the sale of Capital Safety Company to 3M Co. to manage personal investments. Before joining Capital Safety Company, Mr. Oswald spent approximately 15 years in various leadership roles at United Technologies Corporation, including as President of the Hamilton Sundstrand Industrial division.

Key qualifications

As Chairman, President and Chief Executive Officer, Mr. Oswald provides management’s perspective in Board discussions about Ducommun’s business and strategic direction.

| 2024 Proxy Statement 12

Back to Contents

DEAN M. FLATT
LEAD DIRECTOR

President, Defense & Space, Honeywell International, Inc. (Ret.)

Age: 73

Director Since: 2009

Term Expires: 2025

Committees:

•  Corporate Governance & Nominating and Compensation (Chair)

Professional background

Mr. Flatt is the retired President, Defense & Space of Honeywell International, Inc., a position he occupied for three years until his retirement in 2008. Mr. Flatt was previously President, Aerospace Electronic Systems and President, Performance Materials of Honeywell.

Key qualifications

As the former President of several divisions of one of the world’s largest avionics manufacturers, Mr. Flatt contributes to the Board diverse operational experience and understanding of technologies relevant to the Company’s business.

Other public company directorships

Curtiss-Wright Company (since 2012)

SAMARA A. STRYCKER Senior Vice President, Corporate Controller and Treasurer, Navistar International Corporation Age: 52 Director Since: 2021 Term Expires: 2026 Committee: • Audit (Chair)

Professional background

Ms. Strycker has been the Senior Vice President, Corporate Controller and Treasurer of Navistar International Corporation, a leading manufacturer and solutions provider for commercial trucks and engines, since January 2022. Previously, Ms. Strycker was the Senior Vice President and Corporate Controller of Navistar International Corporation between August 2014 and January 2022. Between 2008 and 2014, Ms. Strycker served in various controllership roles at General Electric’s Healthcare Division. Before joining General Electric, Ms. Strycker spent approximately 15 years as an auditor with PricewaterhouseCoopers LLP.

Key qualifications

As Senior Vice President, Corporate Controller and Treasurer of Navistar International Corporation, Ms. Strycker contributes to the Board extensive senior leadership experience and financial expertise.

Director Independence

Our Corporate Governance Guidelines provide that a majority, and preferably at least two-thirds, of the Board must be independent. The Board has determined that each of Mmes. Drazba, Kramer and Strycker, as well as Messrs. Baldridge, Carter, Ducommun, Flatt, and Haberland qualify as independent directors as defined in the New York Stock Exchange’s (“NYSE”) listing standards.

| 2024 Proxy Statement 13

Back to Contents

Board Leadership Structure

•  Stephen G. Oswald serves as the Chairman, President and Chief Executive Officer

•  Dean M. Flatt serves as the Lead Independent Director

•  8 of our 9 current directors are independent under the NYSE listing standards

•  All of the members of the Board’s Audit, Compensation and Corporate Governance & Nominating Committees are independent

Our Bylaws provide the Board with the discretion to elect a Chairman who may or may not be one of our officers. This flexibility enables the Board to decide what leadership structure is in our best interests at any given time. The Board periodically reviews its structure and our leadership as part of its succession planning process. Mr. Oswald has served as Chairman since our 2018 annual meeting.

The independent members of the Board have determined that, at this time, having the same person serve as Chairman and CEO provides us with an efficient leadership structure because it allows the Board to benefit from the CEO’s extensive knowledge of our business and strategy, promotes alignment between the Board and management on corporate strategy, facilitates management’s effective execution of that strategy, facilitates communications and relations with other members of senior leadership, and also bolsters the quality of our governance. In the future, the roles of Chairman and CEO may be filled by the same or different individuals.

The Board also believes that strong, independent leadership and oversight of management is an important component of an effective Board. To that end, the independent directors have elected Dean M. Flatt as the Lead Independent Director with significant leadership authority and responsibilities, including those as set forth below.

Board Matter	Responsibility
Agendas	• Provides input on and approves the Board agenda. • Approves schedules for Board meetings.
Board Meetings	• Presides at Board meetings at which the Chairman and CEO is not present, including regularly scheduled executive sessions of the independent directors held after regular meetings of the Board.
Executive Sessions

•

Has authority to call executive sessions of the independent directors.

•

Sets the agenda for and leads non-management and independent director sessions held by the Board.

•

Briefs the Chairman and CEO on any issues arising from non-management and independent director sessions.

Communications with Directors	• Coordinates the activities of the independent directors, and serves as a liaison between the Chairman and CEO and the independent directors. • Advises on the flow of information sent to the Board.
Communications with Shareholders	• Is available for consultation and communication with major shareholders as appropriate.

| 2024 Proxy Statement 14

Back to Contents

The Board’s Role in Risk Oversight

The Board oversees risk management both collectively and through its individual committees. The Board regularly reviews information regarding, and risks associated with, our operations, liquidity, cybersecurity, and Corporate and Environmental Responsibility (“C&ER”) program and is highly engaged with management in identifying and overseeing such matters.

As part of the Board’s role in overseeing the Company’s enterprise risk management (“ERM”) program, it devotes time and attention to cybersecurity and data privacy related risks in conjunction with the Innovation Committee. The Board and the aforementioned committee receive reports on cybersecurity, data privacy and technology-related risk exposures from management, including our head of Information Technology (“IT”) and security, at least once a year and more frequently as applicable.

We have an enterprise-wide approach to addressing cybersecurity risk, including input and participation from management and support from our IT Steering Committee that is composed of our Senior Vice President Electronic and Structural Systems, Chief Financial Officer, General Counsel, Chief Human Resources Officer, Vice President Supply Chain Management, and Chief Information Security Officer (Head of IT and Cybersecurity). Our cybersecurity risk management program leverages the National Institute of Standards and Technology Framework which is augmented with Cybersecurity Maturity Model Certification components to meet our particular needs. We regularly assess the threat landscape and take a holistic view of cybersecurity risks, with a layered cybersecurity strategy based on protection, detection, and mitigation. Our IT security team, which is composed of internal resources, reviews enterprise risk management-level cybersecurity risks at least annually.

While the full Board has the ultimate oversight responsibility for the risk management process, various Board committees also have risk management oversight responsibilities over certain substantive areas. The Board believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure. The key risk oversight responsibilities of each of the Board’s committees are depicted in the diagram below:

The Board

The Board plays a direct role in our ERM program, including but not limited to cybersecurity and sustainability, and receives quarterly reports from the chairs of those committees with respect to the risks overseen by each.

Compensation Committee

- Reviews and discusses management's assessment of risks relating to our compensation policies and practices, human capital, diversity and inclusion program, and social initiatives, and whether risks related to such programs are reasonably likely to have a material adverse effect on us.

Audit Committee

- Reviews risks related to financial reporting and internal controls, helps the Board oversee the Company's public reporting regarding cybersecurity matters and, at least annually, reviews and assesses enterprise-wide risks and risk mitigation plans, as well as the monitoring and control of related exposures.

Nominating & Governance Committee

- Evaluates the overall effectiveness of the Board and its committees, the effectiveness of our governance practices, and risks related to C&ER and sustainability.

Innovation Committee

- Assists in developing a Ducommun-wide technology roadmap supportive of our business objectives, helps the Board oversee information technology, including data privacy, cybersecurity and technology-related risks (other than the Company's public reporting obligations with respect to cyberseucrity for which the Audit Committee is responsible), evaluates our research and development programs and such other technology-related matters as the Committee deems appropriate.

| 2024 Proxy Statement 15

Back to Contents

Nominating Process

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of Ducommun must, at a minimum, have:

•	relevant experience and expertise;
•	sound judgment;
•	a record of accomplishment in areas relevant to our business activities;
•	unquestionable integrity;
•	a commitment to representing the interests of our shareholders in the fulfillment of our goals and objectives;
•	independence, and the absence of potential conflicts with Ducommun’s interests;
•	the willingness to devote sufficient time, energy, and attention in carrying out the duties and responsibilities of a director; and
•	the willingness to serve on the Board for an extended period of time.

In identifying candidates to serve on the Board, the Corporate Governance and Nominating Committee follows the process delineated in the diagram below.

In prior years, the Corporate Governance and Nominating Committee determined that the Board would benefit from additional expertise in the areas of product strategy, human capital management and finance. The committee retained Spencer Stuart, an outside search firm, to conduct searches for the best qualified candidates in these fields, which utilized a disciplined process that included research and reviewing the firm’s global database and network of contacts. As a result, Spencer Stuart’s searches identified Ms. Drazba, Ms. Kramer and Ms. Strycker from competitive pools of candidates.

More recently, the Corporate Governance and Nominating Committee determined that the Board would benefit from additional expertise in the areas of engineering, product development and additional functional expertise. Accordingly, the committee once again retained Spencer Stuart to conduct a search for the best qualified candidates in these fields and as a result of its process, identified Mr. Carter from a competitive pool of candidates.

All director candidates considered for nomination by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the committee may request, and meet with our sitting directors.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in Article II Section 13 of our Amended and Restated Bylaws. Shareholders may submit the name of individuals for consideration as a director candidate not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. The Corporate Governance and Nominating Committee considers and evaluates candidates recommended by shareholders in the same manner that it considers and evaluates other director candidates.

| 2024 Proxy Statement 16

Back to Contents

Committees of the Board of Directors

We have four standing Board committees: Audit, Compensation, Corporate Governance and Nominating, and Innovation. All committees, other than the Innovation Committee, are made up entirely of independent directors. The charters for all four committees are available on our website at https://investors.ducommun.com/corporate-governance. Shareholders may request paper copies of any charter by contacting Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

Audit Committee

Seven meetings in 2023 (100% attendance)

SAMARA A. STRYCKER Chair Members Richard A. Baldridge Robert C. Ducommun Jay L. Haberland

All of the members of the Audit Committee meet the independence criteria of the NYSE’s listing standards. The Board, in its business judgment, has determined that Ms. Strycker and each of Messrs. Baldridge, Ducommun, and Haberland are “financially literate,” under the NYSE listing standards and that Ms. Strycker and Mr. Haberland are each an “audit committee financial expert,” as such term is defined in Securities and Exchange Commission (“SEC”) regulations.

The Audit Committee performs the following functions:

•

Appoints, compensates, retains and oversees the work of our independent auditor;

•

Reviews the independent auditor’s internal quality control procedures and any material issues raised therein, and considers the independence of the independent auditor on an annual basis in accordance with rules of the Public Company Accounting Oversight Board;

•

Approves in advance all audit services to be provided by the independent auditor and establishes policies and procedures for the engagement of the independent auditor;

•

Oversees the integrity of our financial statements and compliance with legal and regulatory requirements, including procedures for handling claims of misconduct;

•

In conjunction with the Board as a whole, assists in the oversight of cybersecurity and data privacy disclosure risks;

•

Oversees the effectiveness of our disclosure controls and processes, including the Company’s public reporting regarding cybersecurity matters; and

•

Evaluates the effectiveness of our internal audit function.

| 2024 Proxy Statement 17

Back to Contents
Compensation Committee

Four meetings in 2023 (100% attendance)

DEAN M. FLATT Chair Members Shirley G. Drazba Jay L. Haberland Sheila G. Kramer

All of the members of the Compensation Committee meet the independence criteria of the NYSE’s listing standards and the additional requirements for compensation committee members prescribed by the SEC.

The Compensation Committee performs the following functions:

•

Oversees our compensation philosophy, policies and programs;

•

Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals, and determines and approves the CEO’s compensation level based on this evaluation;

•

Approves the compensation of other executive officers based on the recommendation of the CEO, and approves the terms and grants of equity awards;

•

Selects and retains an independent compensation consultant, currently, Willis Towers Watson, to provide consulting services relating to our executive compensation program;

•

Administers and makes recommendations to the Board with respect to our incentive compensation plans for executive officers and employees generally;

•

Reviews and approves employment and severance agreements for executive officers, including change-in-control provisions, plans or agreements;

•

Reviews our succession plans relating to the CEO and other executive officers, in consultation with the Corporate Governance and Nominating Committee;

•

Oversees our human capital, diversity and inclusion and social programs and associated risks;

•

Reviews our Compensation Discussion and Analysis and related disclosures that are included in our annual report and proxy statement as required by SEC rules;

•

Assesses whether compensation consultants involved in recommending executive or director compensation raise any conflict of interest issues that require disclosure in our annual report and proxy statement; and

•

Oversees the evaluation of our management in conjunction with the Corporate Governance and Nominating Committee.

Corporate Governance and Nominating Committee

Three meetings in 2023 (100% attendance)

ROBERT C. DUCOMMUN Chair Members Dean M. Flatt Sheila G. Kramer

All of the members of the Corporate Governance and Nominating Committee meet the independence criteria of the NYSE’s listing standards.

The Corporate Governance and Nominating Committee performs the following functions:

•

Recommends criteria for identifying candidates for the Board, and identifies, recruits, and reviews the qualifications of such candidates;

•

Assesses the contributions and independence of incumbent directors and recommends them for reelection to the Board;

•

Develops and recommends corporate governance principles to the Board, and reviews and recommends changes to those principles as necessary;

•

Makes recommendations to the Board relating to the structure, composition and functioning of the Board and its committees;

•

Recommends candidates for appointment to Board committees;

•

Reviews the compensation of directors for service on the Board and its committees, and recommends changes thereto;

•

Oversees C&ER initiatives, and reviews and makes recommendations to management relating to such issues;

•

Reviews our succession plans relating to the CEO and other executive officers, in consultation with the Compensation Committee; and

•

Oversees the performance of the Board and our management team in conjunction with the Compensation Committee.

| 2024 Proxy Statement 18

Back to Contents
Innovation Committee

Three meetings in 2023 (100% attendance)

SHIRLEY G. DRAZBA Chair Members Richard A. Baldridge Stephen G. Oswald David B. Carter

The Innovation Committee performs the following functions:

•

Offers advice and insights to management and the Board in developing a technology roadmap to support our long-term business objectives;

•

Advises the Board and receives reports from management on emerging science and technology trends, including evolving digital strategies being adopted in the aerospace and defense industry, and recommends strategies relating to new product and intellectual property development;

•

In conjunction with the Board as a whole, oversees information technology, including cybersecurity, data privacy, and such other technology-related matters as the Committee deems appropriate (other than the Company’s public reporting obligations with respect to cybersecurity for which the Audit Committee is responsible);

•

Monitors the overall direction, effectiveness, competitiveness and timing of our research and development programs; and

•

Reviews and discusses with the Board and management the identification of key contributors to innovation at Ducommun and empowering implementation of the Board and Committee’s recommendations.

Annual Board and Committee Evaluations

The Corporate Governance and Nominating Committee, together with the Lead Independent Director, coordinates regular Board performance evaluations. These evaluations are conducted through a combination of formal and informal processes, including the following:

•	The Board, along with each of its committees, annually conducts a self-evaluation of its performance which includes considerations as to the composition of the Board and its committees; whether committee charters, meeting content, and the amount of time dedicated to agenda items are appropriate; members’ concerns about the Board’s performance and that of its individual committees; and suggestions for addressing such issues.
•	At the end of each regular Board meeting, the Board holds an executive session at which feedback on the meeting is provided to the Lead Independent Director.
•	The Nominating and Corporate Governance Committee, in conjunction with the Lead Independent Director, periodically reviews the composition of the entire Board to assess the skills, experience and perspectives that are currently represented on the Board, and to determine what skills and experience would be valuable in the future given our current state and strategic plans.

Feedback from these processes is communicated to the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee, and the Lead Independent Director so that appropriate follow-up measures can be discussed, implemented and monitored. As discussed in the “Nominating Process” section above, as a result of such recent self-evaluations, the Board determined that it would benefit from additional proficiency in the areas of engineering, product development and functional expertise. Our newest director, Mr. Carter has enhanced the Board with these and other areas of expertise since his appointment. We are also thrilled that currently, over 40% of our Board is composed of women and a member of an underrepresented background, which is expected to be 50% immediately following the election of directors at the Annual Meeting.

Director Orientation and Continuing Education

Ducommun provides an orientation program for all new directors not only with respect to their role as directors, but also as members of the Board committees on which they will serve. In addition, Ducommun provides ongoing education and development for its directors to help them continuously improve their contributions as individual directors and collectively as a Board, and pays for all reasonable expenses for any director who wishes to attend external continuing education programs.

| 2024 Proxy Statement 19

Back to Contents

Shareholder Engagement

Our Board values the perspectives of our shareholders, who have placed their trust in Ducommun and its Board. We expect to engage regularly in meaningful conversations with shareholders concerning our business, executive compensation, corporate environmental and social responsibility, and other governance topics.

To this end, in 2023, we continued to engage with our shareholders, including our top 25 most active institutional investors. We also met with several new investors as we continued to make efforts to broaden our shareholder base through a follow-on stock offering in May 2023. After completion of the follow-on offering we also actively engaged with our key existing investors to address any related questions or concerns. Our Board believes that such candid and specific feedback from its shareholders will enhance our governance, social responsibility and compensation practices, and will contribute positively to Ducommun’s mission, performance and return to shareholders. A summary of our engagement efforts, along with actions taken in response to shareholder feedback is summarized in the tables below:

2023 Shareholder Engagement Key Statistics

Management attended more than 100 meetings with existing and potential new investors and more than 15 with research analysts in 2023.

2023 Shareholder Engagement Overview

Who External	Ducommun	How	Resources https://investors.ducommun.com/
• Institutional Investors	• Executive Management	• Fireside chats at Analyst Conferences	• Quarterly and annual earnings publications
• Sell-side analysts	• Investor Relations	• Quarterly earnings calls	• Annual proxy statements and reports, and SEC Filings
• Proxy advisory firms		• One-on-one and group meetings	• Annual Meeting of Shareholders
• C&ER Report

Key Topics of Engagement in 2023

Actions Implemented in Response to Shareholder Feedback During 2023	Other Initiatives Implemented in 2023
• Implemented the “best practice” of reporting Adjusted Operating Income with amortization of intangibles and inventory step-up values added back.	• Began providing a quarterly presentation summarizing our earnings.
• Provided additional disclosure of the Company’s shipset values on key aerospace platforms.	• Emailed updates to existing and potential investors after public disclosure of quarterly earnings and other key events or newsworthy items.
• Included the disclosure of metrics related to the Company’s recent acquisitions.	• Engaged in outreach with investors and sell-side research analysts during the 2023 Paris Air Show.
• Shared updates to the Company’s long-term goals in the context of recent macro-economic volatility.

As a part of our ongoing dialogue with our shareholders, we will keep the channels of communication open and engage regarding any areas of concern to our shareholders.

| 2024 Proxy Statement 20

Back to Contents

Meetings and Executive Sessions

The Board met five times in 2023. All directors attended 100% of all Board and applicable committee meetings during 2023. We strongly encourage all directors to attend the Annual Meeting of Shareholders, and accordingly, all eight of our directors at the time attended the 2023 Annual Meeting of Shareholders.

We have a policy of holding regularly scheduled executive sessions of non-management directors following each scheduled Board meeting. Additional executive sessions of non-management directors may be held from time to time as required. Mr. Flatt, the Board’s Lead Independent Director is the current presiding director during executive sessions. The graphic below depicts the attendance of directors at Board and committee meetings held in 2023:

2023 Board and Committee Meetings with 100% Attendance

Key Governance Documents

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees, and officers, including our CEO, Chief Financial Officer, Treasurer and Controller. Among other things, the Code of Business Conduct and Ethics requires directors, employees, and officers to avoid any activity that may result in a conflict of interest with Ducommun; maintain the confidentiality of information entrusted to them by us, our customers and employees (except when disclosure is authorized or legally mandated); deal fairly with our customers, suppliers, competitors, and employees; protect and ensure the efficient use of Ducommun’s assets; and maintain our books, records, accounts and financial statements in reasonable detail to fairly reflect our transactions and conform to both applicable legal requirements and our internal controls.

Code of Ethics for Senior Financial Officers

The Board has adopted a Code of Ethics for Senior Financial Officers that is applicable to our President and CEO, Chief Financial Officer, and the President, Vice President of Finance and Controller of each of our subsidiaries. The Code of Ethics for Senior Financial Officers, among other things, requires them to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us and to promptly report violations of the Code to the Audit Committee. We intend to post on our website amendments, if any, to the Code of Ethics for Senior Financial Officers, as well as any waivers thereunder, with respect to our officers and directors as required to be disclosed by SEC and NYSE rules.

| 2024 Proxy Statement 21

Back to Contents
Corporate Governance Guidelines

The Board adopted Corporate Governance Guidelines, which among other things, specify the criteria to be considered for director candidates; impose tenure limits on directors; and require the independent directors to hold periodic meetings without executive management present. The Board revised our Corporate Governance Guidelines as recently as 2022 to emphasize its belief that diversity and a blend of different perspectives contribute to a vital board dynamic, which is essential to effective governance.

Other Governance Documents

Our Board has approved or adopted several other important policies and statements, including:

•	Policy on Trading Securities
•	Procedures for Employee Complaints About Accounting and Auditing Matters
•	An Amended and Restated Clawback Policy compliant with the SEC’s new Rule 10D-1 implementing the incentive-based compensation clawback rules mandated by Section 10D of the Securities Exchange Act of 1934
•	California Transparency in Supply Chains Act Disclosure Statement
•	Prohibition Against Trafficking in Persons Policy
•	Regulation FD Policy

How to Find Governance Documents

All of the documents described above are available on our website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage, and will be forwarded in print to any shareholder upon request. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

The Corporate Governance section of our website also contains information on our confidential ethics hotline.

Compensation of Directors

In 2023, non-employee directors were paid a mix of cash and equity for their service on our Board, as shown below.

Type of compensation	Amount $		How paid
Cash Annual retainer	$70,000		Cash, paid in equal increments on a quarterly basis.
Equity-Based Annual retainer	100,000		Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of our common stock on the NYSE on the five trading days immediately preceding the date of grant, which typically occurs on or shortly after the date of our annual meeting. Restricted stock units vest on the one-year anniversary of the date of grant.
Additional retainer for Lead Director	30,000		Cash, paid in equal increments on a quarterly basis.
Additional retainer for committee chairs:			Cash, paid in equal increments on a quarterly basis.
Audit	17,500
Compensation	12,500
Corporate Governance and Nominating	7,500
Innovation	7,500
Fees for committee meetings	2,000	per meeting	Cash, paid in equal increments on a quarterly basis.

| 2024 Proxy Statement 22

Back to Contents

Based on various factors, including the Company’s strong operational performance, the fact that director compensation has remained unchanged since 2018 and after consultation with an independent compensation consultant, effective January 1, 2024, non-employee directors will be paid a mix of cash and equity more in line with competitive market levels for their service on our Board as depicted in the following table.

Type of compensation	Amount $		How paid
Cash Annual retainer	$80,000		Cash, paid in equal increments on a quarterly basis.
Equity-Based Annual retainer	135,000		Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of our common stock on the NYSE on the five trading days immediately preceding the date of grant, which typically occurs on or shortly after the date of our annual meeting. Restricted stock units vest on the one-year anniversary of the date of grant.
Additional retainer for Lead Director	30,000		Cash, paid in equal increments on a quarterly basis.
Additional retainer for committee chairs:			Cash, paid in equal increments on a quarterly basis.
Audit	17,500
Compensation	12,500
Corporate Governance and Nominating	7,500
Innovation	7,500
Fees for committee meetings	2,500	per meeting	Cash, paid in equal increments on a quarterly basis.

Our non-employee directors are also eligible to participate in the Directors’ Deferred Income and Retirement Plan. Under this plan, a director may elect to defer payment of all or part of his or her fees for service as a director until he or she retires from service on the Board. Deferred directors’ fees may be notionally invested, at the election of the director, in a fixed interest account or a phantom stock account that tracks the value of our common stock including dividends (if any). All deferred amounts and related earnings will be paid in a lump sum when the director retires.

Upon retirement from the Board, Mr. Ducommun will receive an annual retainer fee of $25,000 for the shorter of his life or a period of twelve years.

2023 Director Compensation Table

The following table presents the compensation earned by, or paid to, the non-employee directors for the year ended December 31, 2023 for their services to Ducommun.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4)	Total ($)
Richard A. Baldridge	92,000	100,000		–		192,000
Shirley G. Drazba	93,500	100,000		–		193,500
Robert C. Ducommun	99,500	100,000		$0	(5)	199,078
Dean M. Flatt	128,500	100,000		–		228,500
Jay L. Haberland	104,750	100,000		–		204,750
Sheila G. Kramer	78,500	100,000		–		178,500
Samara A. Strycker	94,750	100,000		–		194,750
Director Stock Ownership Policy	5x Annual Baseline Cash Retainer Plus Committee Meeting Fees
(1)	During fiscal year 2023, 2,000 restricted stock units were granted to each of Mmes. Drazba, Kramer and Strycker, and Messrs. Baldridge, Ducommun, Flatt, and Haberland. Other than as set forth herein, our non-employee directors did not hold any other outstanding equity awards.
(2)	These amounts represent the aggregate grant date fair value of stock awards granted in 2023 as calculated pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock awards are contained in Footnote 11 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023.
(3)	Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of our common stock on the NYSE on the five trading days immediately preceding the date of grant. Restricted stock units vest on the one-year anniversary of the date of grant.
(4)	A description of the Director Deferred Income and Retirement Plan can be found above. Amounts represent the year-over-year change in present value of the director’s account based on actuarial tables.
(5)	The value of Mr. Ducommun’s Pension and Nonqualified Deferred Compensation earnings decreased by $422 in 2023.

| 2024 Proxy Statement 23

Back to Contents
Director Stock Ownership Policy

In August 2020, the Compensation and Corporate Governance and Nominating Committees of the Board updated the stock ownership requirements covering all non-employee directors and executive officers. Under the revised policy, non-employee directors must acquire and hold shares of our common stock equal in value to at least five times the annual Board cash retainer plus committee meeting fees paid, equating to between $415,000 and $425,000. Non-employee directors are expected to meet these holding requirements by December 31 of the fifth year following their initial election to the Board. A non-employee director’s stock ownership is valued based on the average trading price of our stock over a twelve-month period ending on December 31 of each calendar year. All directors are in compliance or have additional time in which to comply with the stock ownership guidelines as of December 31, 2023.

Corporate and Environmental Responsibility

We are committed to improving the lives of our shareholders, employees, customers, business partners, and the communities in which we operate. To that end, we believe having a strong focus on corporate responsibility, including environmental matters, and conducting our business in an ethical, transparent and accountable manner, creates value for all of our stakeholders.

We provide an overview of our corporate environmental and responsibility initiatives and practices below. Our complete Corporate and Environmental Responsibility Report is available via the “Environment & Sustainability” link on our Investor Relations webpage.

| 2024 Proxy Statement 24

Back to Contents

RESOURCE CONSERVATION IN PRODUCTION

GHG and Total Energy Use Reductions (2019 Baseline vs 2023)	GHG Reductions (2019-2021) Baseline vs 2023	Energy Efficiency Projects

•  Our use of renewable energy has increased by 34,121 Gigajoules (9.5M kWh) through partnerships with local utility providers and the use of rooftop solar panels, compared to 2019.

•  We completed the installation of LED lighting at several additional performance centers. Ducommun now has eleven performance centers that have completed this transition.

•  Ducommun reduced its combined Scope 1 and 2 GHG emissions by 37% and 16%, normalized to revenue and employee count, respectively, compared to 2019 baseline levels.

•  We reduced our total energy usage by a 16% on an absolute basis compared to 2019 baseline levels.

•  Ducommun reduced its combined Scope 1 and 2 GHG emissions by 30% and 8%, normalized to revenue and employee count, respectively, compared to a baseline average between 2019 and 2021.

•  We reduced our total energy usage by 5% on an absolute basis compared to a baseline average between 2019 and 2021.

HUMAN CAPITAL AND DIVERSITY PROGRAMS

Health and Safety	Leadership Diversity	Awards and Recognition

•  We remain committed to prioritizing employee health, safety, and wellness.

•  Our lost time incident rate declined to zero and our total recordable incident rate declined by 75% between 2019 and 2023.

•  Over 40% of our Board is composed of women and a member from an underrepresented background, which is expected to increase to 50% immediately following the election of directors at the Annual Meeting.

•  Women represent 25% of the Company’s executives (VP and above) and 20% of corporate director-level positions. Members of underrepresented communities comprise 63% of the Company’s executives and 16% of corporate director-level positions.

•  Ducommun is honored to be included on Newsweek magazine and Statista America’s Most Responsible Companies Award List for 2024.

•  Ducommun’s Appleton Performance Center was certified as a gold-level Employee Friendly Workplace by the Fox Cities Chamber of Commerce and was also awarded the Exemplary Employer Award by the Wisconsin Department of Workforce Development’s Division of Vocational Rehabilitation.

•  Ducommun sponsored the Orange County United Way’s Women’s Philanthropy Fund and recognized our Nation’s Veterans at the annual Patriot Awards Gala.

COMMUNITY SUPPORT

Company Donations	Community Investment	Scholarships

•  The Ducommun Foundation supports charitable organizations in the communities in which we operate and has donated approximately $1.8 million to support social justice causes and underrepresented communities since 2019.

•  The Ducommun Cares ePledge Campaign, in partnership with the United Way, raised over $70K in employee and Company matching donations.

•  In conjunction with the Los Angeles Chargers and the University of California, Irvine, our STEM on the Sidelines™ initiative serves as a contest to promote STEM education in high schools in Los Angeles and Orange Counties, in which over 700 students have participated since the program’s inception six years ago.

•  We awarded 83 merit-based scholarships in 2023 to children and grandchildren of employees, with a total of over 250 scholarships having been awarded since 2018. The total value of scholarships awarded in 2023 was $237,000, a 19% increase in awards compared to 2022.

| 2024 Proxy Statement 25

Back to Contents
ETHICS AND PROTECTION OF HUMAN RIGHTS

Core Values	Code of Conduct	Human Rights

•  We continued to promote a culture of honesty, professionalism, respect, trust and teamwork through our Company Core Values and Code of Business Conduct, supported by our ethics hotline, employee communications and training.

	• All employees are trained on ethical decision-making skills in the context of Ducommun’s Code of Conduct.	• Our Prohibition Against Trafficking in Persons Policy and California Transparency in Supply Chains Act disclosure statement continued to promote responsible sourcing practices.

CYBERSECURITY

Risk Reduction	Securing the Enterprise	Product Security & Privacy
• We use established standard frameworks to help reduce the likelihood of catastrophic failures resulting in significant loss of data or revenue.	• We use a multi-layered IT infrastructure approach designed to identify, protect, detect, respond, and recover from directed attacks from cybercriminals and adversarial nation-state actors.

•  We require antiviral software on computers and servers, and badge access controls to manufacturing sites to help secure our production environment.

•  We strive to comply with all applicable privacy laws to secure personally identifiable information collected for business purposes.

Board-Level Oversight of Corporate and Environmental and Responsibility Program

Our corporate and environmental and responsibility (“C&ER”) initiatives are overseen by the Board in general, and specifically, the Corporate Governance and Nominating Committee. In particular, the Corporate Governance and Nominating Committee reviews and provides input on C&ER metrics applicable to us and of potential interest to our stakeholders. In 2020 and based on management’s recommendations, the Corporate Governance and Nominating Committee approved the development of a C&ER program substantially based on the Sustainability Accounting Standards Board’s Aerospace and Defense Industry Standard (the “SASB Standard”), as modified, as being the standard most reflective of, and relevant to, Ducommun’s operations. More recently, we also incorporated the Task Force on Climate related Disclosure (“TCFD”) and Global Reporting Initiative (“GRI”) frameworks into our C&ER program. Additionally, in 2021, we formally established a C&ER steering committee composed of senior executives to monitor and manage the initiatives approved by the Corporate Governance and Nominating Committee to further strengthen our C&ER program. The Corporate Governance and Nominating Committee and the full Board receive regular updates on the status of these initiatives.

Operating Responsibly

We understand the importance of building trust with our investors, customers, vendors and suppliers, and that the foundation for doing so begins with our employees. To establish this trust and commitment, we rely on an anonymous hotline to support our Code of Business Conduct and Ethics and empower our employees to provide suggestions and report concerns or instances of misconduct. In keeping with our foundational core values of honesty and trust, we offer employees regular training and monthly ethics bulletins to promote a culture of high ethical standards where employees feel free to voice concerns.

We are also committed to respecting human rights and establishing expectations for high levels of ethical conduct throughout our supply chain. Ducommun’s California Transparency in Supply Chains Act Disclosure Statement and Prohibition Against Trafficking in Persons Policy are both available in the Corporate Governance section of our Investor Relations webpage.

Employee safety is also one of our top priorities and annual areas of focus as evidenced by a Lost Time Incident Rate of zero over the past year. Additionally, in 2023, we moved into

| 2024 Proxy Statement 26

Back to Contents

post-COVID practices while still maintaining many of the best practices adopted during the past couple of years. Other health and wellness initiatives offered to employees throughout the year included an annual health fair, flu shot clinics, and onsite grief counseling support services.

In 2023, we also enhanced our employee assistance plan services and benefits. Our employees have access to a variety of resources such as counseling support, training and development on managing remote work, stress management and emotional intelligence, and improved self-help resources including tools, videos, financial calculators and informative articles to assist with life decisions and events such as adoption, relationship troubles, legal issues, financial well-being, and health issues.

The Board of Directors is kept apprised with regular updates as to the successful implementation of our safety protocols during the year.

Workplace Health and Safety

In 2021, Ducommun adopted environmental health and safety (“EHS”) key performance indicators (“KPIs”) that were regularly communicated across the enterprise by senior management in order to improve safety outcomes. In 2023, we continued to invest in infrastructure to improve internal safety protocols related to key processes. In addition, we refined our EHS software tools to track and engage performance centers to reduce lost time and total recordable incident rates.

Over the four-year period between January 1, 2019, and December 31, 2023, Ducommun’s lost time incident rate(6) dropped to zero and its total recordable incident rate(7) decreased by approximately 75%.

Lost Time Incident Rate (2019 – 2023)	Total Recordable Incident Rate (2019 – 2023)

Environmental Initiative Highlights

In support of our pledge to deliver exceptional value to all stakeholders, we are committed to the following with respect to our environmental management practices:

1.	Striving to avoid adverse impact and harm to the environment in the communities in which we do business, and to identify business partners who share these values.
2.	Promoting the creation of a culture of compliance with all applicable laws and regulations pertaining to the environment and natural resources.
3.	Endeavoring to improve our Environmental Management System and work to assure that employee awareness and performance are priorities of our operating system.
4.	Establishing meaningful objectives in the pursuit of environmental, health and safety excellence.

(6)	Lost time incidents are defined as incidents that resulted in days away from work. This measure is similar to the days away, restricted or transferred metric utilized by the Occupational Safety and Health Administration. The annual lost time incident rate is calculated by dividing the total number of lost time injuries in a year by the total number of hours worked in a year.
(7)	The total recordable incident rate is calculated by multiplying the annual number of OSHA Recordable Cases by 200,000, and dividing the product by the total hours worked by all employees during the year. The number 200,000 is used in the calculation to represent the number of hours worked in a year by 100 employees working 40 hours per week over 50 weeks, which provides the basis for calculating the incident rate for the entire year.

| 2024 Proxy Statement 27

Back to Contents

Below is a summary of our performance over the five-year time period between 2019 and 2023 relating to our greenhouse gas emissions and total energy use. Overall, there was a 34% decrease in combined Scope 1 and 2 greenhouse gas emissions on an absolute basis, and an approximately 16% reduction in total energy usage in 2023 compared to 2019 levels.

Scope 1 and 2: Greenhouse Gas Emissions (tons CO2)	Total Energy Use (GigaJoules)

Identifying and Mitigating Climate-Related Risks

Ducommun understands that global warming and climate change will pose an increased risk to, and have the potential to impact, its business and operations. The Corporate Governance and Nominating Committee of our Board of Directors oversees our C&ER program, including the mitigation of climate-related risks to the business and strategies for decreasing GHG emissions and incorporating such measures into the Company’s overall strategy. We believe the first step in reducing the severity of such risks is by identifying them before they materialize and therefore, we implemented a process to evaluate, identify, and mitigate climate-related risks and opportunities through the creation and implementation of business continuity plans (“BCPs”).

The BCPs developed for each of our performance centers provide a process for identifying and managing physical climate change-related risks. Each BCP contains processes and methodologies to help us prepare for, respond to, and recover from threats and risks, including natural disasters caused by climate change. The elements of our BCPs include:

Risk Assessment & Business Impact Analysis (BIA): Each performance center conducts a risk assessment to identify potential natural disasters unique to its location that could compromise the entire facility, building, or its operations. The potential impacts from, and appropriate mitigation measures in response to, each type of natural disaster are identified to help preserve the continuity of operations, and cover various functional areas such as procurement, engineering, maintenance, operations, and environmental, health and safety. These risk assessments and BIAs are reviewed annually by teams at each of our performance centers.

Crisis Response Plan: Each BCP includes communication and notification protocols for each performance center and their leadership teams in the event of a climate-related crisis.

Business Continuity and Response Plan (BCP): Each of our performance centers regularly update their respective BCPs to better plan for and mitigate climate-related risks. Facilities annually review their BCPs and include necessary updates to align with current and future climate-related threats. For example, our performance centers in Appleton, WI, Huntsville, AR, as well as Nobles in St. Croix Falls, WI revised their BCPs in 2023 to better respond to natural disasters such as tornadoes.

Annual Training and Exercise: All employees at each of our performance centers are required to undergo mandatory annual training on BCP processes. In addition, tabletop exercises and drills are scheduled annually to assess the effectiveness of our BCPs.

Ducommun also discloses its GHG emissions under the Carbon Disclosure Project (“CDP”), which includes a self-assessment that incorporates elements from the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework. As part of this assessment process, we identified the following risks that could potentially impact our business along with concomitant mitigation measures:

| 2024 Proxy Statement 28

Back to Contents

Category	General Description	Business Impact	Mitigation
Physical Risks	Risks associated with natural disasters such as tornados, earthquakes and floods.	Business interruption, supply chain and operations impacts, and employee disruptions.	Each BCP defines relevant threats, identifies response measures and requires training on remedial actions.
Regulatory Risks	Risks associated with new climate-related regulatory requirements that could impact energy pricing, emission restrictions and compliance costs.	Increased compliance and operational costs	Continued implementation of energy efficiency projects to reduce our GHG emissions.
Market Risks	Risks associated with customers’ expectations relating to value chain emissions reduction efforts and competitive risks associated with third parties who come to market with products enabling our customers to reduce their carbon footprints.	Significant investment in technologies, new emerging renewable energy sources and energy storage capabilities.	Long term strategic planning and roadmap development.

Investment in Our Employees

We have implemented and maintain several programs for the financial and educational well-being of our employees and their families. For example, in 2019, we introduced our Employee Stock Purchase Plan, which provides employees the opportunity to share in Ducommun’s success and continued growth by purchasing the Company’s stock. The plan allows eligible employees to accumulate contributions through after-tax payroll deductions to purchase shares of Ducommun stock at a 15% discount. In 2023, we continued to grow the program, with a 27% increase in participation since it was launched. In addition, our 401(k) program has an 89% participation rate among eligible employees, with annual training and monthly educational sessions held at each Ducommun location.

The Ducommun Scholarship program is an exclusive benefit for the children and grandchildren of full-time Ducommun employees who plan to continue their education in college or vocation school programs. These merit-based scholarships are renewable each year provided the student continues to meet minimum academic performance levels and has a parent or grandparent that is employed by Ducommun. In 2023, Ducommun awarded a total of 36 new scholarships and renewed an additional 47 scholarships, for a total of 83, an increase from the 70 scholarships awarded in 2022, and 48 awarded in 2021. The total value of scholarship awards in 2023 was $237,000, up almost 20% from the $199,000 awarded in 2022. Students can renew their scholarship awards for each academic year, allowing them to work toward a two- or four-year degree. This enhancement to the program was adopted based on an awareness that some students would begin but not always complete their studies, which Ducommun was determined to change.

Number of Scholarships Awarded (2019-2023)	Total Value of Scholarships (2019-2023)

| 2024 Proxy Statement 29

Back to Contents
Diversity and Inclusion

As of the end of 2023, 25% of our leaders at the position of Vice President and above were women and 63% were from underrepresented backgrounds, both of which were improvements over 2022 levels. At the corporate director level, 20% of our leaders were women and 16% were from underrepresented backgrounds. Importantly, Ducommun is very proud that women and a member from an underrepresented background currently comprise over 40% of its Board and will collectively comprise 50% of our Board immediately following the election of directors at the Annual Meeting.

Ducommun, like other manufacturing companies, faced a highly competitive labor market in 2023. Despite the shallow labor pool, we continued efforts to connect with diverse candidates through partnerships with outreach organizations who helped make our job opportunities available to an inclusive pool of candidates, including women, individuals from underrepresented communities, those with disabilities and veterans. In 2023, 43% of our new hires self-identified as being from underrepresented backgrounds, 36% as female, 4% as having disabilities and 4% as protected veterans.

The diversity, talent and skills of our employees allow us to drive innovation across the organization in support of our customers and their needs. To that end, Ducommun’s pay philosophy incorporates both market pay analysis as well as internal pay equity for all employees. For example, we strive to continuously improve and build upon our programs to further support our progress towards achieving equity across the organization. Moreover, as part of its ongoing focus on organizational development, Ducommun continues to enhance development tools and resources available to employees. In 2023, we upgraded our LMS e-learning resources by broadening the availability and utilization of formal, electronic development plans with a continued focus on improving ways to utilize these new tools and resources. We are excited about these new resources and remain committed to driving a high performance and continuous learning culture.

Within our human capital and performance management systems, talent and performance reviews are vital to increasing our capabilities, productivity and efficiency in every facet of the organization. Moreover, robust new hire onboarding, training and performance reviews are critical to the long-term success of our employees. To that end, in 2023, we continued to improve processes at individual performance centers relating to the new hire experience, including enhancements to skills training programs and new performance management tools to support new hire and annual performance appraisal processes. As part of this ongoing initiative, we aim to align core competencies with our core values, annual key focus areas, and employee and leadership expectations. All the enhanced resources and processes are a part of our focused effort to drive organizational effectiveness, process efficiency, and talent development.

In 2023, Ducommun completed a company-wide employee engagement survey to collect valuable feedback from our employees. We are pleased to report a survey participation level of 97% and an increase of two (2) points in the Company’s overall engagement score over our prior survey. We believe employee engagement has a direct impact on improving teamwork and involvement, increasing retention, helping our employees and customers remain happy, improving innovation and problem-solving and ultimately, improving results.

As a result of the survey, it was evident that our employees are most passionate about organizational “purpose” – finding work interesting and meaningful; “excellence” – continuously improving the way work is accomplished; and “decision making” – timely and effective decision making by direct managers. Engagement is an ongoing initiative with a focus on driving continued individual recognition of employees and teams and improving the work environment to provide employees with the tools and resources to do their jobs well, and creating a safe and secure work environment where a culture of core values and leadership can exist. These surveys provide valuable employee feedback related to our current practices and shape our future engagement. Through these engagement surveys, we take a pulse of the organization and will continue to focus on areas that are of most importance to our employees.

Newsweek Magazine’s Most Responsible Companies for 2024

Ducommun was proud to be named to Newsweek magazine’s list of most responsible companies for 2024 in recognition of our commitment to corporate social responsibility and long-term sustainability. Newsweek’s annual list of America’s Most Responsible Companies was produced in collaboration with data firm Statista, a global data and business intelligence platform with an extensive collection of statistics, reports, and insights on over 80,000 topics from 22,500 sources in 170 industries. The America’s Most Responsible Companies 2024 ranking focuses on a holistic view of corporate responsibility and is based in part on 30 key performance indicators researched for the top 2,000 public companies by revenue headquartered in the United States.

| 2024 Proxy Statement 30

Back to Contents
Community Investment

Ducommun is committed to being an active member of the communities in which it operates by contributing not only financial resources, but also volunteering time to help these localities become stronger and better environments in which to live and work. The Company accomplishes this by focusing on educational opportunities for underprivileged students and supporting small business recovery in communities facing social unrest.

In 2023, Ducommun was proud to once again be a champion-level sponsor of the United Way of Orange County’s Rally for Change event, a celebration of corporate social responsibility in the community. In addition, Ducommun participated in the OC United Way’s Annual School Supply Drive to help deliver supplies, backpacks and kits to schools in Orange County and donated $10,000 to the annual Women’s Philanthropy Fund Breakfast. Finally, in October 2023, Ducommun’s corporate employees and their families also partnered with the OC United Way to build 350 STEAM Activity Kits and donated $5,000 to Paularino Elementary School in Costa Mesa, California.

The Ducommun Foundation, founded in 2019, is a Section 501(c) (3) organization dedicated to financially supporting local and national non-profit and charitable organizations in the communities in which we operate. In 2023, The Ducommun Foundation donated $70,000 to support organizations that benefit veterans, active service members and military families, relief from the fires that affected Maui, Hawaii, and efforts to end homelessness in local communities.

STEM on the Sidelines™

As a leader in the aerospace and defense industry, Ducommun continues to support community-based science, technology, engineering and math (“STEM”) programs and initiatives that nurture and develop the next generation of innovators, thinkers and technicians. In partnership with the Los Angeles Chargers of the National Football League and the University of California, Irvine, Ducommun established and sponsors STEM on the Sidelines™, a regional competition promoting STEM education in Los Angeles and Orange County, California high schools, which is now in its sixth year.

The 2023 contest was held on December 10, 2023 with the winning teams honored before the Los Angeles Chargers game on January 7, 2024, at SoFi Stadium in Inglewood, California. A total of nineteen teams from 11 different high schools participated in the 2023 contest. To date, a total of more than 700 students have benefited from their involvement in STEM on the Sidelines™ since 2018.

How to Contact the Board of Directors

We encourage shareholders and other interested parties to communicate with our Board in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, CA 92707-5759. We intend to forward all such communications to the Board, a Board committee, or any individual director or directors to whom the communication is directed, unless it is unduly hostile, threatening, or illegal, does not reasonably relate to Ducommun or its business, or is similarly inappropriate. The Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to them. The Board will endeavor to promptly respond to all appropriate communications.

Certain Relationships and Related Transactions

Since the beginning of fiscal 2023, we were not a participant in any transaction in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock or any of the immediate family members of any of the foregoing persons had or will have a direct or indirect material interest. Although we do not have a written policy for the review of related party transactions, we have designed our internal control framework to identify related party transactions, including periodic disclosure certifications and monitoring controls. Any identified transactions are then reviewed by the Audit Committee of the Board to confirm that they comply with internal policies, procedures, and applicable regulations.

| 2024 Proxy Statement 31

Back to Contents

Named Executive Officers

We believe our named executive officers have the appropriate balance of skills, knowledge, and experience to position us for growth and to maximize shareholder value going forward. We also believe our executive team represents an effective combination of seasoned and earlier career professionals as shown below.

Age	Tenure

STEPHEN G. OSWALD Chairman, President and Chief Executive Officer Age: 60 Executive since: 2017	Mr. Oswald has served as President and Chief Executive Officer since January 2017, and as Chairman, President and Chief Executive Officer since May 2018. For additional information on Mr. Oswald, see “Directors’ Backgrounds and Qualifications” on page 11.

SUMAN B. MOOKERJI Senior Vice President, Chief Financial Officer Age: 45 Executive since: 2023	Mr. Mookerji has served as Senior Vice President, Chief Financial Officer since May 2023 and is also the Company’s treasurer. He served as Vice President, Corporate Development and Investor Relations between November 2021 and May 2023 and prior to that, served as Vice President, Strategy, Acquisitions and Integration since joining Ducommun in April 2017. Prior to joining Ducommun, Mr. Mookerji’s professional background included corporate strategy, M&A and post-acquisition integration leadership experience at United Technologies Corporation (now Raytheon Technologies Corporation – RTX), both at the corporate and business unit levels, and at Capital Safety, a former Kohlberg, Kravis and Roberts (KKR) portfolio company. Mr. Mookerji began his career in public accounting in 1999 working for Arthur Andersen and then Ernst & Young.

LAUREEN S. GONZALEZ Vice President, Chief Human Resources Officer Age: 44 Executive since: 2022	Ms. Gonzalez has served as Vice President, Chief Human Resources Officer since September 2022. She served as Acting Vice President of Human Resources from December 2021 to August 2022, and Director of Human Resources, Shared Services from 2014 to 2021. Prior to joining Ducommun in 2010, Ms. Gonzalez spent approximately 10 years in various Human Resources roles at GUESS? Inc. and First Consulting Group. Ms. Gonzalez holds designations as a Certified Compensation Professional (CCP®) and a Certified Senior Human Resources Professional (SPHR®).

| 2024 Proxy Statement 32

Back to Contents
JERRY L. REDONDO Senior Vice President, Electronics and Structural Systems Age: 64 Executive since: 2013	Mr. Redondo was appointed Senior Vice President, Electronics and Structural Systems in November 2023 and previously served as Senior Vice President of Operations and Head of Ducommun Structures from June 2017 to November 2023. Before that, he was Vice President, Operational Excellence from 2015 to 2017, and Vice President, Operational Excellence for several of Ducommun’s subsidiaries from 2013 to 2015. Prior to joining Ducommun, Mr. Redondo was Group Vice President of Crane Aerospace & Electronics, Inc. (from 2010 to 2013), and Director of Operations and Global Supply Chain of the Parker Aerospace Control Systems Division of Parker Hannifin Company (from 1991 to 2010).

RAJIV A. TATA Vice President, General Counsel & Corporate Secretary Age: 51 Executive since: 2020	Mr. Tata has served as Vice President, General Counsel and Corporate Secretary since January 2020. Between the time of his promotion and May 2018, Mr. Tata served as Deputy General Counsel and Corporate Secretary. He joined Ducommun in April 2017 as Senior Director, Corporate Compliance. Prior to joining Ducommun, Mr. Tata served as Assistant General Counsel for BakerCorp, an oilfield service company, where he was responsible for assisting with mergers and acquisitions, commercial and real estate transactions, corporate governance and regulatory compliance matters.

CHRISTOPHER D. WAMPLER Former Vice President, Chief Financial Officer, Controller and Treasurer Age: 56 Executive from: 2013 to May 2023	Mr. Wampler served as Vice President, Chief Financial Officer, Controller and Treasurer between January 2021 and May 2023, at which time he assumed a non-executive role with the Company. Mr. Wampler will be involuntarily separated from the Company in Q1 of 2024, at which time he will receive payments and benefits as required by the terms of his Key Executive Severance Agreement. Between June 2019 and January 2021, Mr. Wampler served as the interim Vice President, Chief Financial Officer and Treasurer, and served as Vice President, Controller and Chief Accounting Officer since 2016. Mr. Wampler was Vice President and Assistant Controller for several of Ducommun’s subsidiaries from 2013 to 2015. He was previously the Controller of Just Fabulous, Inc., an online subscription fashion retailer, from 2012 to 2013, and the Division Controller of the A.O. Smith Electrical Products Co. from 2004 to 2012. Mr. Wampler is a certified public accountant and a certified management accountant.

Security Ownership of Certain Beneficial Owners and Management

The tables below show the beneficial ownership of more than 5% of our common stock by each of our directors and nominees for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. This information is as of February 26, 2024 except as otherwise indicated in the notes to the tables, and does not account for any tax withholding of shares that may occur after February 26, 2024 in connection with the vesting of restricted stock units or settlement of performance stock units within 60 days of February 26, 2024. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. We know of no contractual arrangements that may result in a change in control of Ducommun.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if she or he has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Ownership percentages in the table are based upon 14,641,154 shares of common stock outstanding as of February 26, 2024, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards that are exercisable, have vested, or will be exercisable within 60 days of February 26, 2024. The amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

| 2024 Proxy Statement 33

Back to Contents
Security Ownership of Certain Beneficial Owners

	Address of Shareholders	Number of Shares		Percentage of Class
Black Rock, Inc.	50 Hudson Yards New York, NY 10001	1,557,012	(1)	10.6%
Paradigm Capital Management, Inc.	Nine Elk Street Albany, NY 12207	1,421,500	(2)	9.7%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Bldg. One Austin, TX 78746	1,016,433	(3)	6.9%
Albion River Management, LLC	2600 Tower Oaks Blvd., Suite 280 Rockville, MD 20852	895,939	(4)	6.1%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	740,010	(5)	5.1%

(1)	The information is based on a Schedule 13G/A filed with the SEC on January 8, 2024. Black Rock, Inc. has sole voting power as to 1,500,513 shares and sole investment power as to 1,557,012 shares.
(2)	The information is based on Schedule 13G/A filed with the SEC on February 12, 2024. Paradigm Capital Management, Inc.. has sole voting power as to 1,421,500 shares and sole investment power as to 1,421,500 shares.
(3)	The information is based on a Schedule 13G/A filed with the SEC on February 14, 2024. Dimensional Fund Advisors LP has sole voting power as to 1,000,434 shares, and sole investment power as to 1,016,433 shares.
(4)	The information is based on a Schedule 13G filed with the SEC on January 30, 2024. The shares reported are held by Ignium LP, which is a private investment vehicle for which Albion River Management LLC serves as the investment manager. Darren Farber serves as managing partner of Albion River Management LLC, which has sole voting power as to 895,939 shares and sole investment power as to 895,939 shares.
(5)	The information is based on a Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group has shared voting power as to 9,175 shares, sole investment power as to 718,239 shares and shared investment power as to 21,771 shares.

Security Ownership of Directors and Management

Name	Number of Shares		Percentage of Class
Richard A. Baldridge	25,840	(1)	*
David B. Carter	1,000	(2)
Shirley G. Drazba	12,240	(1)	*
Robert C. Ducommun	573,859	(3)	3.9%
Dean M. Flatt	39,040	(1)	*
Jay L. Haberland	35,562	(1)	*
Sheila G. Kramer	5,800	(1)	*
Samara A. Strycker	4,800	(1)	*
Stephen G. Oswald	436,992	(4)	3.0%
Suman B. Mookerji	39,335	(5)
Laureen S. Gonzalez	6,670	(6)	*
Jerry L. Redondo	68,070	(7)	*
Rajiv A. Tata	39,353	(8)	*
All Directors and Executive Officers as a Group (13 persons)	1,288,561	(9)	8.8%

*	Less than one percent.
(1)	Includes 2,000 shares of restricted stock units that will vest on April 26, 2024.
(2)	Includes 1,000 shares of restricted stock units that will vest on February 6, 2025.
(3)	The number of shares includes (i) 50,000 shares held by a foundation of which Mr. Ducommun is an officer, as to which he disclaims any beneficial interest, (ii) 106,229 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) a total of 4,130 shares owned by Mr. Ducommun’s wife and daughter, (iv) 5,000 shares held in an IRA for the benefit of himself and (v) 2,000 shares of restricted stock units held by Mr. Ducommun which vest on April 24, 2024. Mr. Ducommun has sole voting and sole investment power as to 413,500 shares (includes 2,000 shares of restricted stock units that vest on April 24, 2024), shared voting power as to 50,000 shares and shared investment power as to 50,000 shares.
(4)	Includes (i) 67,500 shares of common stock issuable upon exercise of stock options that have previously vested and are exercisable, and (ii) 23,034 shares of common stock held by a charitable trust over which Mr. Oswald shares voting and investment power with his wife.
(5)	Includes 12,200 shares of common stock issuable upon exercise of stock options that are vested and are exercisable.
(6)	Includes 33 shares of common stock acquired on January 31, 2023, 33 shares of common stock acquired on July 31, 2023 and 35 shares of common stock acquired on January 31, 2024, all through the Ducommun Incorporated Employee Stock Purchase Plan.
(7)	Includes 4,700 shares of common stock issuable upon the exercise of stock options that are vested and are exercisable.
(8)	Includes 10,173 shares of common stock issuable upon exercise of stock options that are vested and are exercisable.
(9)	The number of shares includes an aggregate of 94,601 shares of common stock issuable upon exercise of stock options held by our directors and officers that are vested and are exercisable.

| 2024 Proxy Statement 34

Back to Contents

Proposal 2
Resolution to Approve Executive Compensation on an Advisory Basis

We are asking shareholders to approve on an advisory basis Ducommun’s named executive officer compensation as reported in this Proxy Statement. As described below in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

1)	Create a pay-for-performance compensation approach to align executive interests with those of shareholders;
2)	Provide competitive levels of compensation that align pay to the achievement of our financial goals;
3)	Assist in attracting and retaining qualified executives; and
4)	Recognize individual and team initiatives and performance.

Our pay-for-performance compensation approach consists of a mix of shorter-term and longer-term incentive compensation, including annual cash incentives, restricted stock units that incrementally vest over three years, and performance stock unit and long-term performance-based cash awards that will cliff vest at the end of a three-year performance period. In 2023, the Compensation Committee continued to adhere to our pay-for-performance compensation philosophy and used its discretion to make only minor adjustments for one-time costs consistent with past practices. With respect to annual incentives, the Compensation Committee took into account the following:

a)	On a year-over-year basis, revenues increased by approximately 6% and our market capitalization increased by more than 25%, resulting in shareholders realizing over $150 million in value in 2023 and demonstrating the effectiveness of our pay-for-performance compensation philosophy in aligning our executives’ interests with those of shareholders;
b)	Our relative total shareholder return consistently outperformed those of our proxy talent peer group through the volatile period covering the aftermath of the COVID-19 pandemic due to management’s demonstrated track-record of strong operational leadership and effective cost management;
c)	Established a new all-time revenue record of approximately $757M with healthy year-over-year top line growth of approximately 6% and surpassing the prior record of $747M in 2012, as Ducommun continued to benefit from offloading with the right product portfolio, strong operating discipline and by leveraging our lean, highly focused performance center concept, with the percentage of net revenue per employee increasing by double digits over the prior year;
d)	Management competed for and closed the acquisition of BLR Aerospace, LLC in April 2023 through a competitive auction process, our fifth and largest acquisition since 2017 and which was an important step towards our strategic goal of building our electronic and structural product portfolios with more engineered products and aftermarket revenue;
e)	In the first full year after announcing our Vision 2027 Strategy in December 2022, our engineered products businesses delivered across the board in operating income, revenue and cash flow, with their percentage of overall revenue increasing significantly on a year-over-year basis;
f)	We raised over $85M in net proceeds by completing a follow-on stock offering in a high-interest rate environment to help pay for the BLR acquisition, and which brought a new cadre of investors, doubled the daily trading volume on a year-over-year basis and increased the Company’s visibility to public markets with Citi and Goldman Sachs now covering the stock;
g)	Management oversaw a meaningful 130 bps increase in gross profit margins, and which is another great example of our operating process, Company culture, dedicated employees and strong leadership;
h)	The continued implementation of a restructuring initiative to consolidate our non-engineered product footprint that will result in the closure of two factories, and is expected to generate $11-$13M in annualized savings beginning in the second half of 2024, enhance margins and expand our low-cost capabilities to help accelerate the achievement of our strategic goals and better position the Company for stronger performance in the future;
i)	MagSeal LLC, a leading provider of high-impact, military-proven magnetic seals for critical systems in aerospace and defense applications, which we acquired in December 2021, and Nobles Worldwide, a premier global provider of high-performance ammunition delivery and handling systems, which we acquired in October 2019, both had record years, demonstrating the success and effectiveness of the strategic plan we announced in December 2022;
j)	Management continued to proactively navigate supply chain issues and labor shortages to maintain an outstanding record of on-time deliveries and quality to customers, as evidenced by our backlog of nearly $1 billion;
k)	Several customers recognized Ducommun’s excellence in on-time delivery and quality during the year, including being recognized by Airbus as a top Detail Parts Partner Specialist due to our outstanding performance, operational reliability and delivering on shared commitments; being nominated by Boeing for its Supplier of the Year award; and being awarded the Partner2Win Gold Medallion award from BAE Systems in recognition of Ducommun’s exceptional performance and commitment to operational excellence, all of which are expected to generate significant value for shareholders; and
l)	SG&A expense increased slightly on a year-over-year basis as we invested in the business coming out of several lean years from the COVID-19 pandemic and the

| 2024 Proxy Statement 35

Back to Contents

commercial aerospace recovery but was still among the lowest of our proxy talent peer group companies when viewed as a percentage of revenue based on those firms’ most recent Form 10-K filings. Moreover, at Ducommun’s corporate headquarters, the number of vice presidents at the Company decreased by nearly 60% since 2016, demonstrating management’s continued strong cost management and effective spending controls.

The Compensation Committee incorporated these considerations into the final annual cash incentive awards that recognized the significant individual and team performance that drove our results in 2023. Moreover, the Compensation Committee believes that our continued growth, with year-over- year increases in market capitalization, revenue, gross profit margins and a nearly $1 billion backlog positions Ducommun and its shareholders favorably for further success going forward.

With respect to long-term incentives, the Compensation Committee continued its practice of granting performance and restricted stock units to executives. However, in order to preserve shares under our Amended 2020 Stock Incentive Plan and mitigate the dilutive effects of our long-term equity compensation practices on shareholders, the Compensation Committee once again granted our NEOs long-term performance-based cash awards using the same metrics as our performance stock unit grants. The Compensation Committee believes this decision is consistent with our pay-for-performance compensation philosophy and maintains the alignment between executives’ interests and those of our shareholders. As a result, in 2023:

•	Approximately 86% of target direct compensation for the chief executive officer was based on performance; and
•	Approximately 60% of target direct compensation of the other named executive officers, depending on position, was based on performance.

We urge shareholders to read the “Compensation Discussion and Analysis” that follows, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and associated narratives and graphs related to the CD&A, which collectively provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board strongly believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our executive officers reported in this Proxy Statement has supported and contributed to our success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Ducommun Incorporated (the “Ducommun”) approve, on an advisory basis, the compensation of Ducommun’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative in the Proxy Statement for Ducommun’s 2024 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. However, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program. At the 2023 Annual Meeting, shareholders expressed overwhelming support for the compensation of our named executive officers, with approximately 99% of the votes cast (excluding abstentions) approving the “say-on-pay” resolution.

Following the vote to be conducted at our 2024 Annual Meeting of Shareholders, we anticipate that the next advisory vote to approve named executive officer compensation will occur at our 2025 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” DUCOMMUN’S ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

| 2024 Proxy Statement 36

Back to Contents

2023 Compensation Discussion and Analysis

| 2024 Proxy Statement 37

Back to Contents

Executive Summary

This Compensation Discussion and Analysis describes the compensation awarded to, earned by, or paid to the executive officers listed below (the “Named Executive Officers” or “NEOs”) during 2023.

STEPHEN G. OSWALD, Chairman, President and Chief Executive Officer	SUMAN B. MOOKERJI, Senior Vice President, Chief Financial Officer	LAUREEN S. GONZALEZ, Vice President and Chief Human Resources Officer	JERRY L. REDONDO, Senior Vice President, Electronics and Structural Systems	RAJIV A. TATA, Vice President, General Counsel and Corporate Secretary	CHRISTOPHER D. WAMPLER, Former V.P., Chief Financial Officer, Controller and Treasurer

2023 Operations and Performance Highlights: Substantial Increase in Market Capitalization and All-Time High Revenues Fueled by the Continued Resurgence of Our Commercial Aerospace Business

The year ended December 31, 2023 saw Ducommun attain a 26% year-over-year increase in its market capitalization, all-time high revenue levels and nearly a $1 billion backlog– a clear sign that happy customers speak with orders. We also successfully completed a much-needed follow on offering, nearly doubling the trading volume of our stock, and competed for and completed the acquisition of BLR Aerospace, LLC, our largest since 2017, all of which we believe positions Ducommun very well moving forward.

In addition, our cost actions and lean organizational structure continued to provide significant value, with SG&A expense among the lowest of our proxy talent peer group companies when viewed as a percentage of revenue, and the ongoing implementation of a major restructuring initiative expected to accelerate the achievement of our strategic goals and objectives. Our performance against critical metrics such as revenue, gross profit, operating income, adjusted EBITDA and backlog are summarized in the graphs below:

Revenue (in $000s)

Revenues in 2023 were at an all-time high of $757.0 million, a year-over-year increase of 6.2%. The increase was driven mainly by higher revenue in our commercial aerospace end-use markets due to higher build rates and contributions from BLR Aerospace, LLC, which was acquired in April 2023.

2020 - 2023 Gross Profit (in $000s)

Gross profit increased approximately 13% on a year-over-year basis due to higher revenues and favorable manufacturing volumes.

| 2024 Proxy Statement 38

Back to Contents
2020 - 2023 Gross Profit Margin (as a % of Revenues)

Gross profit margin was 21.6% of revenues in 2023, a 130 bps increase from the prior year. The increase is due primarily to favorable manufacturing volumes and the success of pricing initiatives implemented during the year.

Adjusted EBITDA (in $000s)(1)

Adjusted EBITDA increased from $94.7 million in 2022 to $101.5 million in 2023. The increase was attributable to management’s focus on profitable growth, including the success of pricing initiatives implemented during the year, and strong cost management.

Adjusted EBITDA Margin (%)(1)

Adjusted EBITDA Margin was 13.4% in 2023, an increase of 10 bps from 2022 and which again was attributable to management’s focus on profitable growth, including the success of pricing initiatives implemented during the year, and strong cost management.

Adjusted Operating Income 2020 - 2023(1)

Adjusted operating income increased by 5.4% year-over-year due mainly to the revenue growth and favorable impact of increased manufacturing volume in the commercial aerospace end-use market.

Operating Income ($000s)

Operating income was $28.9 million in 2023, down from $39.8 million in the prior year. The decrease is mainly due to higher SG&A expenses, primarily due to BLR and higher restructure expenses related to the repositioning of production at three of our performance centers pursuant to our 2022 restructure plan to enhance the cost structure of our operations.

Operating Income Margins (%)

Operating income margins were 3.8% in 2023. The year-over-year decrease is mainly due to higher SG&A expenses, primarily due to BLR and higher restructure expenses.

| 2024 Proxy Statement 39

Back to Contents
Adjusted Diluted Earnings Per Share 2020 - 2023(1)

Adjusted diluted earnings per share (“EPS”) was $2.57 in 2023, down from $3.24 in the prior year. The decrease was due mainly to higher interest and SG&A expenses, primarily at BLR, and a higher number of common shares outstanding resulting from our successful follow-on offering, which brought a new cadre of investors and a doubling of trading volume on a year-over-year basis.

Backlog (in $millions)(2)

Backlog, defined as customer placed purchase orders and long-term agreements with firm fixed price and expected delivery dates of 24 months or less, reached almost $1B at the end of 2023 due mainly to the increase in military and space end-use markets to a record $527 million.

Relative Total Shareholder Return vs. Proxy Talent Peer Group(3)

Our relative total shareholder return consistently outperformed those of our proxy talent peer group in each year in which such group was used as a benchmark for our compensation practices due to management’s demonstrated track-record of strong operational leadership and effective cost management.

(1)	Approximately $8.39 of the increase in 2021 was attributable to Ducommun’s completion of a sale-leaseback transaction involving its Gardena performance center.
(2)	Adjusted EBITDA, Adjusted EBITDA Margin. Adjusted Operating Income and Backlog are non-GAAP financial measures. For a discussion of these measures and for reconciliation to the nearest comparable GAAP measures, see Appendix A to this Proxy Statement.
(3)	Please see the “Benchmarking and Proxy Talent Peer Group” section of the Compensation Discussion and Analysis section for a list of the proxy talent peer group used to determine 2023 compensation. The proxy talent peer group used to determine 2023 compensation for our PEO and other NEOs included: AAR Corp., AeroVironment, Inc., Astronics Corporation, Barnes Group Inc., CIRCOR International, Inc., Heico Corporation, Hexcel Corporation, Kaman Corporation, Kratos Defense & Security Solutions, Inc., Mercury Systems, Inc., RBC Bearings Incorporated and Triumph Group, Inc.

| 2024 Proxy Statement 40

Back to Contents
Shareholder Value

On our year-over-year basis, our market capitalization increased by more than 25% resulting in our shareholders realizing over $150 million in value. The chart below depicts our market capitalization between the years 2020 and 2023.

*	Based on 11,728,212 shares outstanding and closing price of $53.70 per share as of December 31, 2020.
**	Based on 11,925,087 shares outstanding and closing price of $46.77 per share as of December 31, 2021.
***	Based on 12,106,285 shares outstanding and closing price of $49.96 per share as of December 30, 2022.
****	Based on 14,600,766 shares outstanding and closing price of $52.06 per share as of December 31, 2023.

The following graph and table compare the total shareholder return on $100 invested in Ducommun common stock with the total shareholder return on $100 invested in the Russell 2000 Index and companies identified in the “Benchmarking and Proxy Talent Peer Group” section of this Compensation and Disclosure Analysis, for the five-year period from 2019 through 2023, with the year ended December 31, 2018, serving as the base period. The Russell 2000 Index measures the performance of approximately 2,000 small-capitalization companies in the Russell 3000 Index, a larger index of publicly traded companies that represents almost 98% of the investable U.S. stock market. The total returns include the reinvestment of cash dividends.

Total Shareholder Return vs. Proxy Talent Peers, Russell 2000 and Selected Indices

Comparison of 5 Year* Cumulative Total Return
Ducommun Inc. vs. Median of Peers** and Russell 2000
Assumes Initial Investment of $100 as of
December 31, 2018

*	Data for each year depicted in the graph above is as of December 31 of each year.
**	For information about our proxy talent peer group, see “Compensation Discussion and Analysis – Benchmarking and Proxy Talent Peer Group.”

| 2024 Proxy Statement 41

Back to Contents
	Cumulative Total Shareholder Return as of December 31,
	2019	2020	2021	2022	2023
Ducommun Incorporated	$139	$148	$129	$138	$143
Russell 2000 Index	$126	$151	$173	$138	$161
Median of proxy talent peers	$125	$107	$98	$87	$119

Our relative total shareholder return TSR compared to the Russell 2000 Index over the 3-year period between 2021 and 2023 was in the 50th percentile, ranking 859th out of 1,720 companies.*

Pay for Performance Philosophy

Our philosophy in compensating our named executive officers is oriented towards a pay-for-performance approach. In 2023, as reported in the Summary Compensation Table and other graphs below, performance-based compensation (defined, for this purpose, as all compensation contingent on the achievement of performance goals), at target, represented a significant percentage of the total compensation of each of the named executive officers:

CEO Target Compensation Mix	Other NEO Target Compensation Mix

*	“Final Payout Determination for Performance Shares Granted in 2021,” Willis Towers Watson, January 19, 2024.

| 2024 Proxy Statement 42

Back to Contents
Compensation Program Overview

The direct elements of our executive compensation program are summarized below.

Type of compensation	Compensation element	Purpose	How paid	For more information
Fixed	Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Cash; paid bi-weekly.	Page 48
Performance- based and variable	Annual Cash Incentive	Designed to reward the achievement of annual financial goals based on our actual financial performance compared to targets for adjusted operating income, revenue, and adjusted cash flow from operations; actual financial performance compared to a minimum adjusted net income goal; and individual performance.	Cash; typically paid in the first quarter of the year following the year for which the incentive is earned.	Page 48
	Performance Stock Units and Performance-Based Long-Term Incentive Cash Awards	Designed to reward the achievement of long-term growth in our adjusted diluted earnings per share, relative total shareholder return, and for the CEO, revenue targets.	Cliff vest at the end of the three-year performance period to the extent earned; paid in shares of common stock and cash in the first quarter of the year after the conclusion of the performance period.	Page 50
Time-Based	Restricted Stock Units	Designed to reward the achievement of long-term growth in our stock price and to provide a long-term retention incentive.	Shares vest ratably in annual increments over three years.	Page 50
Perquisites and Retirement Benefits (Other Compensation)	Automobile allowance; non-qualified deferred compensation plan; medical, dental, life and other insurance benefits, and 401(k) matching contributions provided on a non-discriminatory basis	Designed to provide limited perquisite and retirement benefits necessary for the attraction and retention of key executives.	Benefits paid bi-weekly; non-qualified deferred compensation plan and 401(k) matching annually.	Page 55

As shown above, our executive compensation program reflects strong pay for performance alignment, and once again, our financial performance was the most significant factor affecting compensation of the named executive officers in 2023.

Since 2016, the number of vice presidents at the Company has decreased by nearly 60%, demonstrating management’s continued strong cost management and effective spending controls. As depicted below, Ducommun’s SG&A expense as a percentage of revenue remains among the lowest of its proxy talent peer group companies based on those firms’ most recent Form 10-K filings with the SEC.

| 2024 Proxy Statement 43

Back to Contents
Vice Presidents at DCO Corporate	DCO vs. Proxy Talent Peers’ SG&A Expense as a % of Revenue

In 2023, the total actual compensation of our CEO and other named executive officers as reported in the Summary Compensation Table increased in a manner reflective of our more than 25% year-over-year increase in market capitalization as well as our all-time high level of revenue, and consistent with our pay-for-performance compensation philosophy. While our CEO’s total compensation increased by just over twenty percent (20%) in 2023 compared to 2022, eighty-six percent (86%) of total target compensation was performance based and reflected our year-over-year growth in market capitalization, revenue and gross profit, along with SG&A expense consistently among the lowest among our proxy talent peer group as discussed above. The chart below depicts the alignment between our CEO’s total actual compensation and revenue between 2020 and 2023.

CEO Compensation to Revenue

On average, total actual compensation for our other named executive officers increased by approximately 4% over 2022, with 60% being performance based.

| 2024 Proxy Statement 44

Back to Contents

Other NEOs Total Actual Compensation 2021-2023 ($000s)

*	Values for Ms. Gonzalez in 2021 and Mr. Mookerji in 2021 and 2022 are not applicable due to their promotions to VP, Chief Human Resources Officer in September 2022 and SVP, CFO in May 2023, respectively.

Compensation Best Practices

Our executive compensation program includes a number of positive pay practices.

What We Do	What We Don’t Do
A significant majority of target total direct compensation for the named executive officers was based on performance	We do not provide any pension or supplemental retirement benefits
We have a clawback policy in place for all incentive- based compensation	We do not provide excise tax gross-ups
Executives and directors are subject to demanding stock ownership guidelines	We do not provide for any “single-trigger” equity vesting in the event of a change in control
We provide only modest perquisites	We do not permit option repricing without shareholder approval
Our Compensation Committee engages an independent compensation consultant	We do not grant stock options with an exercise price below 100% of fair market value
We prohibit executives and directors from pledging Ducommun stock or engaging in hedging transactions involving Ducommun stock

Last Year’s Say on Pay Vote

At the 2023 Annual Meeting, shareholders expressed overwhelming support for the compensation of our named executive officers, with 99.1% of the votes cast (excluding abstentions) in favor of the “say-on-pay” advisory vote. Accordingly, the Compensation Committee considered the results of the 2023 advisory vote in connection with its regular evaluation of our executive compensation programs, but did not make any changes to our program or policies as a result of that vote.

| 2024 Proxy Statement 45

Back to Contents

How Compensation Decisions are Made

Compensation Objectives

Our compensation programs are designed to provide competitive levels of compensation that link pay to the achievement of our financial goals, assist Ducommun in attracting and retaining qualified executives, and recognize individual initiative and performance. We intend for overall compensation of the named executive officers to be at levels that are broadly competitive with other companies of similar size and complexity of operations.

We do not target any specific mix of cash versus non-cash compensation for our named executive officers. Instead, each element of compensation (salary, annual cash incentive and performance-based long-term equity and cash incentives) is awarded and targeted at amounts that are intended to be market-competitive, consistent with our compensation principles, and reflect internal pay equity considerations. The Compensation Committee decided to continue to primarily rely on the grant of performance-based awards (in the form of both performance stock units and performance-based long-term incentive cash awards) when awarding variable compensation to executives. This approach provides consistency with our philosophy of creating pay-for-performance compensation opportunities to enhance alignment between executives’ interests and those of shareholders.

Role of the Compensation Committee

Each element of compensation for the CEO is set by the Compensation Committee. In addition, each element of compensation for the other named executive officers is recommended by the CEO and reviewed and approved by the Compensation Committee. As discussed below, we generally target the 50th percentile of proxy talent peer group data and the 50th to 75th percentile of published survey compensation in assessing and establishing compensation for the named executive officers for several reasons. First, our executive officers assume multiple responsibilities that extend beyond the scope of their job titles and those traditionally performed by leaders in similar roles. Additionally, we target these levels to retain our executives in a very competitive labor market, thereby ensuring continuity among the senior leadership team to achieve our long-term strategic objectives. Moreover, our overall compensation mix leans heavily towards being at-risk and performance-based, which ensures that our executive officers’ interests are aligned with those of shareholders.

Compensation Consultant

The Compensation Committee retained Willis Towers Watson (“WTW”) as an independent compensation consultant, which did not provide any services to us in 2023 other than with respect to executive compensation. The Compensation Committee reviewed WTW’s independence and completed an assessment of any potential conflicts of interest raised by WTW’s work by considering the following six factors, as well as others it deemed relevant: (i) whether WTW provides other services to us; (ii) the annual dollar value of fees paid to WTW, as a percentage of WTW’s total revenue; (iii) the policies and procedures of WTW that are designed to prevent conflicts of interest; (iv) any business or personal relationships between WTW consultants and members of the Compensation Committee; (v) whether any WTW consultants own Ducommun stock and if so, how much; and (vi) any business or personal relationships between WTW consultants or WTW with any of our executive officers. As a result of this review, the Compensation Committee concluded that WTW is independent and there are no such conflicts of interest.

Benchmarking and Proxy Talent Peer Group

The table below identifies the proxy talent peer group companies in the aerospace and defense, and industrial machinery sectors of the Global Industry Classification Standard that were referenced by WTW and the Compensation Committee as market comparators in setting target direct compensation for our named executive officers in 2023 based on 2022 revenues:

| 2024 Proxy Statement 46

Back to Contents

2023 Proxy Talent Peer Group

Company Name	GICS Sector	2022 Revenue ($ in millions)*
AAR Corporation	2010-1010 (Aerospace & Defense)	$1,820.0
AeroVironment, Inc.	2010-1010 (Aerospace & Defense)	$445.7
Astronics Corporation	2010-1010 (Aerospace & Defense)	$534.9
Barnes Group, Inc.	2010-6020 (Industrial Machinery)	$1,261.9
CIRCOR International, Inc.	2010-6020 (Industrial Machinery)	$787.0
Heico Corporation	2010-1010 (Aerospace & Defense)	$2,208.3
Hexcel Corporation	2010-1010 (Aerospace & Defense)	$1,577.7
Kaman Corporation	2010-1010 (Aerospace & Defense)	$687.9
Kratos Defense & Security Solutions, Inc.	2010-1010 (Aerospace & Defense)	$898.3
Mercury Systems, Inc.	2010-1010 (Aerospace & Defense)	$988.2
RBC Bearings, Inc.	2010-6020 (Industrial Machinery)	$942.9
Triumph Group, Inc.	2010-1010 (Aerospace & Defense)	$1,459.9

75th Percentile (in $ millions)	Median (in $ millions)	25th Percentile (in $ millions)
$1,489.3	$965.5	$762.2

Ducommun 2022 Revenue (in $ millions)		Ducommun Percentile Rank
$712.5		20.4%

Additionally, the Compensation Committee has the compensation consultant prepare a formal executive compensation assessment every year. For the 2023 fiscal year, WTW assessed our executive compensation compared to the proxy disclosures for a specific proxy talent peer group and to broader published survey compensation data and recommended appropriate changes to our executive compensation program (the “WTW compensation assessment”). Specifically, and as noted above, we generally target the 50th percentile of proxy talent peer group data and the 50th to 75th percentile of published survey compensation in assessing and establishing compensation for our named executive officers.

Moreover, the WTW compensation assessment compared our executive compensation to published survey compensation data for general industry and manufacturing companies with annual revenues of between $500 million and $1 billion, based on WTW’s advice that such compensation survey data would provide a reasonable basis for benchmarking our executive compensation. The compensation survey data was gathered from the General Industry Executive Compensation Survey – U.S., Durable Products Manufacturing or All Industry data cuts, published by Willis Towers Watson Services, and the U.S. Mercer Benchmark Database – Total Remuneration Survey, published by William M. Mercer. Aggregate compensation data from the surveys was provided to the Compensation Committee.

When making compensation decisions regarding the CEO, SVP CFO and SVP Electronics and Structural Systems, the Compensation Committee reviews and relies upon both proxy talent peer group data and published survey compensation data. When making compensation decisions regarding the other executive officers, the Compensation Committee primarily relies on the published survey compensation data included in the WTW compensation assessment because the data provided for comparable positions within our proxy talent peer group companies is considered insufficient.

In reviewing proxy talent peer group and published survey compensation data, the Compensation Committee evaluates the relative percentile ranking of the CEO and the other executive officers with respect to salary, total cash compensation, and total direct compensation. The Compensation Committee also considers each named executive officer’s scope of responsibility, years of experience, demonstrated performance and marketability, and impact level within Ducommun relative to other executives in making compensation decisions.

*	Based on proxy talent peer group 2023 FYE Form 10-K filings with the SEC

| 2024 Proxy Statement 47

Back to Contents

2023 Named Executive Officer Compensation

Base Salaries

In establishing the salaries for the named executive officers in 2023, the Compensation Committee considered the WTW compensation assessment of base salary levels, which indicated that the CEO’s base salary was generally consistent with the 50th percentile of our proxy talent peer group and the 50th to 75th percentile of published survey compensation data. The base salaries of the other named executive officers were generally consistent with the 50th percentile of published survey compensation data. Accordingly, the Compensation Committee made the base salary changes shown below for 2023 in recognition that our executive officers assume multiple responsibilities that extend beyond the scope of those traditionally performed by leaders in similar roles. In all cases, salaries were raised to reward executives for their 2022 performance and our continued post-pandemic return to growth during that year. Mr. Wampler’s base salary remained unchanged from the prior year as he transitioned from his role as VP, CFO, Controller and Treasurer to a non-executive position in May 2023.

	2023 Base Salary	2022 Base Salary	% Change
Mr. Oswald	$965,419	$ 928,288	4%
Mr. Mookerji	$506,953	N/A	–%
Ms. Gonzalez	$291,200	$ 280,000	4%
Mr. Redondo	$497,274	$ 475,860	4.5%
Mr. Tata	$342,106	$ 325,815	5%
Mr. Wampler	$410,400	$ 410,400	–%

Annual Cash Incentives

Annual cash incentives are awarded based on our actual financial performance compared to targets for three performance metrics, operating income, net revenues, and cash flow from operations, so long as Ducommun exceeds an adjusted net income threshold of $10M. The performance metrics and their weightings are shown below.

The Compensation Committee chose these performance measures because it believes that growth along those metrics is essential to our objective of providing superior long-term total shareholder return. The Compensation Committee approves the threshold, target, and maximum goals for the financial performance measures, and the formula for funding the bonus pool at the beginning of each year. These performance goals are set in line with our annual operating plan for the year, and the 2023 annual operating plan approved by the Board contemplated that attainment of the maximum level of net revenue and operating income metrics would be the highest in years for Ducommun, thereby aligning management’s interests with those of shareholders.

The Compensation Committee establishes a target annual cash incentive award for each named executive officer, expressed as a percentage of base salary. In setting the annual cash incentive target amounts, ranging from 100% of target base salary for our CEO and between 45% and 60% of target base salary for our other NEOs, the Compensation Committee considered the WTW compensation assessment, which indicated our annual cash incentive target percentages were appropriate relative to the market. Annual cash incentive payouts can range from zero to a maximum of three times the targeted percentage, depending on performance. The maximum is considered appropriate in recognition of the stretch nature of the performance goals, and the benefit bestowed upon shareholders should they be attained.

Achievement of Performance Goals in 2023

In determining actual payouts under the 2023 annual incentive plan, the Compensation Committee and Board first determined that Ducommun exceeded the adjusted net income threshold of $10M. The Compensation Committee then reviewed Ducommun’s performance against each metric established under the annual incentive plan to determine the award’s funding by metric, applied the appropriate weight to each metric and calculated the actual funding for the 2023 annual incentive plan.

| 2024 Proxy Statement 48

Back to Contents

The table below depicts the threshold, target, and maximum goals for each metric under the 2023 annual incentive plan and our actual performance.

($ millions)	Threshold	Target	Maximum	Actual	(1)	FY 2023 Award Funding by Metric	Annual Incentive Plan Metric \ Weighting	Total Earned (as % of Target)
Operating Income(2)	54.9	61.0	67.1	64.5	(2)	214%	70%	150%
Net Revenues	710.5	725.0	739.5	757.0		300%	10%	30%
Cash Flow (as adjusted)	36.0	40.0	44.0	43.3		270%	20%	54%
Actual Funding								234%
(1)	Includes adjustments consistent with historical practices.
(2)	Operating Income (as adjusted) includes adjustments relating to the impact of severance-related costs and restructure expenses.

The Compensation Committee also reviewed and noted several significant achievements and milestones, which are summarized below. No individual weightings were assigned to any one of these factors:

•	On a year-over-year basis, revenues increased by approximately 6% and our market capitalization increased by more than 25%, resulting in shareholders realizing over $150 million in value in 2023 and demonstrating the effectiveness of our pay-for-performance compensation philosophy in aligning our executives’ interests with those of shareholders;
•	Our relative total shareholder return consistently outperformed those of our proxy talent peer group through the volatile period covering the aftermath of the COVID-19 pandemic due to management’s demonstrated track-record of strong operational leadership and effective cost management;
•	Established a new all-time revenue record of approximately $757M with healthy year-over-year top line growth of approximately 6% and surpassing the prior record of $747M in 2012, as Ducommun continued to benefit from offloading with the right product portfolio, strong operating discipline and by leveraging our lean, highly focused performance center concept, with the percentage of net revenue per employee increasing by double digits over the prior year;
•	Management competed for and closed the acquisition of BLR Aerospace, LLC in April 2023 through a competitive auction process, our fifth and largest acquisition since 2017 and which was an important step towards our strategic goal of building our electronic and structural product portfolios with more engineered products and aftermarket revenue;
•	In the first full year after announcing our Vision 2027 Strategy in December 2022, our engineered products businesses continued to deliver in operating income, revenue and cash flow, with their percentage of overall revenue increasing significantly on a year-over-year basis;
•	We raised over $85M in net proceeds by completing a follow-on stock offering in a high-interest rate environment to help pay for the BLR acquisition, and which brought a new cadre of investors, doubled the trading volume on a year-over-year basis and increased the Company’s visibility to public markets with Citi and Goldman Sachs now covering the stock;
•	Management oversaw a meaningful 130 bps increase in gross profit margins, and which is another great example of our operating process, Company culture, dedicated employees and strong leadership; and
•	The continued implementation of a restructuring initiative to consolidate our footprint that will result in the closure of two factories, and is expected to generate $11-$13M in annualized savings beginning in the second half of 2024, enhance margins and expand our low-cost capabilities to help accelerate the achievement of our strategic goals and better position the Company for stronger performance in the future;
•	MagSeal LLC, a leading provider of high-impact, military-proven magnetic seals for critical systems in aerospace and defense applications, which we acquired in December 2021, and Nobles Worldwide, a premier global provider of high performance ammunition delivery and handling systems, which we acquired in October 2019, both had record years, demonstrating the success and effectiveness of the strategic plan we announced in December 2022;
•	Management continued to proactively navigate supply chain issues and labor shortages to maintain an outstanding record of on-time deliveries and quality to customers, as evidenced by our backlog of nearly $1 billion;
•	Several customers recognized Ducommun’s excellence in on-time delivery and quality during the year, including being recognized by Airbus as a top Detail Parts Partner Specialist due to our outstanding performance, operational reliability and delivering on shared commitments; being nominated by Boeing for its Supplier of the Year award; and being awarded the Partner2Win Gold Medallion award from BAE Systems in recognition of Ducommun’s exceptional performance and commitment to operational excellence, all of which are expected to generate significant value for shareholders; and
•	SG&A expense increased slightly on a year-over-year basis, as we invested in the business coming out of several lean years from the COVID-19 pandemic and the commercial aerospace recovery but was still among the lowest of our proxy talent peer group companies when viewed as a percentage of revenue based on those firms’ most recent Form 10-K filings. Moreover, at Ducommun’s corporate headquarters the number of vice presidents at the Company decreased by nearly 60% since 2016, demonstrating management’s continued strong cost management and effective spending controls.

The Compensation Committee incorporated these considerations into the final annual cash incentive awards that recognized the significant individual and team performance that drove our results in 2023. Moreover, the Compensation Committee believes that our continued growth, with year-over- year increases in market capitalization, revenue, gross profit margins and a nearly $1 billion backlog positions Ducommun and its shareholders favorably for further success going forward.

| 2024 Proxy Statement 49

Back to Contents

For 2023, target annual incentive award targets and annual cash incentive determination for each of the named executive officers is reflected in the table below.

	Target Award ($)	Target as % of Base Salary	Payout % of Target	Total Payout ($)*
Mr. Oswald	959,707	100	234	2,247,000
Mr. Mookerji	309,850	65	234	726,000
Ms. Gonzalez	115,791	45	234	271,000
Mr. Redondo	271,236	55	234	635,000
Mr. Tata	152,820	45	234	358,000
Mr. Wampler	205,200	50	234	481,000
*	We have a convention of rounding payout amounts up to the nearest thousand.

The graphs below show the changes in our named executive officers’ annual incentive compensation between 2021 and 2023.

CEO Annual Incentive Compensation 2021-2023	NEO Annual Incentive Compensation 2021-2023

*	Values for Ms. Gonzalez in 2021 and Mr. Mookerji in 2021 and 2022 are not applicable due to their promotions to VP, Chief Human Resources Officer in September 2022 and SVP, CFO in May 2023, respectively.

Long-Term Incentives

In fiscal 2023, Ducommun granted long-term incentives to its CEO in the form of performance stock units (“PSU”s), performance-based cash awards (“Cash LTIPs”) based on earnings per share (“EPS”) with a relative total shareholder return (“rTSR”) modifier and revenue, and time-based restricted stock units (“RSUs”). Additionally, Ducommun granted long-term incentives to its other named executive officers in the form of PSUs and Cash LTIPs based on EPS and a rTSR modifier, as well as RSUs. The allocation between the equity and cash components of the long-term incentive awards was determined after deliberations with the Compensation Committee involving the evaluation of multiple scenarios and considerations, including ensuring that our executives’ long-term interests remained aligned with those of shareholders and the desire to be judicious with our grant practices to preserve shares under our Amended 2020 Stock Incentive Plan, thereby mitigating the dilutive effect of our long-term equity compensation practices on shareholders. Accordingly,

| 2024 Proxy Statement 50

Back to Contents

to ensure alignment between executives’ and shareholders’ interests, the amount of cash that our NEOs may earn pursuant to the Cash LTIP awards will be based on performance against the same metrics used for the equity components of the PSU awards. The overall mix of long-term incentives granted to our NEOs in 2023, along with a breakdown of the applicable amount of PSUs, Cash LTIPs and RSUs payable in shares of common stock and cash, respectively, are depicted below:

CEO LTI Mix at Target	Other NEO LTI Mix at Target

PSU and Cash LTIP awards encourage executives to focus on specific financial and other goals that the Compensation Committee believes will contribute to long-term shareholder value. Restricted stock units provide a direct ownership interest in Ducommun and a long-term incentive for the named executive officers to remain employed with us. PSU, Cash LTIP, PRSU, and RSU awards are the only forms of long-term compensation afforded to our executives as Ducommun does not maintain a pension plan for our NEOs.

In determining the aggregate value of long-term incentives to grant for 2023, the Compensation Committee considered the results of the WTW compensation assessment as to the value of long-term incentives provided at the 50th to 75th percentiles of our proxy talent peer group data and the 75th percentile of the published survey compensation data. In keeping with those considerations, the long-term incentive awards to our CEO and other named executive officers reflected a mix of performance- and time-based long-term incentives that were generally consistent with the market and prevailing business conditions, and were intended to incentivize our executive officers to achieve the performance metrics thereunder. The Compensation Committee also considered the existing equity holdings of our NEOs and the number of shares both outstanding and available under our long-term incentive plans when granting awards in 2023.

The Compensation Committee made the following target long-term incentive awards to the named executive officers in 2023:

	PSUs (Shares at Target)	(1)	Cash LTIP – EPS/rTSR ($ at Target)	Cash LTIP – Revenue ($ at Target)	RSUs (Shares at Target)	Target Value of PSUs, Cash LTIPs and RSU Grants Combined ($)	(2)
Mr. Oswald	46,622		1,647,240	534,240	15,400	5,371,125
Mr. Mookerji	6,586		311,012	–	6,985	1,003,994
Ms. Gonzalez	1,778		83,961	–	1,886	271,057
Mr. Redondo	4,261		201,230	–	4,519	649,567
Mr. Tata	3,507		165,614	–	3,720	534,648
Mr. Wampler(3)	–		–	–	–	–
(1)	Includes performance restricted stock unit (“PRSU”) grants issued to our CEO.
(2)	Based on grant date fair values, and assuming target performance with respect to PRSUs, PSUs and Cash LTIPs.
(3)	Mr. Wampler assumed a non-executive role with the Company in May 2023 and accordingly, did not receive any long-term incentive awards for that year. He will be involuntarily separated from the Company in Q1 2024, at which time he will receive payments and benefits as required by the terms of his Key Executive Severance Agreement. Please see the discussions under “Severance and Change in Control Agreements and Practices” on page 55 and “Potential Payments Upon Termination or Change in Control” on page 64 for further information.

| 2024 Proxy Statement 51

Back to Contents

The target value of long-term incentives granted to our CEO in 2023 increased in a manner reflective of the more than 25%, or over $150 million, year-over-year increase in our market capitalization, our record level of revenue, and consistent with our philosophy of incentivizing performance in relation to the value realized by shareholders. The Compensation Committee believes this decision remains consistent with our pay-for-performance compensation philosophy and maintains the alignment between executives’ interests and those of our shareholders by ensuring that the majority of our CEO’s total target compensation is dependent on performance, thereby incentivizing continued increases in earnings, revenues and operating income, all to shareholders’ benefit. The target value of the long-term incentives granted to our CEO and named executive officers over the past three years is depicted in the graphs below:

CEO Long-Term Incentive Compensation 2021-2023	NEO Long-Term Incentive Compensation 2021-2023

*	Values for Ms. Gonzalez in 2021 and Mr. Mookerji in 2021 and 2022 are not applicable due to their promotions to VP, Chief Human Resources Officer in September 2022 and SVP, CFO in May 2023, respectively.
**	Mr. Wampler assumed a non-executive role with the Company in May 2023 and accordingly, did not receive any long-term incentive awards for that year. He will be involuntarily separated from the Company in Q1 2024, at which time he will receive payments and benefits as required by the terms of his Key Executive Severance Agreement. Please see the discussions under “Severance and Change in Control Agreements and Practices” on page 55 and “Potential Payments Upon Termination or Change in Control” on page 64 for further information.

CEO Performance Restricted Stock Unit Grant (FY2023-FY2025 Performance Period)

In 2023, our CEO was awarded Performance Restricted Stock Units (“PRSUs”) and a Cash LTIP that may vest based upon the achievement of revenue targets, shown below, in the last year of a three-year performance period (from January 1, 2023, to December 31, 2025). Although revenue is used as a metric in both our short-term and long-term PRSU incentive programs, it accounts for 10% of performance in the current reporting year under the former incentive, while it is utilized in the third year of the performance period under the PRSU program and requires our CEO to implement measures three years in advance to attain the revenue levels specific to the award, which also aligns with shareholders’ interests. As such, the weighting and relevance of the revenue metric under the two incentive programs are quite different. In order to preserve shares under our Amended 2020 Stock Incentive Plan and manage share dilution, the grants will be payable, if at all, in both shares and cash. Based on our 2023 revenues of $757 million, revenues would need to increase by approximately 9% for our CEO to achieve the maximum payout at the end of the performance period, which would provide significant shareholder value.

Three-Year Revenue Goal

Performance Level	Performance (%)	Performance ($M)	Payout %
Maximum	104.0	825	200
Target	100.0	785	100
Threshold	96.0	755	50
<Threshold	<96.0	<755	—

| 2024 Proxy Statement 52

Back to Contents
Performance Stock Units (FY2023-FY2025 Performance Period)

The performance-based long-term incentive awards granted in 2023, including Cash LTIPs, may be earned based upon the achievement of annual adjusted diluted EPS targets during each year of a three-year performance period, subject to a rTSR modifier. The Compensation Committee chose adjusted diluted EPS as the performance metric to tie executive compensation directly to the annual and long-term growth in Ducommun’s earnings. As discussed further below, an rTSR modifier can also be applied to the number of vested PSUs and Cash LTIP amounts to further align executive compensation with shareholder value creation.

The PSUs granted in 2023 will cliff vest at the end of the three-year performance period in an amount between 0% and 200% of the target units or target dollar amounts (as applicable), as shown below.

Adjusted Diluted Earnings Per Share for Awards*

	Adjusted Diluted EPS($)			Vesting Percentage of
	2023	2024	2025	Target Units or Cash for Each Year	Three-Year Total**
Maximum	3.28	3.77	4.33	66.6%	200%
Target	3.02	3.20	3.39	33.3%	100%
Threshold	2.85	2.85	2.85	10.0%	30%
*	The same metrics apply to the PSUs and Cash LTIPs.
**	Assuming performance remains at the same level for all three years of the performance period.

The Compensation Committee set the threshold and target adjusted diluted EPS levels to be consistent with the annual operating plan, with the target level increasing by 6% each year of the performance period, thereby ensuring management is incentivized to improve adjusted diluted earnings per share relative to the end of 2022.

In the event our performance falls between two of the data points listed in the table above, the percentage of target performance stock units and target dollar amounts, as applicable, that are earned will be determined by linear interpolation between the two data points, rounded to the nearest whole unit in the case of the performance stock units. Adjusted diluted EPS is calculated, as determined by the Compensation Committee, by adjusting our diluted EPS to reflect changes in accounting standards, discontinued operations to exclude gain or loss on the sale of any business or product line, and to reflect any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), transaction-related costs or expenses (including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805), debt refinancing costs, and restructuring and other non-recurring expenses.

Relative Total Shareholder Return Modifier

After the end of the three-year performance period of our PSU and Cash LTIP awards our rTSR will be calculated as compared to the Russell 2000 Index for the same period. As depicted in the table below, the total number of PSUs and Cash LTIPs earned will then be determined by multiplying the equity and cash earned, respectively, on the adjusted diluted EPS metric by a modifier between 0.75-1.25. The rTSR modifier will not be greater than 1.0 unless our absolute total shareholder return over the three-year performance period is positive, regardless of our relative ranking. In total, the maximum funding for PSU and Cash LTIP awards based on the achievement of adjusted diluted EPS levels and application of the rTSR modifier is 250% of target.

Relative Total Shareholder Return v. Russell 2000 Index

Total Shareholder Return Percentile Rank			Total Vested Units and Cash Modifier
81%	-	100%	1.25
71%	-	80%	1.15
61%	-	70%	1.10
41%	-	60%	1.00
31%	-	40%	0.90
21%	-	30%	0.85
0%	-	20%	0.75

| 2024 Proxy Statement 53

Back to Contents
Settlement of Awards from Prior Grant Cycles

CEO Performance Restricted Stock Unit Grant (FY2021-FY2023 Performance Period)

In 2021, our CEO was awarded performance restricted stock units (“2021 PRSUs”) subject to vesting based upon the achievement of revenue targets in the last year of a three-year performance period (from January 1, 2021 to December 31, 2023) to incentivize the long-term growth of the business. The Compensation Committee determined the amount of revenue that was achieved relative to its strategic plan in the last year of the performance period, and the percentage and number of the performance restricted stock units earned as a result thereof.

The revenue target for the performance period was established based on our 2021 revenues of $645 million, and the Compensation Committee contemplated that revenues would need to increase by approximately 25% for our CEO to achieve the maximum payout at the end of the performance period in 2023, the attainment of which would provide significant shareholder value. The following table summarizes the original revenue targets as a percentage and dollar value at threshold, target and maximum performance levels and the resulting payout levels:

CEO Revenue Goal Achievement (FY 2021 - FY 2023 Performance Period)

Performance Level	Performance (%)	Performance ($M)	Actual ($M)	Payout %
Maximum	104.4	804.0		200.0
Target	100.0	770.0		100.0
Threshold	95.5	735.0		50.0
<Threshold	<95.5	<735.0
Actual			757.0	82.0

Despite achieving a new all-time revenue record of approximately $757M, surpassing the prior record of $747M in 2012, and increasing revenues by approximately 17% compared to 2021 levels, the level of sales attained in the last year of the performance period fell between the threshold and target levels established under the 2021 grant. Consequently, 11,418 shares, reflecting 82% of the grant award, were issued to the CEO for the 2021 PRSU grant based on linear interpolation.

Performance Stock Units (FY2021-FY2023 Performance Period)

The three-year performance period for performance stock units awarded in 2021 ended on December 31, 2023. The threshold, target, and maximum performance levels for performance stock units awarded in 2021, and the actual performance in each of the years 2021 to 2023, were as follows:

Adjusted Diluted EPS ($) and rTSR Modifier for Performance Stock Unit Determination

	Threshold (10.0% payout each year)	Target (33.3% payout each year)	Maximum (66.6% payout each year)	Actual		% Earned
2021	2.62	2.78	3.01	11.06	*	66%
2022	2.62	2.94	3.46	3.30		56%
2023	2.62	3.12	3.98	3.23		38%
TSR Modifier		50th Percentile Performance				1.00
		Total shares awarded (%)				160%
*	Approximately $8.39 of 2021 Adjusted EPS was attributable to Ducommun’s completion of a sale-leaseback transaction involving its Gardena, CA performance center.

Our relative total shareholder return compared to the Russell 2000 Index was at the 50th percentile, generating a payout multiple of 1.0 and therefore, the number of total shares earned was not adjusted due to the impact of the modifier despite Ducommun achieving a diluted EPS of $3.23 a share, a significant increase in shareholder value compared to the beginning of the performance period.

Timing of Long-Term Incentive Awards

The Compensation Committee has implemented a process whereby all normal cycle long-term incentives are awarded in the spring of each year and long-term equity incentive grants in 2023 were generally consistent with this process. However, long-term incentive grants may be made at other times in the event of the new hire of an executive officer or a special award to recognize individual performance. In addition, the timing of the award of normal cycle long-term equity incentives may be changed in the future, as needed, to meet changing circumstances.

| 2024 Proxy Statement 54

Back to Contents
Severance and Change in Control Agreements and Practices

Ducommun has entered into a key executive severance agreement with each of the executive officers. These agreements (which are all substantially the same) provide for cash severance and double trigger equity acceleration if there is a qualifying termination in connection with a change in control, and limited cash severance if there is a qualifying termination outside the context of a change in control. Key executive severance agreements are considered to be a necessary in the recruitment and retention of qualified executives. We believe having severance agreements in place allows our executives to focus on shareholder interests when considering strategic alternatives because they provide some financial security in the event of an involuntary termination of employment. We do not provide gross-ups for taxes under these agreements. Please refer to the section entitled “Potential Payments Upon Termination or Change in Control” below for further discussion of these agreements.

Mr. Wampler assumed a non-executive role with the Company in May 2023 and accordingly, did not receive any long-term incentive awards in 2023. He will be involuntarily separated from the Company in Q1 2024, at which time he will receive payments and benefits as required by the terms of his Key Executive Severance Agreement.

Amended and Restated Clawback Policy

In August 2023, we adopted an Amended and Restated Clawback policy consistent with the listing standards adopted by the New York Stock Exchange in light of the SEC’s recent adoption of the “Listing Standards for Recovery of Erroneously Awarded Compensation” pursuant to Section 10D of the Securities and Exchange Act of 1934. The amended clawback policy applies in the event: (i) of an accounting restatement that is material to previously issued financial statements; or (ii) of an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, is necessitated due to material noncompliance with financial reporting requirements under U.S. generally accepted accounting principles or SEC rules. In the event of such a restatement, all incentive-based compensation earned by our current or former named executive officers may be recovered to the extent that such payments and vested amounts were higher than they would have been based on corrected financial statements. The clawback policy applies to all incentive-based compensation received in the three fiscal years preceding an accounting restatement.

Securities Trading Policy: Prohibition on Pledging and Hedging

To align the interests of our directors, officers, and employees, including our named executive officers, with our shareholders, our Insider Trading Policy does not permit any director, officer, or employee of Ducommun to either margin our securities or pledge Company securities as a loan or to engage in any hedging transactions involving our securities. Hedging includes the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of securities, including prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Other Compensation

Other compensation and personal benefits paid or made available to the named executive officers are not material. We provide a non-qualified deferred compensation plan and automobile allowance to our named executive officers, as well as medical, dental, life and other insurance benefits. In addition, the named executive officers receive 401(k) matching contributions on the same basis as our other employees. However, we do not provide any pension or supplemental retirement benefits to our named executive officers.

Director and Officer Stock Ownership Policy

In August 2020, the Compensation and Corporate Governance and Nominating Committees of the Board adopted a stock ownership policy that requires certain of our executive officers to acquire and hold shares of our stock equal in value to a multiple of their annual base salary as follows:

Applicable Individuals	Stock Ownership Requirement (Multiple of Base Salary)
Chairman, President and Chief Executive Officer	5x Base Salary
Other NEOs	3x Base Salary

Under the policy, a participant’s stock ownership will be valued based on the average trading price of Ducommun’s stock over a twelve-month period ending on December 31 of each year. Executive officers have five years from the later of the adoption of the policy in August 2020 or their initial election to meet this stock ownership guideline. All of the named executive officers are either in compliance, or have additional time in which to comply, with the stock ownership guideline as of December 31, 2023.

| 2024 Proxy Statement 55

Back to Contents
Compensation Risk Assessment

The Compensation Committee reviews the risks associated with our compensation policies and practices for executive officers and employees generally. The Compensation Committee did not identify any risks arising from these policies and practices that are reasonably likely to have a material adverse effect on us. In the course of its review, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive risk taking, including those outlined below.

Compensation Feature	Compensation Practices
Philosophy	An appropriate compensation philosophy based on proxy talent peer group, pay for performance, and other market compensation data.
Balanced Approach	An effective balance between cash and equity-based compensation. An appropriate mix of short- and long-term performance measures, and maximum payouts under annual cash incentive and performance stock unit programs. Multi-year vesting of long-term stock and cash compensation awards. An appropriate mix of time- and performance-based vesting schedules. Financial measures as well as discretion to recognize individual performance.
Alignment of Interests with Shareholders	Stock ownership guideline for key executive officers.
Perquisites and Retirement Benefits	Limited perquisites and retirement benefits.

Tax Deductibility and Gross-Ups

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

The change in control provisions described in the section entitled “Severance and Change in Control Agreements and Practices” could subject an executive to an excise tax on an “excess parachute payment” under Internal Revenue Code Section 4999. Ducommun does not provide any gross-up to its executives for any excise tax due under this section of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Ducommun’s Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the Compensation Committee,

Dean M. Flatt–Committee Chair
Shirley G. Drazba
Jay L. Haberland
Sheila G. Kramer

| 2024 Proxy Statement 56

Back to Contents

2023 Summary Compensation Table

The Summary Compensation Table and the other tables which follow disclose (in accordance with SEC rules) the compensation for the years ended December 31, 2023, 2022 and 2021 awarded to, earned by or paid to the Named Executive Officers. Columns have been omitted from the table when there has been no compensation awarded to, earned by or paid to any of the Named Executive Officers required to be reported in that column in any year covered by the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	(3)	All Other Compensation ($)	(4)	Total ($)
Named Executive Officers
(NEO)
Stephen G. Oswald	2023	959,707	–	5,001,609		–	2,247,436		72,191		8,280,943
Chairman, President & Chief Executive Officer	2022	924,128	–	3,914,313		–	1,783,567		93,759		6,715,767
	2021	897,211	–	4,370,320		–	987,000		44,636		6,299,099
Suman B. Mookerji	2023	476,692	–	1,035,095		–	725,605		28,934		2,266,326
Senior Vice President, Chief Financial Officer	2022	–	–	–		–	–		–		–
	2021	–	–	–		–	–		–		–
Laureen S. Gonzalez	2023	289,477	–	279,453		–	271,158		27,113		867,201
Vice President, Chief Human Resources Officer	2022	231,687	–	269,310		–	178,863		11,941		691,801
	2021	–	–	–		–	–		–		–
Jerry L. Redondo	2023	493,156	–	669,690		–	635,178		28,981		1,827,005
Senior Vice President, Operations	2022	471,502	–	613,160		–	500,500		28,193		1,613,355
	2021	450,660	–	588,988		–	248,000		27,698		1,315,209
Rajiv A. Tata	2023	339,600	–	551,209		–	357,873		37,518		1,286,200
Vice President, General Counsel & Secretary	2022	323,428	–	504,598		–	280,897		35,429		1,144,352
	2021	307,176	–	516,464		–	153,000		26,081		1,001,773
Christopher D. Wampler	2023	410,400	–	–		–	480,536		28,228		919,164
Former Vice President, Chief Financial Officer, Controller and Treasurer	2022	402,646	–	575,196		–	388,553		31,763		1,398,157
	2021	353,459	–	516,464		–	195,000		30,259		1,094,585
(1)	These columns show the grant date fair value of awards granted to Messrs. Oswald, Mookerji, Redondo, Tata and Ms. Gonzalez computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock option awards, performance stock units (“PSUs”) payable in shares and cash, Performance Restricted Stock Units payable in shares (“PRSUs”) and restricted stock units (“RSUs”) are contained in Footnote 11 to Ducommun’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023.
(2)	The awards included in the Stock Awards column for our CEO consisted of PRSUs payable in shares, RSUs and PSUs, and for our named executive officers, PSUs and RSUs in 2023. The grant date fair value of RSUs issued in May 2023 was $48.70. The value of PRSUs payable in shares and PSUs, each of which are subject to performance conditions, are shown in the table above based on the probable outcome of the performance conditions as of the grant date for the award. The following table shows the maximum values for the PSUs, payable in cash and equity, and PRSUs, payable in equity to Mr. Oswald, both as of the grant date year of the award:

| 2024 Proxy Statement 57

Back to Contents
Name	Year of Award	Maximum Performance Stock Unit Grant Date Fair Value ($)
Stephen G. Oswald	2023	8,503,259
	2022	9,531,387
	2021	8,043,268
Suman B. Mookerji	2023	1,389,850
Laureen S. Gonzalez	2023	375,209
	2022	395,625
Jerry L. Redondo	2023	899,230
	2022	1,008,899
	2021	995,083
Rajiv A. Tata	2023	740,091
	2022	830,176
	2021	872,060
Christopher D. Wampler	2023	–
	2022	946,390
	2021	872,060
(3)	Non-equity incentive plan compensation was earned for each year ended and was paid in the first quarter of the following year.
(4)	The following table discloses each item included in the “All Other Compensation” column for 2023:

Name	Automobile Allowance ($)	(a)	Life Insurance Premiums ($)	Ducommun Contributions to 401(k) Plan ($)	Ducommun Contributions to NQDCP ($)	(b)	Total ($)
Stephen G. Oswald	18,024		1,080	9,900	43,187		72,191
Suman B. Mookerji	18,024		1,010	9,900	–		28,934
Laureen S. Gonzalez	18,024		622	8,467	–		27,113
Jerry L. Redondo	18,024		1,057	9,900	–		28,981
Rajiv A. Tata	18,024		727	8,214	10,553		37,518
Christopher D. Wampler	7,510		887	9,900	9,931		28,228
(a)	Equates to a payment of $1,502 per month for automobile-related travel expenses such as lease payments, fuel and insurance.
(b)	Includes amounts equal to the 10 Year U.S. Treasury Bill Rate plus three hundred basis points based on participants’ annual contributions to the Plan, which will vary from year-to-year.

| 2024 Proxy Statement 58

Back to Contents

2023 Grants of Plan-Based Awards Table

The following table provides information on the 2023 Bonus Plan and the award of performance stock units (“PSU”s), Cash LTIPs and restricted stock units (“RSU”s) to the named executive officers during 2023:

		Estimated Future Payments Under Non-Equity Incentive Plan Awards					Estimated Future Payments Under Equity Incentive Plan Awards				All Other Stock	All Other Option	Exercise	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	(1)	Maximum ($)	(1)	Threshold (#)	Target (#)	(2)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Options (#)	or Based Price of Option Awards ($/Sh)	Stock and Option Awards ($)	(3)
Stephen G. Oswald
2023 Bonus Plan			959,707		2,879,121
Performance Stock Units - EPS/rTSR	5/08/2023							34,738		86,845				1,860,915
Cash LTIP - EPS/rTSR	5/08/2023							1,647,240		4,118,100				1,811,964
Performance Restricted Stock Units - Revenue	5/08/2023							11,884		23,768				578,751
Cash LTIP - Revenue	5/08/2023		534,240		1,068,480
Restricted Stock Units	5/08/2023										15,400			749,980
Suman B. Mookerji
2023 Bonus Plan			309,850		929,550
Performance Stock Units – EPS/rTSR(4)	5/08/2023							6,586		16,465				352,812
Cash LTIP – EPS/rTSR(4)	5/08/2023							311,012		777,530				342,113
Restricted Stock Units	5/08/2023										6,985			340,170
Laureen S. Gonzalez
2023 Bonus Plan			115,791		347,373
Performance Stock Units - EPS/rTSR	5/08/2023							1,778		4,445				95,247
Cash LTIP - EPS/rTSR	5/08/2023							83,961		209,903				92,357
Restricted Stock Units	5/08/2023										1,886			91,848
Jerry L. Redondo
2023 Bonus Plan			271,236		813,707
Performance Stock Units - EPS/rTSR	5/08/2023							4,261		10,653				228,262
Cash LTIP - EPS/rTSR	5/08/2023							201,230		503,075				221,353
Restricted Stock Units	5/08/2023										4,519			220,075
Rajiv A. Tata
2023 Bonus Plan			152,820		458,460
Performance Stock Units - EPS/rTSR	5/08/2023							3,507		8,768				187,870
Cash LTIP - EPS/rTSR	5/08/2023							165,614		414,035				182,175
Restricted Stock Units	5/08/2023										3,720			181,164
Christopher D. Wampler(5)
2023 Bonus Plan			205,200		615,600
Performance Stock Units - EPS/rTSR
Cash LTIP - EPS/rTSR
Restricted Stock Units

(1)	The target and maximum amounts of awards are based on either: (i) the bonus-eligible salary of each of the named executive officers at December 31, 2023, or (ii) the target value of cash-based awards under the Ducommun Incorporated Amended and Restated 2020 Stock Incentive Plan. In the case of Mr. Oswald, Cash LTIPs - Revenue does not fall within the scope of Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(2)	The fair value for performance-based Cash LTIPs - EPS/rTSR are depicted in dollar amounts and fall within the scope of Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)	The fair value of the PSUs – EPS/rTSR are shown based on the probable outcome of the performance conditions as of the date of grant of the awards.
(4)	Sixty-six percent (66%) of Mr. Mookerji’s long terms incentives in connection with his promotion to Senior Vice Present, Chief Financial Officer are performance based.
(5)	Mr. Wampler assumed a non-executive role with the Company in May 2023 and accordingly, did not receive any long-term incentive awards for that year. He will be involuntarily separated from the Company in Q1 2024, at which time he will receive payments and benefits as required by the terms of his Key Executive Severance Agreement. Please see the discussions under “Severance and Change in Control Agreements and Practices” on page 55 and “Potential Payments Upon Termination or Change in Control” on page 64 for further information.

| 2024 Proxy Statement 59

Back to Contents

2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on unexercised stock options (“SOs”) and unvested PSUs and RSUs granted to the named executive officers that were outstanding on December 31, 2023:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3)(4)	Equity Incentive Plan Awards: Market or Payout Values of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Oswald
SOs	5/14/2018	32,500		–	32.90	5/14/2028
SOs	6/17/2019	35,000		–	42.25	6/17/2029
PRSUs	1/23/2017									26,667		1,388,284
PRSUs	6/22/2022									12,091		629,457
PRSUs	5/08/2023									11,884		618,681
PSUs	6/22/2022									46,585		2,425,212
PSUs	6/22/2022									45,359		2,361,389
PSUs	5/08/2023									67,160		3,496,357
PSUs	5/08/2023									65,394		3,404,386
RSUs	2/17/2021						6,120		318,607
RSUs	5/08/2023						15,400		801,724
Suman B. Mookerji
SOs	6/17/2019	4,700		–	42.45	6/17/2029
SOs	10/10/2019	7,500		–	40.44	10/10/2029
PSUs	6/22/2022									2,762		143,781
PSUs	6/22/2022									7,797		405,904
PSUs	5/08/2023									12,733		662,877
PSUs	5/08/2023									12,347		642,775
RSUs	2/17/2021						1,126		58,620
RSUs	6/22/2022						3,116		162,219
RSUs	8/30/2022						1,334		69,448
RSUs	5/08/2023						6,985		363,639
Laureen S. Gonzalez
PSUs	4/22/2022									3,042		158,349
PSUs	5/08/2023									3,437		178,955
PSUs	5/08/2023									3,333		173,524
RSUs	1/11/2021						408		21,240
RSUs	12/08/2021						334		17,388
RSUs	4/22/2022						1,334		69,448
RSUs	5/08/2023						1,886		98,185

| 2024 Proxy Statement 60

Back to Contents
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3)(4)	Equity Incentive Plan Awards: Market or Payout Values of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jerry L. Redondo
SOs	6/17/2019	4,700		–	42.25	6/17/2029
PSUs	6/22/2022									2,944		153,282
PSUs	6/22/2022									8,312		432,709
PSUs	5/08/2023									8,238		428,867
PSUs	5/08/2023									7,989		415,886
RSUs	2/17/2021						1,170		60,910
RSUs	6/22/2022						3,321		172,891
RSUs	5/08/2023						4,519		235,259
Rajiv A. Tata
SOs	5/14/2018	1,833		–	32.90	5/14/2028
SOs	6/17/2019	5,840		–	42.25	6/17/2029
SOs	10/10/2019	2,500		–	40.44	10/10/2029
PSUs	6/22/2022									2,422		126,109
PSUs	6/22/2022									6,841		356,123
PSUs	5/08/2023									6,780		352,977
PSUs	5/08/2023									6,575		342,278
RSUs	2/17/2021						1,027		53,466
RSUs	6/22/2022						2,734		142,332
RSUs	5/08/2023						3,720		193,663
Christopher D. Wampler
RSUs	2/17/2021						1,027		53,466
(1)	The unexercisable stock options become exercisable in increments on the anniversary date of the date of grant such that for stock options granted in 2019, one-third vested and became exercisable in each of 2020, 2021 and 2022.
(2)	The unvested restricted stock units vest as follows: (i) with respect to grants in 2020, one-third vested in each of 2021, 2022 and 2023; (ii) with respect to grants in 2021, one-third vested in each of 2022 and 2023, and one-third will vest in 2024; (iii) with respect to grants in 2022, one-third vested in 2023, and one-third will vest in each of 2024 and 2025; and (iv) with respect to grants in 2023, the award will vest in equal installments of one-third in each of 2024, 2025 and 2026.
(3)	Performance stock units are shown based on our actual achievement of performance measures for periods through 2023 and at the maximum number of shares eligible to vest for performance periods that end after 2023. The performance stock units will vest if the performance conditions are met as follows: (i) grants in 2021 vested based on achievement of the performance metrics on December 31, 2023 and were settled in the first quarter of 2024, (ii) grants in 2022 will vest, if at all, based on achievement of the performance metrics on December 31, 2024 and will be settled in the first quarter of 2025, and (iii) grants in 2023 will vest, if at all, based on achievement of the performance metrics on December 31, 2025 and will be settled in the first quarter of 2026.
(4)	The amounts for PRSUs and PSUs are calculated based on the number of unvested PRSUs and PSUs, respectively, and the closing price of our common stock on the NYSE on the last trading day of 2023 ($52.06).

| 2024 Proxy Statement 61

Back to Contents

2023 Option Exercises and Stock Vested Table

The following table provides information on the exercise of stock options and vesting of stock for the Named Executive Officers during 2023:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen G. Oswald	–	–	77,471	(1)	3,775,162
Suman B. Mookerji	–	–	14,732	(2)	713,623
Laureen S. Gonzalez	1,408	74,765	1,712	(3)	89,458
Jerry L. Redondo	9,000	425,430	14,656	(2)	712,277
Rajiv A. Tata	–	–	12,623	(2)	613,853
Christopher D. Wampler	8,900	449,361	9,087	(2)	441,108
(1)	The number of shares reflects: (a) restricted stock units that vested during the year, (b) PSUs from the 2021 grant, for which the performance period ended on December 31, 2023, and (c) PRSUs from the 2021 grant, for which the performance period ended on December 31, 2023.
(2)	The number of shares reflects: (a) restricted stock units that vested during the year, and (b) PSUs from the 2021 grant, for which the performance period ended on December 31, 2023.
(3)	The number of shares reflects restricted stock units that vested during the year.

2023 Pension Benefits Table

We do not provide any pension benefits to any of our named executive officers.

| 2024 Proxy Statement 62

Back to Contents

2023 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We offer a nonqualified defined contribution and nonqualified deferred compensation plan (the “Plan”) to certain members of our management, including the named executive officers. Participants may elect to receive all or a portion of any Plan year’s deferral balance while they are still employed by Ducommun under various conditions as set forth in the Plan. Participants who separate from Ducommun will have their deferral balances paid within ninety (90) days after their employment ends, unless specific retirement guidelines are met. Participants who meet our retirement guidelines can elect to have their distributions made in either a lump sum or in two to ten annual installments, depending on the payment method selected. Participants with deferred amounts less than $100,000 will be paid out in a lump sum upon departing from Ducommun. Scheduled in-service distributions are also paid in a lump sum. If a participant terminates prior to or while receiving a scheduled in-service distribution, or if a participant has elected to have the deferral balance paid after employment ends, the distribution will be paid (or installments will commence) in the month following separation from service. However, for certain specified employees, post-employment distributions generally cannot be paid until six months after separation of service, except in the event of death. Additionally, limited portions of a participant’s account may be distributed in accordance with the Plan in the event the participant suffers a sudden, unexpected and severe financial hardship. We may credit additional amounts under the Plan on behalf of eligible employees in an amount equal to the 10 Year U.S. Treasury Bill Rate plus three hundred basis points based on participants’ annual contributions to the Plan. The table below summarizes participants’ contributions to the Plan for 2023:

Name	Executive Contributions in Last FY ($)	(1)	Registrant Contributions in Last FY ($)	(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen G. Oswald	673,001		43,187		140,091	–	2,431,511
Suman B. Mookerji	–		–		135,244	–	135,244
Laureen S. Gonzalez	–		–		–	–	–
Jerry L. Redondo	–		–		–	–	–
Rajiv A. Tata	212,896		10,553		66,677	–	478,088
Christopher D. Wampler	175,763		9,931		17,884	–	361,550
(1)	Executive contributions represent a percentage of Salary and Non-Equity Incentive Plan Compensation amounts identified in the Summary Compensation Table. Amounts related to unvested PSUs and RSUs are excluded and, if deferred, will be reported as a contribution in the year of vesting.
(2)	Registrant contributions are reported in “All Other Compensation” in the Summary Compensation Table.

| 2024 Proxy Statement 63

Back to Contents

Potential Payments Upon Termination or Change in Control

We have entered into key executive severance agreements with each of our executive officers. The key executive severance agreements provide that if a change in control of Ducommun occurs and there is qualifying termination of employment of the named executive officer within the three months prior to or 24 months following that change in control, the named executive officer will be entitled to receive payment in a single lump sum of an amount equal to the sum of (i) two times the annual base salary of the executive officer prior to the change in control and (ii) two times the target annual cash incentive of the executive officer under our annual cash incentive plan in effect during the year prior to the change in control. Further, with respect to long-term equity incentives granted to such executive officers, (x) stock options become fully exercisable immediately, (y) performance stock units become vested immediately based on our actual achievement of performance measures for periods through the date of termination of employment and at the target number of shares for periods after the date of termination of employment, and (z) restricted stock units vest immediately.

As used herein, a change in control of Ducommun is generally deemed to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of our assets, the acquisition by a person or group of certain percentages of our outstanding voting securities, the consummation of a plan of liquidation or dissolution of Ducommun, or certain changes in the members of the Board.

The key executive severance agreements also provide that if there is a qualifying termination of employment of the named executive officer at any time other than in connection with a change in control of Ducommun as described above, the named executive officer shall be entitled to receive payment of his or her full salary for a period of one year (or, two years in the case of the CEO), together with payment of the amount of any annual cash incentive for a past year that has not yet been awarded or paid and continuation of benefits for a period of one year (or, two years in the case of the CEO).

A qualifying termination of employment includes any termination of employment other than a termination for cause, except for death, disability or retirement. Termination for cause is defined in the key executive severance agreements as termination by Ducommun upon (i) the willful and continued failure by the executive to substantially perform his or her duties with Ducommun other than any such failure resulting from the executive’s incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the executive by the chief executive officer or the Compensation Committee that specifically identifies the manner in which the executive has not substantially performed his or her duties, or (ii) the willful engaging by the executive in misconduct that is materially injurious to Ducommun, monetarily or otherwise, and that constitutes on the part of the executive common law fraud or a felony. For purposes of this definition, no act or failure to act, on the part of an executive, is considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the action or omission was in the best interest of Ducommun. In the event of a change in an executive’s position or duties, a reduction in the executive’s salary, a removal from eligibility to participate in our annual cash incentive plan, or other events as described in the key executive severance agreements, then the executive will have the right to treat such event as a termination of his or her employment by Ducommun without cause and to receive the payments and benefits described above.

If a change in control of Ducommun occurs and there is a qualifying termination of employment of a named executive officer within the three months prior to or 24 months following the change in control of Ducommun, the named executive officer would receive the amounts in the table below in the column “Termination of Employment in Connection with Change in Control.” If there is a qualifying termination of employment of the named executive officer under other circumstances, the named executive officer would receive the amounts in the table below in the column “Other Termination of Employment.” The information in the table below assumes that a triggering event occurred on December 31, 2023.

Name	Benefits	Termination of Employment in Connection with a Change in Control ($)	Other Termination of Employment
Stephen G. Oswald	Salary(1)	1,930,838	1,930,838
	Bonus(1)	1,919,414	–
	Benefits	–	27,304
	Stock Options	–	–
	Performance Stock Units(3)	11,944,177	–
	Restricted Stock Units(4)	1,120,331	–
	Total	16,914,760	1,958,142

| 2024 Proxy Statement 64

Back to Contents
Name	Benefits	Termination of Employment in Connection with a Change in Control ($)	Other Termination of Employment
Suman B. Mookerji	Salary(2)	1,013,906	506,953
	Bonus(2)	619,700
	Benefits	–	23,809
	Stock Options	–
	Performance Stock Units(3)	1,405,112
	Restricted Stock Units(4)	653,926
	Total	3,692,644	530,762
Laureen S. Gonzalez	Salary(2)	582,400	291,200
	Bonus(2)	231,582	–
	Benefits	–	26,602
	Stock Options	–	–
	Performance Stock Units(3)	389,283	–
	Restricted Stock Units(4)	206,262	–
	Total	1,409,527	317,802
Jerry L. Redondo	Salary(2)	994,548	497,274
	Bonus(2)	542,471	–
	Benefits	–	37,458
	Stock Options	–	–
	Performance Stock Units(3)	1,139,478	–
	Restricted Stock Units(4)	469,061	–
	Total	3,145,558	534,732
Rajiv A. Tata	Salary(2)	684,212	342,106
	Bonus(2)	305,640	–
	Benefits	–	25,663
	Stock Options	–	–
	Performance Stock Units(3)	937,717	–
	Restricted Stock Units(4)	389,461	–
	Total	2,317,030	367,769
Christopher D. Wampler	Salary(2)	820,800	410,400
	Bonus(2)	410,400	–
	Benefits	–	24,229
	Stock Options	–	–
	Performance Stock Units(3)	–	–
	Restricted Stock Units(4)	53,466	–
	Total	1,284,666	434,629
(1)	The amount of salary continuation for the Chairman, President and CEO is equal to two times his base salary as of December 31, 2023 plus two times his target bonus.
(2)	The amounts of salary continuation are equal to two times the base salary as of December 31, 2023 plus two times the target annual bonus of the named executive officer under our Bonus Plan in effect during the year prior to the change in control.
(3)	The amounts for PSUs are calculated based on the number of unvested PSUs payable in shares and the closing price of our common stock on the NYSE on the last trading day of 2023 ($52.06). The number of unvested PSUs includes Cash-LTIPs and has been calculated based on our actual achievement of performance measures for periods through year-end 2023 plus the target number of shares for periods after year-end 2023. PSUs granted in 2021 are not included since they are considered to be fully vested at December 31, 2023. The number of unvested PRSUs payable in shares and cash granted to Mr. Oswald are included in these amounts based on the closing price of our common stock on the NYSE on the last trading day of 2023 ($52.06).
(4)	The amounts for RSUs are calculated based on the number of unvested RSUs and the closing price of our common stock on the NYSE on the last trading day of 2023 ($52.06).

| 2024 Proxy Statement 65

Back to Contents

Pay Ratio Disclosure

Mr. Oswald’s 2023 annual total compensation was $8,280,943 and the 2023 annual total compensation of the median compensated employee as of December 31, 2023, other than our CEO, Stephen G. Oswald, was $70,402. The ratio of these amounts was 118-to-1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll records and the methodology described below. For these purposes, we identified the median compensated employee using base annual pay, excluding overtime, for calendar year 2023, which we annualized for any permanent employee who did not work for the entire year. As permitted by SEC rules, we excluded approximately 2 employees located in Thailand, who in the aggregate represented less than 5% of our 2,265 employees.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance Table

The Pay Versus Performance Table, associated narratives and other tables which follow, describe how compensation actually paid to our Named Executive Officers aligns to our financial performance for the years ended December 31, 2023, 2022, 2021 and 2020, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K.

Pay versus Performance Table

			(d) Average of Summary	(e) Average	Value of Initial Fixed $100 Investment Based On:
(a) Year	(b) Summary Compensation Table Total for PEO(1)	(c) Compensation Actually Paid to PEO(2)	Compensation Table Total for Non-PEO NEOs(3)	Compensation Actually Paid to Non-PEO NEOs(4)	(f) Total Shareholder Return(5)	(g) Peer Group Total Shareholder Return(6)	(h) Net Income(11)	(i) Operating Income(12)
2023	$8,280,943	$8,341,624	$1,433,179	$1,406,159	$103	$102(7)	$15.9M	$28.9M
2022	$6,715,767	$7,935,272	$1,211,916	$1,337,524	$99	$73(8)	$28.8M	$39.8M
2021	$6,299,099	$5,443,103	$1,150,893	$984,658	$93	$87(9)	$25.5M	$48.8M
2020	$4,977,506	$8,347,343	$1,021,275	$1,455,593	$106	$98(10)	$29.2M	$45.5M

(1)	The dollar amounts reported are the total compensation reported in the Summary Compensation Table for our PEO. Our PEO for all four years covered by the Pay Versus Performance table was Stephen G. Oswald.

(2)	The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Oswald, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO(c)
2023	$8,280,943	$5,001,609	$5,062,290	$8,341,624
2022	$6,715,767	$3,914,313	$5,133,818	$7,935,272
2021	$6,299,099	$4,370,320	$3,514,324	$5,443,103
2020	$4,977,506	$2,251,772	$5,621,609	$8,347,343

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

| 2024 Proxy Statement 66

Back to Contents
Year	Year End Fair Value of Equity Awards Granted in the Year that were Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value from Prior Fiscal Year End until the Vesting Date for Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2023	$5,314,566	$(469,578)	–	$217,302	–	–	$5,062,290
2022	$4,984,375	$176,717	–	$(27,274)	–	–	$5,133,818
2021	$3,551,870	$(861,732)	–	$824,186	–	–	$3,514,324
2020	$4,632,761	$996,722	–	$(7,874)	–	–	$5,621,609

(c)	In accordance with SEC rules, the amount in this column for each covered year has been calculated by subtracting the amount reported in the “Reported Value of Equity Awards” column for such covered year from the amount reported in the “Reported Summary Compensation Table Total for PEO” column for such covered year and then adding to such figure the amount reported in the “Equity Award Adjustments” column for such covered year.

(3)	The dollar amounts reported represent the average of the amounts reported for our NEOs as a group (excluding our CEO)(“Non-PEO NEOs”) in the “Total” column of the Summary Compensation Table in each applicable year. Non-PEO NEOs in 2023 included: Suman B. Mookerji, Jerry L. Redondo, Laureen S. Gonzalez, Rajiv A. Tata and Christopher D. Wampler. Non-PEO NEOs in 2022 included: Jerry L. Redondo, Laureen S. Gonzalez, Rajiv A. Tata and Christopher D. Wampler. Non-PEO NEOs in 2021 included: Jerry L. Redondo, Rose F. Rogers, Rajiv A. Tata and Christopher D. Wampler. Non-PEO NEOs in 2020 included: Jerry L. Redondo, Rose F. Rogers, Rajiv A. Tata and Christopher D. Wampler.

(4)	The dollar amounts reported represent the average amount of “compensation actually paid” to the Non-PEO NEOs as a group, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs(b)
2023	$1,433,179	$507,089	$480,069	$1,406,159
2022	$1,211,916	$490,566	$616,174	$1,337,524
2021	$1,150,893	$534,595	$368,360	$984,658
2020	$1,021,275	$328,671	$762,989	$1,455,593

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year that were Unvested at Year End	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value from Prior Fiscal Year End until the Vesting Date for Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Average Equity Award Adjustments
2023	$539,098	$(43,358)	–	$(15,670)	–	–	$480,069
2022	$603,136	$29,751	–	$(16,713)	–	–	$616,174
2021	$408,433	$(94,674)	–	$54,601	–	–	$368,360
2020	$696,886	$112,329	–	$(46,226)	–	–	$762,989
(b)	In accordance with SEC rules, the amount in this column for each covered year has been calculated by subtracting the amount reported in the “Average Reported Value of Equity Awards” column for such covered year from the amount reported in the “Average Reported Summary Compensation Table Total for Non-PEO NEOs” column for such covered year and then adding to such figure the amount reported in the “Average Equity Award Adjustments” column for such covered year.

(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
(7)	Please see the “Benchmarking and Proxy Talent Peer Groups” section of the Compensation Discussion and Analysis section for a list of the proxy talent peer group used to determine 2023 compensation. Cubic Corporation was removed due to the completion of its acquisition by private equity firms and was replaced by AeroVironment, Inc. and Triumph Group, Inc.

| 2024 Proxy Statement 67

Back to Contents
(8)	The proxy talent peer group used to determine 2022 compensation for our PEO and non-PEO NEOs included: AAR Corporation, Astronics Corporation, Barnes Group, Inc., CIRCOR International, Cubic Corporation, HEICO Corporation, Hexcel Corporation, Kaman Corporation, Kratos Defense & Security Solutions, Inc., Mercury Systems, Inc., RBC Bearings, Inc.
(9)	The proxy talent peer group used to determine 2021 compensation for our PEO and non-PEO NEOs included: AAR Corp., Aerojet Rocketdyne Holdings, Inc., Astronics Corporation, Barnes Group Inc., CIRCOR International, Inc., Cubic Corporation, Heico Corporation, Kaman Corporation, Kratos Defense & Security Solutions, Inc., Mercury Systems, Inc. and RBC Bearings Incorporated.
(10)	The proxy talent peer group used to determine 2020 compensation for our PEO and non-PEO NEOs included: AAR Corp., Aerojet Rocketdyne Holdings, Inc., Astronics Corporation, Barnes Group, Inc., CIRCOR International, Inc., Cubic Corporation, Heico Corporation, Kaman Corporation, Kratos Defense & Security Solutions, Inc., Mercury Systems, Inc. and RBC Bearings Incorporated.
(11)	2021 Net Income excludes $110M attributable to Ducommun’s completion of a sale-leaseback transaction involving its Gardena, CA performance center.
(12)	Operating income mainly decreased due to $11.9 million in restructure expenses related to the repositioning of production at three of our performance centers in conjunction with our 2022 restructure plan to enhance the cost structure of our operations.

As described in more detail above in our “2023 Compensation Discussion and Analysis”, we use various measures to align the compensation of our named executive officers with Company performance.

The following tabular list identifies, in alphabetical order, the financial measures we have determined to be the most important to link compensation actually paid to both our PEO and NEOs for the most recently completed fiscal year:

Cash Flow from Operations	Net Revenue
Diluted Earnings per Share	Operating Income
Net Income

Not all of these measures are presented in the Pay versus Performance table. The Company has generally sought to incentivize long-term performance, and therefore has not specifically aligned the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.

In accordance with such rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

(1)	Total Shareholder Return: Company versus Proxy Talent Peer Group and (2) “Compensation Actually Paid” versus Company Total Shareholder Return

The graphs below illustrate our TSR compared to our proxy talent peer group’s TSR over the period 2020 to 2023:

DCO TSR vs. Talent Peer Group TSR(1)	Compensation Actually Paid vs. DCO TSR(2)

As the above graphs illustrate, Ducommun’s TSR outperformed that of its proxy talent peer group over the period covered by the Pay versus Performance Table, despite the changes to our proxy talent peer group in each of 2021, 2022 and 2023. In addition, the Compensation Actually Paid to our PEO was proportionately aligned with the Company’s TSR over the same prior four-year period.

(3)	“Compensation Actually Paid” versus Net Income and Operating Income

| 2024 Proxy Statement 68

Back to Contents

The graph below illustrates the relationship between our net income, operating income and compensation actually paid to our PEO and non-PEO NEOs:

Net Income vs. Operating Income vs. Comp Actually Paid(3)

(a)	Rounded to nearest $100,000.
*	2021 Net Income excludes $110M attributable to Ducommun’s completion of a sale-leaseback transaction involving its Gardena, CA performance center.

As illustrated in the above graph, our net income decreased between 2022 and 2023 due to higher SG&A, interest and restructuring expenses, with the latter contributing to the decrease in operating income as well. However, the compensation actually paid to our PEO and non-PEO NEOs increased slightly, reflective of the year-over-year increase in market capitalization of approximately $150M and our all-time high revenues in 2023, and which was consistent with our pay for performance compensation philosophy.

| 2024 Proxy Statement 69

Back to Contents

Proposal 3

Approval of the Company’s 2024 Stock Incentive Plan

Introduction

On March 11, 2024, the Board of Directors unanimously adopted and approved the 2024 Stock Incentive Plan (the “2024 Stock Plan”), and is submitting the 2024 Stock Plan to shareholders for their adoption and approval at the 2024 Annual Meeting. Upon approval by our shareholders, the 2024 Stock Plan would replace our shareholder-approved Amended and Restated 2020 Stock Incentive Plan (the “Current Plan”). The 2024 Stock Plan would, among other things, provide for issuance of 604,000 shares of Ducommun common stock. The Board of Directors believes our interests are best advanced by providing equity-based incentives to certain individuals responsible for our long-term success by encouraging such persons to remain in the service of Ducommun and to align the financial objectives of such individuals with those of our shareholders.

The Current Plan is the only active stock incentive plan under which Ducommun can grant equity-based compensation awards. Because Ducommun anticipated that its equity-based compensation needs would soon exceed the remaining shares available under the Current Plan, the Board of Directors of Ducommun adopted the 2024 Stock Plan. The table below gives information about Ducommun’s common stock that may be issued upon the exercise of options and vesting of restricted stock units and performance stock units under all of Ducommun’s equity compensation plans as of December 31, 2023. The table therefore includes the following plans: the 2013 Stock Incentive Plan (the “2013 Plan”) and the Current Plan. There are no outstanding awards under equity compensation plans not approved by shareholders. The table below also includes information regarding the 2024 Stock Plan.

New shares being authorized under the 2024 Stock Plan	604,000
Stock options outstanding	137,150
Weighted average exercise price	$ 38.66
Weighted average remaining contractual life of stock options	4.9 years
Restricted Stock Units outstanding (unvested)	209,814
Performance Stock Units outstanding (unvested)	269,188
Shares remaining for grant under the Current Plan	141,377
Total number of shares available for future awards after April 24, 2024 if this proposal is approved	745,377

As of December 31, 2023, Ducommun had approximately 616,152 shares of common stock subject to outstanding awards (under the Current Plan and 2013 Plan) or available for future awards under the Current Plan, which represented approximately 4% of our common stock outstanding, alternatively referred to as the overhang percentage. The 2024 Stock Plan, if approved, will provide for the issuance of 604,000 shares in addition to shares remaining under the Current Plan. The 604,000 additional shares of common stock would increase the overhang percentage by approximately 5% to approximately 9%. Between 2021 and 2023, Ducommun’s three-year average burn rate was 1.98%. We expect the 2024 Stock Plan to be sufficient to support Ducommun’s equity-based compensation programs for approximately two years.

Why You Should Vote for the 2024 Stock Plan

The Board of Directors recommends that our shareholders approve the 2024 Stock Plan because it believes appropriate equity incentives are important to attract and retain the highest caliber of employees, to link incentive reward to Ducommun performance, to encourage employee and director ownership in our Company, and to align the interests of participants to those of our shareholders. The approval of the 2024 Stock Plan will enable us to continue to provide such incentives.

| 2024 Proxy Statement 70

Back to Contents
Promotion of Good Corporate Governance Practices

The Board of Directors believes the use of share-based incentive awards promotes best practices in corporate governance by aligning participants’ interests with maximizing shareholder value. Specific features of the 2024 Stock Plan that are consistent with good corporate governance practices include, but are not limited to:

1.	Options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;
2.	Ducommun will not, without shareholder approval, reduce the exercise price of a stock option or stock appreciation right and, at any time when the exercise price of a stock option or stock appreciation right is above the fair market value, the Company will not, without shareholder approval (except in the case of a change in control), cancel and re-grant or exchange such stock option or stock appreciation right for cash or a new award;
3.	Dividends or dividend equivalents credited/payable in connection with an award that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests;
4.	Awards under the plan, including any shares subject to an award, may be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by Ducommun in the future;
5.	No liberal share recycling;
6.	Annual limit on equity and cash compensation that may be paid or awarded to non-employee directors; and
7.	Limits on full-value awards that can be granted.

2024 Stock Plan Summary

The following is a description of the material features of the 2024 Stock Plan. The complete text of the 2024 Stock Plan is attached hereto as Appendix B to this Proxy Statement. The following discussion is qualified in all respects by reference to Appendix B.

Purpose and Eligibility

The purpose of the 2024 Stock Plan is to enable Ducommun and its subsidiaries to attract, retain and motivate participants by providing for or increasing their proprietary interests in Ducommun. Any person who is a current or prospective employee or a nonemployee director of Ducommun or any of its subsidiaries will be eligible to be considered for the grant of awards under the 2024 Stock Plan. As of the December 31, 2023, approximately seven non-employee directors, five executive officers and 2,265 other employees of Ducommun and its subsidiaries were so eligible.

Shares Subject to the 2024 Stock Plan and to Awards

The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2024 Stock Plan is 604,000, subject to adjustments to prevent dilution, plus any shares of common stock that remained available for grant under the Current Plan as of April 24, 2024 and any shares of common stock subject to outstanding awards under the Amended 2020 Plan as of April 24, 2024 that on or after April 24, 2024 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.

The 2024 Stock Plan provides that the aggregate dollar value of equity-based awards (based on the grant date fair value of such awards) and cash compensation granted under the 2024 Stock Plan or otherwise during any calendar year to any one non-employee director shall not exceed $700,000; provided, however, that in the calendar year in which a non-employee director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the participant may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit shall not count any tandem stock appreciation rights

Shares of common stock issued under the 2024 Stock Plan may be either authorized and unissued shares or previously issued shares acquired by Ducommun. On forfeiture, termination or expiration of an unexercised or unvested award under the Plan, in whole or in part, the number of shares of common stock subject to such award again become available for grant under the 2024 Stock Plan. The 2024 Stock Plan provides that shares retained by or delivered to Ducommun to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of stock appreciation rights in stock, and shares purchased by Ducommun in the open market do not become available for issuance as future awards under the Plan.

The closing price of Ducommun’s stock on February 26, 2024 was $48.73 per share.

| 2024 Proxy Statement 71

Back to Contents
Administration

The 2024 Stock Plan is administered by the Compensation Committee, which is a committee of two or more independent directors appointed by the Board of Directors of Ducommun (the “Committee”), or by the Board of Directors as a whole for issuances of awards to directors. The Committee has full and final authority to select the employees to receive awards and to grant such awards. Subject to the provisions of the 2024 Stock Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon achievement by Ducommun of specified performance criteria. The expenses of administering the 2024 Stock Plan will be borne by Ducommun.

Subject to certain limitations, the Committee has the authority to delegate the administration of the Plan, and the Plan permits Ducommun’s Board of Directors to exercise the Committee’s powers, other than with respect to matters required by law to be determined by the Committee. In addition, the Committee has the authority to delegate to one or more officers of Ducommun the authority to perform any or all things that the Committee is authorized and empowered to do or perform under the 2024 Stock Plan. To the extent such a delegation does occur, the resolution or policy so authorizing such officer or officers must specify the total number of awards (if any) such officer or officers may award pursuant to such delegated authority (which cannot exceed the annual allotment of shares of common stock approved by the Committee), and that any such award shall be subject to the form of award agreement approved by the Committee.

All decisions, determinations and interpretations by the Board of Directors and/or the Committee regarding the 2024 Stock Plan, any rules and regulations under the 2024 Stock Plan and the terms and conditions of or operation of any award granted under the 2024 Stock Plan, will be final and binding on all participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the 2024 Stock Plan or any award. The Board of Directors and/or the Committee will consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of Ducommun and such attorneys, consultants and accountants as it may select.

Awards

The 2024 Stock Plan authorizes the Committee to enter into any type of arrangement with an eligible participant that, by its terms, involves or might involve the issuance of common stock or any other security or benefit with an exercise or conversion privilege at a price related to common stock or with a value derived from the value of common stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, Cash-LTIPs, restricted stock, restricted stock units, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Any stock option granted to an employee may be a tax-benefited incentive stock option (an “Incentive Stock Option”) or a nonqualified stock option that is not tax-benefited (a “Nonqualified Option”). An award to a participant may consist of one such security or benefit or two or more of them in tandem or in the alternative. Common stock may be issued pursuant to awards under the 2024 Stock Plan for any lawful consideration as determined by the Committee, including, without limitation, services rendered by a recipient of an award under the 2024 Stock Plan.

A participant does not have voting rights with respect to any common stock subject to awards under the 2024 Stock Plan until the participant has become the holder of record of the common stock. Dividends or dividend equivalents credited/payable in connection with an award under the 2024 Stock Plan (to the extent such dividends or dividend equivalents may become credited/payable for the award) that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests. Dividend equivalent rights will not be granted in connection with any award of stock options or stock appreciation rights under the 2024 Stock Plan.

The exercise or base price for any stock option or stock appreciation right granted may not be less than the fair market value of the common stock subject to that award on the grant date. There is one exception to this requirement. This exception allows the exercise or base price per share with respect to an award that is granted in connection with a merger or other acquisition as a substitute or replacement award for awards held by employees or directors of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise or base price is based on an adjustment method or formula set forth in the terms of the awards held by such individuals or in the terms of the agreement providing for such merger or other acquisition. The term of all stock options and stock appreciation rights granted under the 2024 Stock Plan may not exceed 10 years.

| 2024 Proxy Statement 72

Back to Contents
Vesting

Subject to the minimum vesting provisions described in this paragraph, the vesting of awards granted under the 2024 Stock Plan will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the Committee, in its sole and absolute discretion, will determine.

The Committee may establish performance criteria and level of achievement versus such criteria that will determine the number of shares of common stock, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award under the 2024 Stock Plan, which criteria may include any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Ducommun as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: earnings per share (diluted and/or basic), revenue, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), cash flow (before or after dividends), free cash flow (or free cash flow per share), asset quality, stock price performance, unit volume, return on equity, change in working capital, change in indebtedness or financial leverage, return on capital or shareholder return, return on total capital, return on invested capital, return on investment, return on assets or net assets, market capitalization, economic value added, debt leverage (debt to capital), revenue, income or net income, operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, cash from operations, operating ratio, operating revenue, net service revenue and/or total backlog, days sales outstanding, health and safety or customer service.

The Board of Directors and/or Committee may, in an award agreement or otherwise, provide for the deferred delivery of common stock or cash upon settlement, vesting or other events with respect to restricted stock units. However, in no event will election to defer the delivery of common stock or any other payment with respect to any award be allowed if the Board of Directors and/or Committee determines, in its sole discretion that the deferral would result in the imposition of the additional tax under applicable law. Ducommun, the Board of Directors and/or the Committee will have no liability to an employee, or any other party, if an award that is intended to be exempt from, or compliant with, applicable tax law is not so exempt or compliant or for any action taken by the Board of Directors and/or the Committee.

Acceleration

An award granted under the 2024 Stock Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of Ducommun or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of Ducommun or other significant corporate transaction.

Duration of the 2024 Stock Plan

Awards may not be granted under the 2024 Stock Plan after the tenth anniversary of the adoption of the 2024 Stock Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of common stock may be issued pursuant to any award after the tenth anniversary of the adoption of the 2024 Stock Plan.

Transferability

Awards under the 2024 Stock Plan may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each stock option or stock appreciation right is exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, outstanding stock options may be exercised following the participant’s death by the participant’s beneficiaries or as permitted by the Board of Directors and/or Committee, and, to the extent permitted by the Board of Directors and/or Committee, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts or family partnerships.

| 2024 Proxy Statement 73

Back to Contents
Amendment and Termination

Subject to limitations imposed by law, the Board of Directors of Ducommun may amend or terminate the 2024 Stock Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the 2024 Stock Plan of any rights thereunder without his or her consent. Notwithstanding the foregoing, no such amendment shall, without the approval of the shareholders of Ducommun:

(a)	increase the maximum number of common stock for which awards may be granted under the 2024 Stock Plan;
(b)	reduce the price at which options may be granted below the price provided for in the 2024 Stock Plan;
(c)	reprice outstanding options or stock appreciation rights;
(d)	extend the term of the 2024 Stock Plan;
(e)	change the class of persons eligible to be participants;
(f)	increase the individual maximum limits set forth in the 2024 Stock Plan; or
(g)	otherwise amend the 2024 Stock Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the common stock is traded, listed or quoted.

Compensation Recoupment Policy

Subject to the terms and conditions of the Current Plan, the administrator may provide at the time an award is granted that any participant and/or any award, including any shares subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by Ducommun from time to time.

Plan Benefits

The following table sets forth information on stock options, restricted stock units and performance stock units granted under the Current Plan from its inception through March 13, 2024 to certain individuals:

Name and Position	Stock Options	Restricted Stock Units	Performance Stock Units	Total
Stephen G. Oswald	–	15,400	97,002	112,402
Chairman, President and Chief Executive Officer
Suman B. Mookerji	–	13,658	8,856	22,514
Senior Vice President, Chief Financial Officer
Jerry L. Redondo	–	9,500	6,681	16,181
Senior Vice President, Electronics and Structural Systems
Laureen S. Gonzalez	–	3,886	4,278	8,164
Vice President and Chief Human Resources Officer
Rajiv A. Tata	–	7,820	5,498	13,318
Vice President, General Counsel and Corporate Secretary
Christopher D. Wampler	–	4,673	2,270	6,943
Former Vice President, Chief Financial Officer, Controller and Treasurer
All Current Executive Officers as a Group	–	54,937	124,585	179,522
Non-Employee Directors as a Group	–	26,600	–	26,600
All Employees (excluding Executive Officers as a Group)	–	165,863	38,114	203,977

New Plan Benefits

Information about awards granted to our named executive officers during 2023 under our Prior Plan can be found under the heading “2023 Grants of Plan-Based Awards Table” on page 59 of this Proxy Statement.

| 2024 Proxy Statement 74

Back to Contents
Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about our compensation plans under which equity securities are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(3)
Equity Compensation Plans approved by security holders(1)	616,152	$38.66	141,377
Employee stock purchase plan approved by security holders(2)	–	–	497,766
Equity compensation plans not approved by security holders	–	–	–
TOTAL	616,152		639,143

(1)	Consists of the Amended and Restated 2020 Stock Incentive Plan plus any shares of common stock subject to outstanding awards on or after April 24, 2024 that are forfeited, terminated, expire, or otherwise lapse without being exercised (to the extent applicable). The number of securities to be issued consists of 137,150 for stock options, 209,814 for restricted stock units and 269,188 for performance stock units at target. The weighted average exercise price applies only to the stock options.
(2)	The 2018 Employee Stock Purchase Plan enables employees to purchase our common stock at a 15% discount to the lower of the market value at the beginning or end of each six month offering period. As such, the number of shares that may be issued during a given six month period and the purchase price of such shares cannot be determined in advance. See Note 11 to our consolidated financial statements included in Part IV, Item 15(a) of Ducommun’s Annual Report on Form 10-K.
(3)	Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an award may consist of one such security or benefit, or two or more of them in tandem or in alternative.

Federal Income Tax Treatment

The following is a brief description of the anticipated federal income tax treatment that generally will apply to awards granted under the 2024 Stock Plan, based on federal income tax laws in effect on the date of this Proxy Statement. The exact federal income tax treatment of awards will depend on the specific circumstances of the grantee. No information is provided herein with respect to estate, inheritance, gift, state, or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or the disposition of any acquired shares under those laws. Grantees are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards, and the disposition of any acquired shares.

Incentive Stock Options

Pursuant to the 2024 Stock Plan, employees may be granted options which are intended to qualify as Incentive Stock Options under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, the optionee is not taxed and Ducommun is not entitled to a deduction on the grant or the exercise of an Incentive Stock Option. If the optionee sells the shares acquired upon the exercise of an Incentive Stock Option (“Incentive Stock Option Shares”) at any time after the later of (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such Incentive Stock Option and (b) two years after the date of grant of such Incentive Stock Option (the “Incentive Stock Option Holding Period”), then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price paid for the Incentive Stock Option Shares, and Ducommun will not be entitled to any deduction.

However, if the optionee disposes of the Incentive Stock Option Shares at any time during the Incentive Stock Option Holding Period, then (1) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the Incentive Stock Option Shares on the date of exercise, (2) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the Incentive Stock Option Shares on the date of exercise, over the exercise price paid for the Incentive Stock Option Shares, (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price paid for the Incentive Stock Option Shares over the sales price of the Incentive Stock Option Shares, and (4) Ducommun will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

| 2024 Proxy Statement 75

Back to Contents
Nonqualified Options

The grant of a Nonqualified Option is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise of the Nonqualified Option (“Nonqualified Option Shares”) over the exercise price of such option, and Ducommun will be entitled to a deduction equal to such amount. A subsequent sale of the Nonqualified Option Shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares.

Stock Appreciation Rights

A grantee is not taxed on the grant of a stock appreciation right. On exercise, the grantee recognizes ordinary income equal to the cash or the fair market value of any shares received. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the grantee as ordinary income.

Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units

Grantees of restricted stock, restricted stock units, performance shares and performance share units, and Cash LTIPs do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.

Miscellaneous Tax Issues

For awards granted under the 2024 Stock Plan that do not fall clearly into the categories described above, the federal income tax treatment will depend upon the specific terms of such awards. Generally, Ducommun will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2024 Stock Plan.

Special rules will apply in cases where an optionee pays the exercise or purchase price of the option or applicable withholding tax obligations under the 2024 Stock Plan by delivering previously owned common stock or by reducing the amount of common stock otherwise issuable pursuant to the option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares.

The 2024 Stock Plan provides that, in the event of certain changes in ownership or control of the Corporation, the right to exercise options otherwise subject to a vesting schedule may be accelerated. In the event such acceleration occurs and depending upon the individual circumstances of the recipient, certain amounts with respect to such options may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any “excess parachute payments” and Ducommun will be denied any deduction with respect to such payment. Optionees should consult their tax advisors as to whether accelerated vesting of an option in connection with a change in ownership or control of Ducommun would give rise to an excess parachute payment.

As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either on their own or when combined with all other types of compensation received by a covered employee from Ducommun, may cause this limitation to be exceeded in any particular year.

The affirmative vote of a majority of the shares of the Corporation’s common stock represented in person or by proxy and entitled to vote at a duly held shareholder’s meeting is required for the approval of the 2024 Stock Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2024 STOCK PLAN.

| 2024 Proxy Statement 76

Back to Contents

Proposal 4

Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as Ducommun’s independent registered public accounting firm for the year ending December 31, 2024. Neither Ducommun’s Certificate of Incorporation nor its Bylaws require that shareholders ratify the selection of PwC as Ducommun’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice.

If Ducommun’s shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may nonetheless retain PwC as Ducommun’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of Ducommun and its shareholders. A representative of PwC plans to attend the Annual Meeting. That individual will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

Independent Registered Public Accounting Firm

PwC has served as Ducommun’s independent registered public accounting firm since 1989, and the Audit Committee has selected PwC as Ducommun’s independent registered public accounting firm for the year ending December 31, 2024. PwC has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

Principal Accountant Fees and Services

PwC billed Ducommun for the following professional services rendered for the years ended December 31, 2022, and December 31, 2023:

	2022	2023
Audit Fees(1)	$2,621,000	$2,882,000
All Other Fees(2)	$5,000	$9,100
TOTAL	$2,626,000	$2,891,100

(1)	Professional services rendered for the audit of our annual financial statements and review of the financial statements included in our Quarterly Reports on Form 10-Q for services normally provided by the accountant in connection with statutory and regulatory filings for these years, as well as certain transaction review and related expenses.
(2)	Represents all other fees billed in connection with a subscription to PwC’s accounting and disclosure tools and tax-related services associated with the wind-down of the Company’s Thailand operations.

| 2024 Proxy Statement 77

Back to Contents

Recommendation to Appoint PwC as Independent Registered Public Accounting Firm

PwC has been Ducommun’s auditor since 1989. As in prior years, the Audit Committee undertook a review of PwC in determining whether to select PwC as Ducommun’s independent registered accounting firm for 2024 and to recommend ratification of that firm’s selection to our shareholders. In that review, the Audit Committee considered a number of factors including:

•	Continued independence of PwC;
•	Length of time PwC has been engaged by Ducommun;
•	Senior management’s assessment of PwC’s performance;
•	Audit and non-audit fees;
•	Capacity to appropriately staff the audit;
•	Geographic and subject-matter coverage;
•	Lead Audit Engagement Partner performance;
•	Overall performance;
•	Qualifications and quality control procedures; and
•	Whether retaining PwC is in the best interests of Ducommun.

Based on this review, the Audit Committee believes that PwC is independent and that it is in the best interests of Ducommun and our shareholders to retain PwC to serve as our independent registered public accounting firm for 2024. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with Ducommun. These include:

•	Higher quality audit work and accounting advice due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and
•	Operational efficiencies and a resulting lower fee structure because of PwC’s history and familiarity with our business.

In accordance with the Sarbanes-Oxley Act and related SEC rules, the Audit Committee limits the number of consecutive years an individual partner may serve as the lead audit engagement partner to Ducommun to five years. The current lead audit engagement partner is in his fourth year in that role.

Policy for Pre-Approval of Independent Accountant Services

The Audit Committee recognizes the importance of maintaining the independence of our independent auditor, both in fact and appearance, and takes a number of measures to ensure independence. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. For audit services, the independent accountant provides the Audit Committee with an engagement letter outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year and other audit-related services (which are services that are reasonably related to the performance of the audit or review of our financial statements), and the proposed fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, our management submits to the Audit Committee for approval each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. In order to promptly handle unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The Chairman of the Audit Committee reports any such actions taken to the Audit Committee at its next meeting.

The Audit Committee pre-approved 100% of the aggregate fees of the independent registered public accounting firm for 2023 and 2022.

| 2024 Proxy Statement 78

Back to Contents

Audit Committee Report

The Audit Committee is made up of four non-employee directors, all of whom are “independent” under applicable listing standards of the NYSE and applicable SEC rules. The Audit Committee is governed by a written charter, which has been adopted by the Board. A copy of the current Audit Committee charter is available on Ducommun’s website at http://investors.ducommun.com/static-files/6fa9c6ac-392e-4ea6-9062-167e7f130853.

Ducommun’s management is responsible for the preparation, presentation and integrity of the consolidated financial statements, maintaining a system of controls, and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal controls over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to our internal controls over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing Ducommun’s independent registered public accounting firm.

As part of the oversight process, the Audit Committee met seven times during 2023. Throughout the year, the Audit Committee met with PwC, management, and the internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	Reviewed and discussed with management and PwC Ducommun’s consolidated financial statements for the year ended December 31, 2023, and the quarters ended April 1, 2023, July 1, 2023, and September 30, 2023;
•	Oversaw and discussed with management Ducommun’s review of internal controls over financial reporting;
•	Reviewed management’s representations that Ducommun’s consolidated financial statements were prepared in accordance with GAAP and fairly present Ducommun’s results of operations and financial position;
•	Discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•	Received the written disclosures and letter from PwC required by applicable PCAOB requirements regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC the latter’s independence;
•	Considered whether the provision of non-audit services by PwC to Ducommun is compatible with maintaining PwC’s independence;
•	Monitored the Ethics Point reporting system implemented to provide an anonymous complaint reporting process;
•	Reviewed the scope of and overall plans for the annual audit and the internal audit program;
•	Reviewed new accounting standards applicable to Ducommun with the Chief Financial Officer, internal audit department and PwC;
•	Consulted with management and PwC with respect to Ducommun’s processes for risk assessment and risk mitigation;
•	In conjunction with the Board, reviewed the public disclosure of Ducommun’s cybersecurity and data privacy risks and policies and controls designed to mitigate such risks;
•	Reviewed the implementation and effectiveness of Ducommun’s ethics and compliance program, including processes for monitoring compliance with applicable laws, Company policies, and Ducommun’s Code of Business Conduct and Ethics; and
•	Reviewed and discussed with management its assessment and report on the effectiveness of Ducommun’s controls over financial reporting as of December 31, 2023, which it made based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).

The Audit Committee has reviewed and discussed with PwC its review and report on Ducommun’s internal controls over financial reporting as of December 31, 2023. Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Ducommun’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Samara A. Strycker—Committee Chair
Richard A. Baldridge
Robert C. Ducommun
Jay L. Haberland

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ducommun specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

| 2024 Proxy Statement 79

Back to Contents

Questions and Answers about the Proxy Materials and the Annual Meeting

DUCOMMUN INCORPORATED

200 Sandpointe Avenue, Suite 700
Santa Ana, California 92707-5759
(657) 335-3665

When and where will the Annual Meeting be held?

We intend to hold the 2024 Annual Meeting of Shareholders of Ducommun (the “Annual Meeting”) on Wednesday, April 24, 2024, at 9:00 a.m., Pacific Time, via a live audio webcast on the above date and time, with no physical location for shareholders to attend. You or your proxyholder would be able to participate, vote, and examine our list of shareholders at a virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ DCO2024 and using your 16-digit control number. We intend for any virtual Annual Meeting to afford shareholders the same general rights and opportunities to participate as they would have at an in-person meeting.

Why is the Company holding a Virtual Annual Meeting this year?

The Company is holding a virtual annual meeting this year to permit shareholders to participate safely, conveniently, and effectively, in our annual shareholder meeting, from any location with access to the internet, and without concern of the lingering effects of the COVID-19 pandemic or capacity constraints that may be imposed in the case of an in-person meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Ducommun’s common stock as of the close of business on February 26, 2024 (the “Record Date”) are entitled to vote at the Annual Meeting. At the close of business on the Record Date, Ducommun had outstanding 14,641,154 shares of common stock.

Who can participate in the Virtual Annual Meeting?

Only shareholders of the Company as of the Record Date (or their authorized representatives) will be permitted to participate in the Annual Meeting online. To participate in the Annual Meeting online, including to vote and ask questions, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/DCO2024, enter the 16-digit control number included on their proxy card, Notice of Internet Availability of Proxy Materials (the “Notice”), or voting instruction form, and follow the instructions on the website.

If shares are held in street name and the shareholder’s Notice or voting instruction form indicates that the shareholder may vote those shares through the www.proxyvote.com website, then the shareholder may access, participate in, and vote at the Annual Meeting with the 16-digit control number indicated on the voting instruction form or Notice. Otherwise, shareholder who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting audiocast will begin promptly at 9:00 a.m. Pacific Time. Online check-in will begin at approximately 8:45 a.m. Pacific Time. Shareholders are encouraged to access the Annual Meeting early. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

For the 10 days before the Annual Meeting, stockholders may view the list of registered stockholders as of the Record Date at the Company’s principal place of business, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759.

Can shareholders ask questions at the Virtual Annual Meeting?

A question and answer session will be held during the Annual Meeting, and shareholders will be able to submit questions before and during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ DCO2024. The Company will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct posted on the virtual Annual Meeting website. If a question is not answered due to time constraints, the Company encourages shareholders to contact Mr. Suman Mookerji at (657) 335-3665. More information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

Why did I receive proxy materials?

We are providing you with these proxy materials in connection with the solicitation by Ducommun’s Board of Directors of proxies to be used at our Annual Meeting. This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

| 2024 Proxy Statement 80

Back to Contents
Why didn’t I receive paper copies of the proxy materials?

A Notice of Internet Availability of Proxy Materials (the “Notice”), this Proxy Statement, a proxy card or voting instruction card, and our 2023 Annual Report to Shareholders will be made available to our shareholders on or about March 13, 2024. As permitted by the Securities and Exchange Commission, we are making our proxy materials available to our shareholders electronically. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2023 Annual Report to Shareholders. The Notice also contains instructions on how to request a paper copy of the Proxy Statement. We believe using electronic delivery will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, you will be asked to vote on four proposals:

(1)	Election of three directors named in this Proxy Statement to serve on the Board of Directors until Ducommun’s 2027 Annual Meeting of Shareholders and until their successors have been duly elected and qualified, subject to their earlier, death, resignation or removal;
(2)	Approval of Ducommun’s executive compensation on an advisory basis;
(3)	Approval of the Company’s 2024 Stock Incentive Plan; and
(4)	Ratification of the selection of PricewaterhouseCoopers LLP as Ducommun’s independent registered public accounting firm for the year ending December 31, 2024.

We also will transact any other business that properly comes before the Annual Meeting or any adjournment thereof. The Board does not know of any other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote according to their discretion unless such proxies are limited to the contrary.

What are the Board’s voting recommendations, and what are the requirements for each proposal to pass?

Proposal	Board voting recommendation	Vote required to pass	Effect of abstentions and broker non-votes
Election of Directors for Class 2027	FOR all nominees	The three candidates receiving the highest number of votes will be elected	No effect
Advisory vote to approve executive compensation on an advisory basis	FOR	Affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote	Abstentions will count as votes against the proposal Broker non-votes will have no effect
Approve the Company’s 2024 Stock Incentive Plan	FOR	Affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote	Abstentions will count as votes against the proposal Broker non-votes will have no effect
Ratification of the independent registered public accounting firm	FOR	Affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote	Abstentions will count as votes against the proposal Broker non-votes will have no effect

How can I vote my shares?

If you are a shareholder of record, there are several ways for you to vote your shares or submit your proxy:

(1)	By Telephone—Call (800) 690-6903 prior to the day of the Annual Meeting and follow the instructions on your Notice or proxy card;
(2)	By Internet—Before the Annual Meeting by visiting www.proxyvote.com and following the instructions on your Notice or proxy card; During the Annual Meeting by visiting www.virtualshareholdermeeting.com/DCO2024; or
(3)	By Mail—If you received your proxy materials by mail, you can sign, date and return the enclosed proxy card.

If your shares are held in the name of a bank, broker or other nominee, your bank, broker or other nominee will tell you how to vote your shares. If you wish to personally vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

| 2024 Proxy Statement 81

Back to Contents
What does it mean to vote by proxy?

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may appoint only one proxy holder or representative to attend the Annual Meeting on your behalf.

How many votes am I entitled to?

In the election of the Class of 2027 directors, holders of common stock have cumulative voting rights, which means you are entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares you hold on the Record Date. You can cast all of your votes for one candidate or distribute your votes between two or more candidates. You cannot cast votes for more than three candidates. On all other matters to come before the Annual Meeting, each holder of common stock will be entitled to one vote for each share owned.

What if I submit a proxy but don’t give complete voting instructions?

If you submit a proxy without indicating your instructions, your shares will be voted as follows: (1) “FOR” the election of three directors named in the Proxy Statement to serve until Ducommun’s 2027 Annual Meeting of Shareholders, (2) “FOR” approval of Ducommun’s executive compensation on an advisory basis, (3) “FOR” approval of the Company’s 2024 Stock Incentive Plan, (4) “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Ducommun’s independent registered public accounting firm for the year ending December 31, 2024, and (5) in the proxy holder’s discretion on such other business as may properly come before the Annual Meeting or any adjournment thereof.

What if I change my mind after I give my proxy?

You may revoke your proxy at any time before the taking of the vote at the Annual Meeting by (1) sending a written revocation to the Corporate Secretary at the address shown above, (2) submitting a later dated proxy, or (3) participating in and voting at the virtual Annual Meeting (although participating in the virtual Annual Meeting will not in and of itself revoke a proxy).

Who will count the votes?

Mr. Richard Leza with the Carideo Group will count the votes and act as the inspector of election at the Annual Meeting.

What is the quorum requirement for the meeting?

In order to conduct business at the Annual Meeting, we must have a “quorum”—meaning that a majority in voting power of the outstanding shares of common stock entitled to vote must be present, either in person or by proxy. Shares of common stock that reflect abstentions and broker non-votes (described in the response to the next question) will be treated as present and entitled to vote for the purposes of establishing a quorum.

What if I own my shares through a bank or broker and don’t give voting instructions?

Without your specific voting instructions, your bank or broker will not be allowed to vote your shares at the Annual Meeting on non-routine matters. The determination of whether a proposal is “routine” or “non-routine” will be made by the NYSE or by Broadridge Financial Solutions, our independent agent to receive and tabulate shareholder votes, based on NYSE rules that regulate member brokerage firms. If a proposal is deemed “routine” and you do not give instructions to your broker or nominee, they may, but are not required to, vote your shares with respect to the proposal. If the proposal is deemed “non-routine” and you do not give instructions to your broker or nominee, they may not vote your shares with respect to the proposal and the shares will be treated as broker non-votes. Shares that constitute broker non-votes with respect to a particular proposal will not have any effect on the outcome of that proposal. Because your bank or broker does not have discretion to vote without your instructions on non-routine matters, we strongly encourage you to provide your voting instructions so your shares will be counted.

Who is paying for this solicitation?

We intend to solicit proxies by mail, telephone, facsimile, and internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies, for which it will be paid a fee of $7,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks, and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by Ducommun.

I live with another shareholder. Why did we only receive one copy of the proxy materials?

To reduce the expense of delivering duplicate proxy materials to multiple shareholders at the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. Householding reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to give proxy voting instructions for their individual shares.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you in the future, please submit a request in writing or by telephone to our Corporate Secretary at the address or phone number shown above, and we will promptly send you the materials you request. However, if you want to receive a paper proxy card or voting instruction card

| 2024 Proxy Statement 82

Back to Contents

or other proxy materials for the purposes of this year’s Annual Meeting, you will need to follow the instructions included in the Notice of Internet Availability that you received. You can also contact our Corporate Secretary if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

How can I nominate a candidate for election, or submit a shareholder proposal, for consideration at the 2024 Annual Meeting?

From time to time our individual shareholders submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in our annual proxy materials. All such written proposals must be received by our Corporate Secretary at the address shown above no later than November 13, 2024, and must comply with the SEC regulations in order to be considered for inclusion in Ducommun’s 2027 proxy materials.

In addition, a shareholder who intends to solicit proxies in support of nominees submitted under the advance notice provisions of our Amended Bylaws must provide the notice required under Rule 14a-19 to the Corporate Secretary not later than February 23, 2025. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Amended Bylaws, which require that notice of shareholder proposals, other than for inclusion in our proxy materials, and nominations for directors must be received by our Corporate Secretary not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty five (35) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting. However, if the first public announcement of the date of such advanced or delayed annual meeting is less than one hundred (100) days prior to the date of such annual meeting, notice of any shareholder proposal will be timely if received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made.

| 2024 Proxy Statement 83

Back to Contents

Annual Report to Shareholders

Our Annual Report to Shareholders for 2023 will be made available to shareholders at or about the same time as this Proxy Statement. Our 2023 Annual Report and Proxy Statement are posted on our website at http://materials.proxyvote.com/264147. If you were a beneficial owner of our common stock on February 26, 2024, and you want a complete copy of our Annual Report on Form 10-K, including the exhibits thereto, we will provide such materials without charge upon written request to the Corporate Secretary at the address shown above. Our Annual Report on Form 10-K, including the exhibits thereto, is also available through the SEC’s website at http://www.sec.gov.

By order of the Board of Directors

Rajiv A. Tata

Secretary

Santa Ana, California

March 13, 2024

| 2024 Proxy Statement 84

Back to Contents

Appendix A

Reconciliation of GAAP and Non-GAAP Financial Measures

This Proxy Statement includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA as a percentage of Revenue and backlog. The tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

Ducommun believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Ducommun’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures included in this Proxy Statement calculated in accordance with GAAP. Ducommun discloses different non-GAAP financial measures in order to provide greater transparency and to help Ducommun’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that Ducommun uses may not be comparable to similarly titled financial measures used by other companies.

Reconciliation of GAAP to Non-GAAP – Adjusted EBITDA

When viewed with our financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and accompanying reconciliations, we believe Adjusted EBITDA and Adjusted EBITDA as a percentage of Revenue provide additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define Adjusted EBITDA, explain how it is calculated, and provide a reconciliation to the most comparable GAAP measure in the table below. Adjusted EBITDA and the related financial ratios are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use Adjusted EBITDA non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We also present Adjusted EBITDA and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	It does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	It does not reflect changes in, or cash requirements for, our working capital needs;
•	It does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•	It is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•	It does not reflect the impact on earnings or charges resulting from matters unrelated to our ongoing operations; and
•	Other companies in our industry may calculate Adjusted EBITDA differently from us, limiting their usefulness as comparative measures.

As a result of these limitations, Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our consolidated financial statements contained on Form 10-K filed with the SEC.

Even with the limitations above, we believe that Adjusted EBITDA is useful to an investor in evaluating our results of operations as this measure:

•	Is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

| 2024 Proxy Statement 85

Back to Contents
•	Helps investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•	Is used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

The following financial items have been added back to or subtracted from our net income when calculating Adjusted EBITDA:

•	Interest expense may be useful to investors for determining current cash flow;
•	Income tax expense may be useful to investors because it represents the taxes which may be payable for the period and the change in deferred taxes during the period, and may reduce cash flow available for use in our business;
•	Depreciation may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations;
•	Amortization expense may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights;
•	Stock-based compensation expense may be useful to our investors for determining current cash flow;
•	Guaymas fire related expenses may be useful to our investors in evaluating our core operating performance;
•	Other fire related expenses may be useful to our investors in evaluating our core operating performance;
•	Insurance recoveries related to loss on operating assets (property and equipment, inventories, and other assets) may be useful to our investors in evaluating our core operating performance;
•	Insurance recoveries related to business interruption may be useful to our investors in evaluating our core performance;
•	Gain on sale-leaseback may be useful to our investors in evaluating our core operating performance;
•	Success bonus related to completion of sale-leaseback transaction may be useful to our investors in evaluating our core operating performance;
•	Purchase accounting inventory step-ups may be useful to our investors as they do not necessarily reflect the current or on-going cash charges related to our core operating performance;
•	Restructuring charges may be useful to our investors in evaluating our core operating performance;
•	Loss on extinguishment of debt may be useful to our investors for determining current cash flow;
•	Other debt refinancing costs may be useful to our investors in evaluating our core operating performance;
•	Gain on divestitures may be useful to our investors for determing current cash flows; and
•	Asset impairments (including goodwill and intangible assets) may be useful to our investors because it generally represents a decline in value in our assets used in our operations.

| 2024 Proxy Statement 86

Back to Contents

Reconciliations of net income to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	(Dollars in thousands) Years Ended December 31,
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Net income (loss)	$15,928	$28,789	$135,536	$29,174	$32,461	$9,035	$20,077	$25,261	$(74,879)	$19,867
Interest expense	20,773	11,571	11,187	13,653	18,290	13,024	8,870	8,922	18,709	28,077
Income tax expense (benefit)	451	4,533	34,948	2,807	5,302	1,236	(12,468)	12,852	(31,711)	6,373
Depreciation	15,473	14,535	14,051	13,824	13,519	13,501	13,162	13,326	15,707	15,277
Amortization	17,098	16,886	14,338	15,026	14,786	11,795	9,683	9,534	11,139	13,747
Stock-based compensation expense(1)	15,045	10,744	11,212	9,299	7,161	5,040	4,675	3,007	3,495	3,725
Guaymas fire related expenses	3,896	4,466	2,486	1,704	–	–	–	–	–	–
Other fire related expenses	477
Gain on sale-leaseback	–	–	(132,522)	–	–	–	–	–	–	–
Insurance recoveries related to loss on operating assets	(5,724)
Insurance recoveries related to business interruption	(2,289)	(5,400)	–	–	–	–	–	–	–	–
Success bonus related to completion of sale-leaseback transaction(2)	–	–	1,451	–	–	–	–	–	–	–
Inventory purchase accounting adjustments(3)	5,531	1,381	106	–	511	622	1,235	–	–	–
Restructuring charges(4)	14,855	6,686	–	2,424	–	14,792	8,838	182	2,125	–
Loss on extinguishment of debt	–	295	–	–	180	926	–	–	14,720	–
Other debt refinancing costs	–	224	–	–	77	697	–	–	–	–
Gain on divestitures, net(5)	–	–	–	–	–	–	–	(17,604)	–	–
Goodwill impairment(6)	–	–	–	–	–	–	–	–	57,243	–
Intangible asset impairment(7)	–	–	–	–	–	–	–	–	32,937	–
Asset impairment	–	–	–	–	–	–	–	–	–	–
Merger related expenses	–	–	–	–	–	–	–	–	–	–
Adjusted EBITDA	$101,514	$94,710	$92,793	$87,911	$92,287	$70,668	$54,072	$55,480	$49,485	$87,066
% of net revenues	13.4%	13.3%	14.4%	14.0%	12.8%	11.2%	9.7%	10.1%	7.4%	11.7%

(1)	2023 and 2022 included $2.7 million and $1.2 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash.
(2)	2021 included $1.3 million of success bonus related to the completion of the sale-leaseback transaction that was recorded as part of cost of sales.
(3)	2022, 2021, 2019, 2018, and 2017 included inventory purchase accounting adjustments of inventory that was stepped up as part of our purchase price allocation from our acquisitions of Magnetic Seal LLC (f/k/a Magnetic Seal Corporation, “MagSeal”), Nobles Worldwide, Inc. (“Nobles”), Certified Thermoplastics Co., LLC (“CTP”), and Lightning Diversion Systems, LLC (“LDS”) in December 2021, October 2019, April 2018, and September 2017, respectively, and is part of our Structural Systems, Structural Systems, Structural Systems, and Electronic Systems operating segment, respectively.
(4)	2023, 2022, 2018, and 2017 included $0.3 million, $0.5 million, $0.1 million, and $0.5 million, respectively, of restructuring charges that were recorded as cost of sales.
(5)	2016 included included gain on divestitures, net in our Electronic Systems operating segment related to the divestitures of our Pittsburgh and Miltec operations.
(6)	2015 included goodwill impairment related to the Structural Systems operating segment.
(7)	2015 included intangible asset impairment related to the Electronic Systems operating segment.

| 2024 Proxy Statement 87

Back to Contents

Reconciliation of GAAP to Non-GAAP – Adjusted Operating Income

See explanation of items added back to our operating income in “Reconciliation of GAAP to Non-GAAP – Adjusted EBITDA” above.

	(Dollars in thousands) Years Ended December 31,
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Operating income	$28,917	$39,788	$48,881	$45,506	$56,233	$23,918	$15,634	$29,216	$(75,309)	$51,767
Adjustments:
Restructuring charges	14,855	6,686	–	2,424	–	14,792	8,838	182	–	–
Inventory purchase accounting adjustments	5,531	1,381	106	–	511	622	1,235	–	–	–
Guaymas fire related expenses	3,896	4,466	2,486	1,704	–	–	–	–	–	–
Other fire related expenses	477
Other income	222
Other debt refinancing costs	–	224	–	–	77	697	–	–	–	–
Success bonus related to completion of sale-leaseback transaction	–	–	1,451	–	–	–	–	–	–	–
Amortization of acquisition-related intangible assets	8,288	6,449	4,893	4,856	2,913	2,038	445	–	–	–
Adjusted Operating Income	$62,186	$58,994	$57,817	$54,490	$59,734	$42,067	$26,152	$29,398	$(75,309)	$51,767
% of net revenues	8.2%	8.3%	9.0%	8.7%	8.3%	6.7%	4.7%	5.3%	-11.3%	7.0

Reconciliation of GAAP to Non-GAAP – Backlog

Performance obligations are defined as customer placed purchase orders with firm fixed price and firm delivery dates. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed in this Proxy Statement is greater than the remaining performance obligations disclosed under ASC 606.

Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.

	(Dollars in thousands) Years Ended December 31,
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Remaining performance obligations(1)	$963,500	$853,000	$761,400	$779,700	$745,300	$722,800	$–	$–	$–	$–
Backlog	$993,568	$960,820	$905,187	$807,741	$910,221	$863,589	$726,478	$641,252	$574,351	$559,280

(1)	Remaining performance obligations did not exist prior to the adoption of ASC 606 in 2018.

NOTE: There is no reconciliation between GAAP remaining performance obligations and the non-GAAP backlog amount.

*	Based on customer placed purchase orders and long-term agreements with firm fixed price and expected delivery dates of 24 months or less.

| 2024 Proxy Statement 88

Back to Contents

Reconciliation of GAAP to Non-GAAP – Adjusted Diluted Earnings Per Share

See explanation of items added back to or subtracted from our diluted earnings per share in “Reconciliation of GAAP to Non-GAAP –Adjusted EBITDA” above.

	(Shares in thousands) Years Ended December 31,
	2023	2022	2021	2020	2019
Diluted EPS	$1.14	$2.33	$11.06	$2.45	$2.75
Adjustments:
Restructuring charges(1)	0.85	0.43	–	0.17	–
Inventory purchase accounting adjustments(1)	0.32	0.09	0.01	–	0.03
Guaymas fire related expenses(1)	0.22	0.29	0.16	0.12	–
Other fire related expenses(1)	0.03	–	–	–	–
Insurance recoveries related to loss on operating assets(1)	(0.33)	–	–	–	–
Insurance recoveries related to business interruption(1)	(0.13)	(0.35)	–	–	–
Gain on sale-leaseback(2)	–	–	(8.39)	–	–
Success bonus related to completion of sale-leaseback transaction(1)	–	–	0.09	–	–
Loss on extinguishment of debt(1)	–	0.02	–	–	0.01
Other debt refinancing costs(1)	–	0.01	–	–	0.01
Amortization of acquisition-related intangible assets(1)	0.47	0.42	0.32	0.34	0.20
Adjusted Diluted EPS	$2.57	$3.24	$3.25	$3.08	$3.00
Shares Used for Adjusted Diluted EPS	13,972	12,366	12,251	11,932	11,792

(1)	Includes effective tax rate of 20.0%, 20.0%, 16.0%, and 20.0% for 2022, 2021, 2020, and 2019 adjustments, respectively.
(2)	Gain on sale-leaseback utilized the incremental tax rate of 22.4%.

| 2024 Proxy Statement 89

Back to Contents

Appendix B

Ducommun Incorporated 2024 Stock Incentive Plan

Section 1. PURPOSE OF PLAN

The purpose of the 2024 Stock Incentive Plan (the “Plan”) of Ducommun Incorporated, a Delaware corporation (the “Company”), is to enable the Company and its subsidiaries to attract, retain and motivate their employees and nonemployee directors by providing for or increasing the proprietary interests of such persons in the Company.

Section 2. PERSONS ELIGIBLE UNDER PLAN

Any person who is a current or prospective employee or a nonemployee director of the Company or any of its subsidiaries (a “Participant”) shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

Section 3. AWARDS

(a)	The Board of Directors and/or the Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock, par value $.01 per share, of the Company (“Common Shares”) or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

(b)	Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, restricted stock units, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and Cash LTIPs, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative; provided that, Participants shall have no voting rights with respect to any Common Shares subject to such Awards until the Participant has become the holder of record of the Common Shares; provided, further, that dividends or dividend equivalents credited/payable in connection with an Award (to the extent such dividends or dividend equivalents may become credited/payable for the Award) that are not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests. Dividend equivalent rights shall not be granted in connection with any Award of stock options or stock appreciation rights.

(c)	Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Board of Directors and/or the Committee, including, without limitation, services rendered by the recipient of such Award.

(d)	Subject to the provisions of this Plan, the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

(i)	a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient’s tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

(A)	the delivery of previously owned shares of capital stock of the Company (including “pyramiding”) or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property,

(B)	a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award,

(C)	an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable pursuant to such Award, or

(D)	the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee.

| 2024 Proxy Statement 90

Back to Contents
(ii)	a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Board of Directors and/or the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

(iii)	a provision required in order for such Award to qualify as an incentive stock option (“Incentive Stock Option”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that the recipient of such Award is eligible under the Code to receive an Incentive Stock Option.

(a)	Notwithstanding anything herein to the contrary, with respect to stock options and stock appreciation rights issued under the Plan, the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine the exercise or base price per Common Share subject to such Awards, which, in no event will be less than the Fair Market Value (as defined below) of the Common Shares on the date of grant; provided, however, that the exercise or base price per Common Share with respect to a stock option or stock appreciation right that is granted in connection with a merger or other acquisition as a substitute or replacement award for options and/or stock appreciation rights held by employees or directors of the acquired entity may be less than 100% of the Fair Market Value of the Common Shares on the date such Award is granted if such exercise or base price is based on an adjustment method or formula set forth in the terms of the awards held by such individuals or in the terms of the agreement providing for such merger or other acquisition. For purposes of the Plan, the term “Fair Market Value” means, as of any given date, the closing sales price on such date (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape.

(b)	The Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine the term of each stock option and stock appreciation right awarded under the Plan, which in no case shall exceed a period of ten (10) years from the date of grant.

(c)	Other than in connection with a change in the Company’s capitalization (as described in Section 7), at any time when the exercise or base price of a stock option or stock appreciation right is above the Fair Market Value of a Common Share, the Company shall not, without shareholder approval (i) reduce the exercise or base price of such stock option or stock appreciation right, (ii) exchange such stock option or stock appreciation right for cash, another Award, or a new stock option or stock appreciation right with a lower exercise or base price or (iii) otherwise reprice such stock option or stock appreciation right.

(d)	Notwithstanding anything herein to the contrary, the grant, issuance, retention, vesting and/or settlement of restricted stock, restricted stock unit, performance share, performance unit and other similar Awards will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine provided, that Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Board of Directors and/or the Committee may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a change in control. Notwithstanding the foregoing, up to 5% of the aggregate number of Common Shares authorized for issuance under this Plan (as described in Section 4 hereof) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Board of Directors and/or the Committee determines appropriate.

(e)	The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may include any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: earnings per share (diluted and/or basic), revenue, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), cash flow (before or after dividends), free cash flow (or free cash flow per share), asset

| 2024 Proxy Statement 91

Back to Contents

quality, stock price performance, unit volume, return on equity, change in working capital, change in indebtedness or financial leverage, return on capital or shareholder return, return on total capital, return on invested capital, return on investment, return on assets or net assets, market capitalization, economic value added, debt leverage (debt to capital), revenue, income or net income, operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, cash from operations, operating ratio, operating revenue, net service revenue and/or total backlog, days sales outstanding, health and safety or customer service.

(f)	The Board of Directors and/or Committee may, in an Award agreement or otherwise, provide for the deferred delivery of Common Shares or cash upon settlement, vesting or other events with respect to restricted stock units and performance stock units. Notwithstanding anything herein to the contrary, in no event will election to defer the delivery of Common Shares or any other payment with respect to any Award be allowed if the Board of Directors and/or Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company, the Board of Directors and/or the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board of Directors and/or the Committee.

Section 4. STOCK SUBJECT TO PLAN

(a)	The aggregate number of Common Shares issued and issuable pursuant to all Awards granted under this Plan shall be 604,000, subject to adjustment as provided in Section 7 hereof, plus (i) any shares of Common Stock that remained available for grant under the Ducommun Incorporated Amended 2020 Stock Incentive Plan (the “Prior Plan”), as of April 24, 2024 and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plan as of April 24, 2024 that on or after April 24, 2024 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.

(b)	For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued under this Plan at any time shall equal only the number of Common Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Common Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Common Shares are: (i) Common Shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) Common Shares used to pay the exercise or purchase price of a stock option or other Award, (iii) Common Shares delivered to or withheld by the Company to pay the withholding taxes related a stock option or stock appreciation right or the vesting or settlement of other Awards, or (iv) Common Shares repurchased on the open market with the proceeds of a stock option exercise. Common Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Common Shares subject to Awards settled in cash shall not count as Common Shares issued under this Plan.

(c)	The aggregate number of shares of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed the number set forth in Section 4(a), which number shall be calculated and adjusted pursuant to Section 7 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(d)	The aggregate dollar value of equity-based Awards (based on the grant date fair value of such Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any one non-employee director shall not exceed $700,000; provided, however, that in the calendar year in which a non-employee director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Directors, the maximum aggregate dollar value of equity-based and cash compensation granted to the Participant may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit shall not count any tandem stock appreciation rights.

(e)	Awards may be granted and Common Shares may be issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines (“Substitute Awards”). Such Awards shall not reduce the Common Shares authorized for issuance under this Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any subsidiary, or with which the Company or any subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may

| 2024 Proxy Statement 92

Back to Contents

be used for Awards under this Plan and shall not reduce the Common Shares authorized for issuance under this Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees or directors of such acquired or combined company before such acquisition or combination.

Section 5. DURATION OF PLAN

Awards shall not be granted under this Plan after April 24, 2034. Although Common Shares may be issued after April 24, 2034 pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after April 24, 2044.

Section 6. ADMINISTRATION OF PLAN

(a)	This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), or, in the absence of a Committee, the Board of Directors itself. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award otherwise intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors’ action shall control. The Committee may by resolution or written policy authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution or policy so authorizing such officer or officers shall specify that the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority shall not exceed the annual allotment of shares approved by the Committee, and any such Award shall be subject to the form of award agreement theretofore approved by the Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

(b)	Subject to the provisions of this Plan, the Board of Directors and/or the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(i)	adopt, amend and rescind rules and regulations relating to this Plan;

(ii)	determine which persons are Participants and to which of such Participants if any, Awards shall be granted hereunder;

(iii)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(iv)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(v)	grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

(vi)	determine the extent to which adjustments are required pursuant to Section 7 hereof;

(vii)	interpret and construe this Plan and the terms and conditions of all Awards granted hereunder;

(viii)	to make all other determinations deemed necessary or advisable for the administration of this Plan; and

(ix)	to interpret and construe this Plan and the terms and conditions of all Awards granted hereunder and to make exceptions to any such provisions if the Board of Directors and/or the Committee, in good faith, determine that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe.

| 2024 Proxy Statement 93

Back to Contents
(c)	All decisions, determinations and interpretations by the Board of Directors and/or the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Board of Directors and/or the Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

Section 7. ADJUSTMENTS

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Board of Directors and/or the Committee shall make appropriate and proportionate adjustments in (a) the number and type of, and exercise price for, shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan, and (c) the number and type of shares or other securities subject to the individual limits set forth in Section 4 of this Plan. In no event shall any action be taken pursuant to this Section 7 that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 7. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 7 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

Section 8. AMENDMENT AND TERMINATION OF PLAN

The Board of Directors may amend or terminate this Plan at any time and in any manner, provided, however, that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto. In addition, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in any award agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award. Notwithstanding the foregoing, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of Common Shares for which Awards may be granted under this Plan;

(b)	reduce the price at which options may be granted below the price provided for in Section 3(d);

(c)	reprice outstanding options or stock appreciation rights;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	increase the individual maximum limits in Section 4(d); or

(g)	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Shares are traded, listed or quoted.

Section 9. EFFECTIVE DATE OF PLAN

This Plan shall be effective as of April 24, 2024 provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

| 2024 Proxy Statement 94

Back to Contents
Section 10. LEGAL REQUIREMENTS

(a)	No Common Shares issuable pursuant to an Award shall be issued or delivered unless and until, in the opinion of counsel for the Company, all applicable requirements of federal, state and other securities laws, and the regulations promulgated thereunder, and any applicable listing requirements of any stock exchange on which shares of the same class are then listed, shall have been fully complied with. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Award shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary.

(b)	It is the Company’s intent that the Plan shall comply in all respects with Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time. If any provision of the Plan is found not to be in compliance with Rule 16b-3 of the Exchange Act, such provision shall be null and void.

(c)	The Committee may provide that the Common Shares issued upon exercise of an Award or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Award or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

Section 11. MISCELLANEOUS

(a)	Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of retention shares or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(b)	This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(c)	Nothing in this Plan or an Award agreement shall interfere with or limit in any way the right of the Company, its subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any subsidiary and/or its affiliates. Subject to Sections 5, 8 and 9, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its subsidiaries and/or its affiliates.

(d)	Except as otherwise provided by the Committee in the Award agreement, Awards may be forfeited if the Participant terminates his or her employment with the Company, a subsidiary or an affiliate for any reason.

(e)	To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon “separation from service” (within the meaning of Section 409A of the Code) before the date that is three

| 2024 Proxy Statement 95

Back to Contents

months after the specified employee’s separation from service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

(f)	The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

(g)	All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h)	Subject to the terms and conditions of the Plan, the Committee may provide that any Participant and/or any Award, including any Common Shares subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

(i)	To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of a stock option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until all such obligations are satisfied.

(j)	Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each stock option or stock appreciation right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding stock options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Board of Directors and/or Committee. Further, and notwithstanding the foregoing, to the extent permitted by the Board of Directors and/or Committee, the person to whom an Award is initially granted (“Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Board of Directors and/or Committee, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Board of Directors and/or Committee provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 11(j), and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

(k)	Awards granted under the Plan and/or communications regarding the Plan and any Award under the Plan may be made by sent via electronic delivery through an online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

(l)	The Board of Directors shall have the authority, subject to the express limitations of the Plan, to create sub-plans hereunder necessary to comply with laws and regulations of any foreign country in which the Company may seek to grant an Award to a person eligible under Section 2.

| 2024 Proxy Statement 96

Back to Contents

Back to Contents

SCAN TO
VIEW MATERIALS & VOTE

DUCOMMUN INCORPORATED
200 SANDPOINTE AVENUE, SUITE 700
SANTA ANA, CA 92707
ATTN: RAJIV A. TATA

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 23, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DCO2024**

You may attend the Annual Meeting of Shareholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 23, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V33235-P04850

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DUCOMMUN INCORPORATED

The Board of Directors recommends a vote FOR the nominees listed:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David B. Carter
02) Shirley G. Drazba
03) Sheila G. Kramer

The Board of Directors recommends a vote FOR proposals 2, 3 and 4:

	For	Against	Abstain
2. Advisory resolution to approve executive compensation.	☐	☐	☐
3. Approval of Ducommun Incorporated's 2024 Stock Incentive Plan.	☐	☐	☐
4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2024.	☐	☐	☐

NOTE: To enable shareholders to participate safely, conveniently and effectively in the Annual Meeting of Shareholders from any location with access to the Internet, and without concern over the lingering effects of the COVID-19 pandemic or capacity constraints that may be imposed in the case of an in-person meeting, we are holding our 2024 Annual Meeting of Shareholders, on the date and time on the reverse, via live audio webcast. You or your proxyholder can participate and vote at the Virtual Annual Meeting of Shareholders by visiting www.virtualshareholdermeeting.com/DCO2024 and using your 16-digit control number. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Back to Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

V33236-P04850

DUCOMMUN INCORPORATED
Annual Meeting of Shareholders
April 24, 2024 9:00 AM P.T.
Online at www.virtualshareholdermeeting.com/DCO2024
This proxy is solicited by the Board of Directors

The undersigned hereby appoints RAJIV A. TATA and LAUREEN S. GONZALEZ, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on February 26, 2024, at the Annual Meeting of Shareholders (the "Meeting") to be held on April 24, 2024 online via live audio webcast at www.virtualshareholdermeeting.com/DCO2024, and at any adournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated, and signed on the other side)